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WESTWATER RESOURCES, INC.

As filed with the Securities and Exchange Commission on May 16, 2019

Registration Statement No. 333-231015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTWATER RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1000 (Primary Standard Industrial Classification Code Number)	75-2212772 (I.R.S. Employer Identification Number)

6950 South Potomac Street, Suite 300
Centennial, Colorado 80112
(303) 531-0516
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jeffrey L. Vigil
Vice President—Finance and Chief Financial Officer
Westwater Resources, Inc.
6950 South Potomac Street, Suite 300
Centennial, Colorado 80112
(303) 531-0481
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Paul Hilton, Esq. David R. Crandall, Esq. Hogan Lovells US LLP 1601 Wewatta Street, Suite 900 Denver, Colorado 80202 Telephone: (303) 899-7300 Facsimile: (303) 899-7333	Robert Charron, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300 Facsimile: (212) 370-7889

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

             If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☒

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer", "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

             If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Units consisting of:(4)	$10,000,000	$1,212.00

(i) shares of common stock, $0.001 par value(2)

(ii) warrants to purchase common stock(2)

Pre-funded units consisting of:(4)	$10,000,000	$1,212.00

(i) pre-funded warrants to purchase shares of common stock(2)

(ii) warrants to purchase shares of common stock(2)

Common Stock issuable upon exercise of the warrants(2)	$20,000,000	$2,424.00

Common Stock issuable upon exercise of the pre-funded warrants(2)(3)

Representative's Warrants to purchase shares of common stock(2)(5)

Common stock underlying Representative's warrants(2)(3)	$625,000	$75.75

Total	$40,625,000	$4,923.75(6)

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)
No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act of 1933, as amended.

(4)
The proposed maximum aggregate offering price of the units proposed to be sold in the offering will be adjusted up or down on a dollar-for-dollar basis based on the offering price of any pre-funded units offered and sold in the offering, and the proposed maximum aggregate offering price of the pre-funded units to be sold in the offering will be adjusted up or down on a dollar-for-dollar basis based on the offering price of any units sold in the offering. Accordingly, the proposed maximum aggregate offering price of the units and pre-funded units (including the common shares issuable upon exercise of the pre-funded warrants included in the pre-funded units), if any, is $10,000,000.

(5)
Represents warrants to purchase a number of shares of common stock equal to 5% of the number of shares of common stock (including the shares of common stock issuable upon exercise of the pre-funded warrants) being offered at an exercise price equal to 125% of the public offering price per unit.

(6)
Previously paid.

             The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

Subject to Completion, Dated May 16, 2019

PRELIMINARY PROSPECTUS

Up to 2,433,090 Units (each consisting of one share of common stock and one warrant to purchase one share of common stock)

Up to 2,433,090 Pre-funded Units (each consisting of one pre-funded warrant to purchase one share of common stock and one warrant to purchase one share of common stock)

Shares of Common Stock Underlying the Warrants

and

Shares of Common Stock Underlying the Pre-Funded Warrants

           We are offering up to 2,433,090 units, each unit consisting of (i) one share of common stock, par value $0.001 per share, and (ii) one warrant to purchase one share of common stock, at an assumed price of $4.11 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on May 14, 2019). Each warrant contained in a unit will have an exercise price equal to $            per share. The warrants contained in the units will be exercisable immediately and will expire five years from the date of issuance. We are also offering the shares of common stock that are issuable from time to time upon exercise of the warrants contained in the units.

           We are also offering to certain purchasers whose purchase of units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of a purchaser, 9.99%) of our common stock outstanding immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded units, in lieu of units that would otherwise result in such purchaser's beneficial ownership exceeding 4.99% (or at the election of a purchaser, 9.99%) of our outstanding common stock. Each pre-funded unit will consist of (i) one pre-funded warrant to purchase one share of common stock, and (ii) one warrant to purchase one share of common stock. The purchase price of each pre-funded unit is equal to the price per unit being sold to the public in this offering, minus $0.01, and the exercise price of each pre-funded warrant included in the pre-funded unit is $0.01 per share of common stock. The pre-funded warrants will be exercisable immediately and expire when exercised in full. This offering also relates to the common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded unit we sell, the number of units we are offering will be decreased on a one-for-one basis. Because we will issue a warrant as part of each unit or pre-funded unit, the number of warrants sold in this offering will not change as a result of a change in the mix of the units and pre-funded units sold. Each warrant contained in a pre-funded unit will have an exercise price equal to $            per whole share of common stock. The warrants contained in the pre-funded units will be exercisable immediately and will expire five years from the date of issuance. We are also offering the shares of common stock that are issuable from time to time upon exercise of the warrants in the pre-funded units.

           The units and pre-funded units have no stand-alone rights and will not be certificated or issued as stand-alone securities and the shares of common stock, pre-funded warrants and warrants comprising such units and pre-funded units, respectively, are immediately separable and will be issued separately in this offering.

           Our common stock is listed on the Nasdaq Capital Market under the symbol "WWR". On May 14, 2019, the last reported sale price of our common stock on the Nasdaq Capital Market was $4.11 per share, after giving effect to the reverse stock split as described herein. The public offering price per unit and per pre-funded unit will be determined between us and the investors, in consultation with the placement agent at the time of pricing, and may be at a discount to the current market price. The warrants and pre-funded warrants that we issue are not and will not be listed for trading on the Nasdaq Capital Market. We do not intend to apply for listing of the warrants or pre-funded warrants on any securities exchange or other trading system. Without an active trading market, the liquidity of the warrants and pre-funded warrants will be limited.

           You should read this prospectus and any prospectus supplement, together with additional information described under the headings "Incorporation of Certain Information by Reference" and "Where You Can Find More Information," carefully before you invest in any of our securities.

           Investing in our securities involves a high degree of risk. These risks are described in the "Risk Factors" section on page 11 of this prospectus. You should also consider the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in an applicable prospectus supplement, before investing in these securities.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Per Pre-Funded Unit	Total

Public offering price

Placement agent fees(1)

Proceeds to us, before expenses

(1)
We have also agreed to reimburse the placement agent for certain fees and expenses and to issue the placement agent certain warrants. For additional information about the compensation payable to the placement agent, see "Plan of Distribution."

           We have retained Dawson James Securities, Inc. as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. The placement agent may engage one or more sub-agents or selected dealers in connection with this offering.

           Delivery of the securities offered hereby is expected to be made on or about                        , 2019.

Dawson James Securities, Inc.

This prospectus is dated                        , 2019

        We have not, and the placement agent and its affiliates have not, authorized anyone to provide you with any information or to make any representation not contained in this prospectus or incorporated by reference. We do not, and the placement agent and its affiliates do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. This prospectus is not an offer to sell or an offer to buy securities in any jurisdiction where offers and sales are not permitted. The information in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of units and pre-funded units. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Neither we nor the placement agent have done anything that would permit a public offering of the units and pre-funded units or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the units and pre-funded units and the distribution of this prospectus outside of the United States.

        References to the "Company," "WWR," "we," "our" and "us" in this prospectus are to Westwater Resources, Inc. and its consolidated subsidiaries, unless the context otherwise requires. This document includes trade names and trademarks of other companies. All such trade names and trademarks appearing in this document are the property of their respective holders.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Forward-looking statements convey our current expectations or forecasts of future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

        Such forward-looking statements include, without limitation, statements regarding the adequacy of funding, liquidity, the timing or occurrence of any future drilling or production from the Company's properties, the timing or occurrence of the construction and operation of a pilot plant or commercial scale processing facility for battery-graphite manufacturing business, the ability of the Company to acquire additional properties or partner with other companies, the realization of expected benefits from recent business combinations and the Company's anticipated cash burn rate and capital requirements. Words such as "may," "could," "should," "would," "believe," "estimate," "expect," "anticipate," "plan," "forecast," "potential," "intend," "continue," "project" and variations of these words, comparable words and similar expressions generally indicate forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or implied by these forward-looking statements because of, among other reasons, the factors described below and in the periodic reports that we file with the SEC from time to time, including Forms 10-K, 10-Q and 8-K and any amendments thereto.

        Factors that could cause actual results to differ materially from these forward-looking statements include, among others:

  •
  the availability of capital to the Company;

  •
  the spot prices and long-term contract prices of graphite, vanadium, lithium and uranium;

  •
  the ability of Westwater to enter into and successfully close acquisitions, dispositions or other material transactions;

  •
  government regulation of the mining industry and the nuclear power industry in the United States;

  •
  operating conditions at our mining projects;

  •
  the world-wide supply and demand of graphite, vanadium, lithium and uranium;

  •
  weather conditions;

  •
  unanticipated geological, processing, regulatory and legal or other problems we may encounter;

  •
  the results of our exploration activities, and the possibility that future exploration results may be materially less promising than initial exploration result;

  •
  any graphite, vanadium, lithium or uranium discoveries not being in high enough concentration to make it economic to extract the metals;

  •
  currently pending or new litigation or arbitration;

  •
  our ability to maintain and timely receive mining and other permits from regulatory agencies; and

  •
  the risks set forth herein under the caption "Risk Factors."

        Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that these statements will prove to be accurate as actual results and future events could differ materially from those anticipated in the statements. Except as required by law, we assume no obligation to publicly update any forward-looking statements and forward-looking information, whether as a result of new information, future events or otherwise.

 PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes, contained or incorporated by reference in this prospectus. You should carefully consider, among other things, the matters discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in "Where You Can Find More Information" And "Incorporation of Certain Information by Reference." Unless otherwise noted, all share and per share information has been adjusted to reflect the one-for-fifty reverse stock split of our common stock that became effective following the close of trading on April 22, 2019.

Our Business

        Westwater Resources, Inc. ("Westwater") is a 40-year-old public company trading on the Nasdaq stock exchange under the symbol "WWR." Originally incorporated in 1977 as Uranium Resources, Inc. to mine uranium in Texas, our company has been reborn as a diversified energy materials developer. Westwater now has a presence in uranium, lithium exploration, and battery-graphite materials after its acquisition of Alabama Graphite Corp. ("AGC" or "Alabama Graphite") in April 2018. In addition, Westwater recently discovered significant vanadium concentrations at the Coosa Project in Alabama and has an exploration plan available to further investigate the size and extent of those concentrations.

        Westwater holds battery-graphite development properties in Alabama, exploration properties with lithium exploration potential in Nevada and Utah, two idled uranium production properties in Texas and several uranium properties in Texas and New Mexico. Westwater ceased uranium production in 2009 due to reductions in the price of uranium, although Westwater's uranium properties and facilities in Texas can be restarted once the price of uranium recovers to acceptable levels.

Overview of Our Projects

  Uranium Projects

        In Texas, Westwater has the Kingsville Dome and Rosita licensed processing facilities and approximately 11,000 acres of prospective in-situ recovery ("ISR") projects and historical production assets. These wellfields and the processing facilities are on standby for a restart of production when there is a sustained improvement in the uranium market.

        In New Mexico, the Company controls minerals rights encompassing approximately 188,700 acres in the west-central part of the State. Westwater holds substantial non-reserve mineralized material at several of its properties in the prolific Grants Mineral Belt in New Mexico, which holds one of the largest known concentrations of sandstone-hosted uranium deposits in the world.

  Coosa Graphite Project

        Westwater acquired Alabama Graphite in 2018 as part of a strategic decision to refocus the Company to supply battery manufacturers with low-cost, advanced, high-quality, and high-margin graphite products. Westwater believes that graphite has an important strategic place in the global economy as a high-demand commodity as electric automobiles and the batteries that power them increase production. The principal asset acquired was the Coosa Project, which includes the Coosa graphite deposit located near Sylacauga, Alabama, 50 miles southeast of Birmingham.

  Lithium Projects

        We commenced our program to acquire and explore lithium-enriched brine targets in the western United States in 2016. As a consequence of our in-house geological reconnaissance program we identified three prospective project areas for which we have acquired mineral rights: the Columbus Basin project in western Nevada, the Railroad Valley project in east-central Nevada and the Sal Rica Project in northwestern Utah.

Our Strategy

        Our strategy is to increase stockholder value by expanding into the battery materials marketplace, while maintaining our uranium assets as an option on the future rising price of uranium. The acquisition of the Coosa Project mineral properties from Alabama Graphite in April 2018, combined with the Company's existing lithium exploration properties in Nevada and Utah, provides the Company with the opportunity to develop two critical raw materials utilized by the growing market for electric battery storage for automobiles, trucks and buses as well as grid-based storage devices.

        Our goal for the graphite business is to develop a battery-graphite manufacturing business in Alabama that produces advanced, high-quality and high-margin products for battery manufacturers. Subject to available financing, we plan to begin construction of a pilot-scale processing plant in 2019, for operation in 2020, followed by construction of a commercial scale processing facility beginning in 2020, for operation in 2022, that purifies readily available graphite flake concentrates from various sources to 99.95% pure carbon, although we have not yet secured a supply of graphite flake concentrates. Once purified, the graphite will be further processed into three advanced component products with enhanced conductivity performance needed by battery manufacturers. These advanced graphite products are purified micronized graphite ("PMG"), delaminated expanded graphite ("DEXDG") and coated spherical purified graphite ("CSPG"). At the same time, we plan to begin developing the Coosa Graphite mine (planned for start-up in 2026) on our 40,000-plus-acre mineral-rights holdings that can serve as a hedge against future feedstock costs and provide in-house quality assurance and quality control ("QA/QC") for raw-material inputs.

        We plan to continue geologic evaluation of our greenfield lithium exploration properties in Nevada and Utah. Significant exploration expenditures will be dependent on the availability of project-based or joint-venture based funding. We plan to continue to pursue and secure water rights for the three project areas, as water rights are a critical component of any future commercial development of the mineral properties and require relatively low capital expenditures.

        Amidst the prevailing low uranium price environment, we continue to balance cash conservation with maintaining readiness to fast track resumption of production at such time as uranium prices show sufficient improvement. For our South Texas uranium projects, we plan to continue the focus on fulfilling our environmental obligations with proactive restoration of legacy wellfields while maintaining our processing facilities on standby for potential operating/processing agreements. During 2019, we anticipate completing the restoration requirements at the Vasquez Project and all non-production properties at the Rosita Project, and will seek bond release from the Texas Commission on Environmental Quality. In New Mexico, we continue to assess the potential for the development of our larger scale uranium projects on a stand-alone basis or with partners.

        Our broad base of mining, processing and manufacturing expertise from graphite, base and precious metals to energy materials is our key competitive advantage. Westwater possesses a unique combination of battery-materials knowledge and extensive project-execution experience, coupled with decades of capital markets expertise which makes this business a powerful presence in the new energy marketplace. We intend to advance the Company's projects towards production when economics allows, while prudently managing our cash and liquidity position for financial flexibility.

Recent Developments

  Turkish Government Taking of Temrezli and Sefaatli Licenses and Westwater's Arbitration Filing

        In December 2018, Westwater filed a Request for Arbitration against the Republic of Turkey for its unlawful actions against the Company's investments, most notably, the June 2018 illegal taking of its Temrezli and Şefaatli uranium projects. These projects were owned by Westwater's Turkish subsidiary Adur Madencilik Limited Sirketi ("Adur").

        Since 2007, Adur has held the exclusive rights for the exploration and development of uranium at Temrezli and Şefaatli, two sites located around 200 kilometers from Ankara, which include the largest and highest-grade deposits of uranium known to be in Turkey. To date, Adur and its shareholders have invested substantially in these two projects, using their technical expertise and carrying out extensive drilling, testing and studies to move the projects towards production. Having successfully completed the exploration stage in 2013-2014, Adur was granted a number of operating licenses by the Turkish government to develop the Temrezli mine. As a direct result of Adur's efforts, Temrezli is the most advanced uranium project in Turkey. Experts have estimated that the mine will generate revenues of up to $644 million over its life, netting Westwater an estimated future return on its investment of $267 million as described in the Prefeasibility Study completed for the Temrezli project in 2015.

        For many years, Adur and Westwater worked closely with the Turkish authorities and shared their technical expertise in uranium mining. However, Turkey's most recent actions have undermined this longstanding relationship. In particular, in June 2018, the Turkish government cancelled all of Adur's exploration and operating licenses with retroactive effect, rendering Westwater's investment in Adur effectively worthless. While the Turkish authorities had variously issued, renewed and overseen these licenses for more than a decade, they now assert that these were issued by mistake and that the Turkish government has a governmental monopoly over all uranium mining activities in Turkey, in violation of Westwater's rights under Turkish and international law. Westwater has reached out on numerous occasions to the Turkish government to resolve this dispute amicably, to reinstate the licenses and to remedy its unlawful actions, but to no avail.

        As a result, on December 13, 2018 Westwater filed a Request for Arbitration against the Republic of Turkey before the International Center for the Settlement of Investment Disputes ("ICSID") pursuant to the Treaty between the United States of America and the Republic of Turkey concerning the Reciprocal Encouragement and Protection of Investments. On December 21, 2018, ICSID advised that it had formally "registered" the Request for Arbitration.

  Royalty and Promissory Note Sale

        On March 5, 2019, Westwater entered into an agreement to sell four royalties on uranium properties located in South Dakota, Wyoming and New Mexico and a promissory note due in 2020 to Uranium Royalty Corp. for $2.75 million, including $0.5 million paid at signing. The balance of $2.25 million will become due and payable at the earlier of June 30, 2019, or following the date upon which the closing conditions are satisfied.

  Compliance with Nasdaq Minimum Bid Requirement

        On March 13, 2018, the Nasdaq Stock Market notified Westwater that the Company did not meet Nasdaq's $1.00 per share minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) (the "Rule") for continued listing on the Nasdaq Capital Market, and the Company was given an initial grace period of 180 days, or until September 10, 2018, to regain compliance with the Rule. Subsequently, on September 12, 2018, the Company was provided an additional 180 day compliance period, or until March 11, 2019, to regain compliance with the Rule.

        On March 12, 2019, the Company received a letter from the Listing Qualifications Staff of Nasdaq notifying the Company that, based upon the Company's continuing non-compliance with the Rule, the Staff had determined that the Company's common stock would be delisted from Nasdaq unless the Company timely requests an appeal of such determination to a Nasdaq hearings panel. The Company appealed the Staff's determination by requesting a hearing before a Nasdaq hearings panel, which hearing was held on May 2, 2019. On May 8, 2019, the Company received written confirmation from the Nasdaq Office of General Counsel that the Company had regained compliance with the Rule. The May 8, 2019 letter also confirmed that the Nasdaq hearings panel has determined to continue the listing of the Company's common stock on the Nasdaq Stock Market and has closed the compliance review.

  Vanadium Target Identification

        In late November 2018, Westwater announced the discovery of significant levels of vanadium concentrations at several locales within the graphitic schists at the Company's Coosa Project. Westwater subsequently commenced the first of a four-phase exploration program designed to determine the extent, character and quality of the vanadium mineralization at Coosa. As announced by the Company on February 19, 2019, the first phase demonstrated widespread positive values for vanadium that extended beyond the graphite resource defined in the 2015 Preliminary Economic Assessment for the Coosa Project.

  Reclamation Success in Texas

        Westwater has completed wellfield plugging at the Vasquez Project and the Texas Commission on Environmental Quality has approved this phase of reclamation. This paves the way for bond releases in 2019, including the release of a surety bond posted by the Company in the amount of $208,657 as announced by the Company on March 4, 2019. Reclamation of the waste disposal well and its associated pond, as well as the remainder of the surface, is scheduled for completion in 2019.

        At the Rosita Project, also located in Texas, the wellfield Production Areas 1 & 2 are plugged, and surface reclamation in those areas is also expected to be completed in 2019.

  Reverse Stock Split

        Following the close of trading on April 22, 2019, the Company effected a one-for-fifty reverse stock split of its issued and outstanding common stock. The common stock commenced trading on the Nasdaq Capital Market on a split-adjusted basis upon the open of trading on April 23, 2019. The primary purpose of the reverse split was to bring Westwater into compliance with Nasdaq's $1.00 minimum bid price requirement to maintain the listing of Westwater's common stock on the Nasdaq Capital Market.

        The reverse stock split reduced the number of the Company's outstanding common stock from approximately 74.7 million shares to approximately 1.5 million shares of common stock. Unless otherwise noted, all share and per share information in this prospectus has been adjusted to reflect the reverse stock split.

Summary of Risks

        Our business is subject to a number of risks and uncertainties that you should understand before making an investment decision. See "Risk Factors" beginning on page 11 of this prospectus. These risks include, but are not limited to, the following:

  •
  there is substantial doubt about our ability to continue as a going concern;

  •
  we are not producing any minerals at this time and, as a result, we currently have no sources of operating cash and we may not be able to remain in business;

  •
  if we are unable to raise additional capital, our business may fail and holders of our securities may lose their entire investment;

  •
  we will require additional financing in the future, including sales of our common stock or securities convertible into common stock, which is likely to result in substantial dilution to existing stockholders; and

  •
  the timing and amount of compensation relating to the revocation of the mining and exploration licenses for our Temrezli and Sefaatli projects is yet to be determined.

Corporate Information

        We are a Delaware corporation and our principal executive offices are located at 6950 South Potomac Street, Suite 300, Centennial, Colorado 80112, and our telephone number is (303) 531-0516. Our website is located at www.westwaterresources.net. Information contained on our website or that can be accessed through our website is not incorporated by reference into this prospectus.

The Offering

        The following summary contains basic information about the offering and the securities we are offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the securities we are offering, please refer to the section of this prospectus titled "Description of Securities."

Units offered by us in this offering	We are offering 2,433,090 units. Each unit consists of one share of common stock and one warrant to purchase one share of common stock.
Pre-funded units offered by us in this offering

We are also offering to certain purchasers whose purchase of units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of a purchaser, 9.99%) of our common stock outstanding immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded units, in lieu of units that would otherwise result in such purchaser's beneficial ownership exceeding 4.99% (or, at the election of a purchaser, 9.99%) of our outstanding common stock. Each pre-funded unit will consist of (i) one pre-funded warrant to purchase one share of common stock, and (ii) one warrant to purchase one share of common stock. The purchase price of each pre-funded unit is equal to the price at which the units are being sold to the public in this offering, minus $0.01 and the exercise price of each pre-funded warrant will be $0.01 per whole share of common stock. This offering also relates to the common stock issuable upon exercise of any pre-funded warrants sold in this offering. The pre-funded warrants will be exercisable immediately and will expire when exercised in full.

Assumed public offering price per unit	$4.11
Assumed public offering price per pre-funded unit	$4.10
Description of warrants

The warrants will be exercisable beginning on the closing date and will expire five years from the date of issuance at an initial exercise price per share equal to $        , subject to appropriate adjustment in the event of recapitalization events, share dividends, share splits, share combinations, reclassifications, reorganizations or similar events affecting our common stock.

Description of pre-funded warrants

The pre-funded warrants will be exercisable beginning on the closing date and expire when exercised in full at an initial exercise price per share equal to $0.01, subject to appropriate adjustment in the event of recapitalization events, share dividends, share splits, share combinations, reclassifications, reorganizations or similar events affecting our common stock.

Common stock outstanding prior to this offering	1,494,153 shares of common stock as of May 7, 2019
Common stock to be outstanding after this offering	3,927,243 shares of common stock (assuming the sale of 2,433,090 units in this offering and no pre-funded units)
Use of proceeds

We intend to use the net proceeds from this offering to advance our Coosa graphite project in Alabama, our lithium exploration projects in Nevada and Utah, and for general corporate purposes, which may include technical studies, restoration commitments, capital expenditures and working capital. Our management will retain broad discretion over the use of proceeds, and we may ultimately use the proceeds for different purposes than we currently intend. Until we use the proceeds for any purpose, we expect to invest them in short-term investments.

Nasdaq Capital Market symbol	"WWR"
No listing of warrants or pre-funded warrants	We do not intend to apply for listing of the warrants or pre-funded warrants on any securities exchange or other trading system.
Risk factors

See "Risk Factors" beginning on page 11 of this prospectus and the other information included in, or incorporated by reference into, this prospectus for a discussion of certain factors you should carefully consider before deciding to invest in our securities.

        The number of shares of common stock that will be outstanding after this offering is based on 1,494,153 shares outstanding as of May 7, 2019, and excludes:

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  18,890 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2019, at a weighted average exercise price of $79.78 per share;

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  15,106 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2019;

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  1,695 shares issuable upon the vesting of restricted stock units outstanding as of March 31, 2019;

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  278 additional shares of common stock reserved for future issuance under our 2013 Omnibus Incentive Plan, as amended, which amount was increased by 66,000 shares following approval by stockholders on April 18, 2019;

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  2,433,090 shares of common stock underlying the warrants issuable to investors in connection with this offering; and

  •
  71,429 shares of common stock underlying the warrants issuable to the placement agent in connection with this offering.

 Summary Consolidated Financial Data

        The summary data presented below as of and for the two years ended December 31, 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus and include adjustments to reflect the one-for-fifty reverse stock split of our common stock that became effective following the close of trading on April 22, 2019. You should read the summary of our consolidated financial data set forth below together with the more detailed information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus. Our historical financial data may not be indicative of the results of operations or financial position to be expected in the future.

	For the three months ended March 31,		For the years ending December 31,
(USD in thousands)	2019	2018	2018	2017
Results of operations
Net loss	$(3,174)	$(3,419)	$(35,684)	$(19,288)
Basic and diluted loss per share	$(2.15)	$(6.11)	$(38.47)	$(38.99)

	As of March 31,	As of December 31,
(USD in thousands)	2019	2018	2017
Financial position
Cash and cash equivalents	$1,019	$1,577	$4,054
Working capital	(694)	1,008	3,865
Net property, plant and equipment	20,529	20,553	35,409
Total assets	28,206	29,958	50,238
Total liabilities	10,076	9,167	9,121
Total stockholders' equity	$18,130	$20,791	$41,117

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus before making an investment decision. Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks. In addition, please read "Disclosure Regarding Forward-Looking Statements" in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to this Offering and Ownership of Our Securities

An investment in the units and pre-funded units is extremely speculative and there can be no assurance of any return on any such investment.

        An investment in the units and pre-funded units is extremely speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in us, including the risk of losing their entire investment.

Holders of our warrants will have no rights as a stockholder until they acquire our common stock, except as set forth in the warrants.

        Until you acquire our common stock upon exercise of your warrants, you will have no rights with respect to our common stock issuable upon exercise of your warrants, except as set forth in the warrants. Upon exercise of your warrants, you will be entitled to exercise the rights of a Westwater stockholder only as to matters for which the record date occurs after the exercise date.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

        A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares and sellers remain willing to sell the shares. All of the shares issued in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933.

The warrants issued in this offering may not have any value.

        Each warrant will have an exercise price equal to $            and will expire five years from the date of issuance. In the event the price of our common stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

If our common stock is not listed on a national securities exchange, U.S. holders of the warrants or pre-funded warrants may not be able to exercise their warrants or pre-funded warrants without compliance with applicable state securities laws and the value of your warrants may be significantly reduced.

        If our common stock is subsequently delisted from the Nasdaq Capital Market and is not eligible to be listed on another national securities exchange, the exercise of the warrants or the pre-funded warrants by U.S. holders may not be exempt from state securities laws. As a result, depending on the state of residence of a holder of the warrants or the pre-funded warrants, a U.S. holder may not be able to exercise its warrants or pre-funded warrants unless we comply with any state securities law requirements necessary to permit such exercise or an exemption applies. Although we plan to use our reasonable efforts to assure that U.S. holders will be able to exercise their warrants or pre-funded warrants under applicable state securities laws if no exemption exists, there is no assurance that we will be able to do so. As a result, in the event that our common stock is delisted from the Nasdaq Capital Market and is not eligible to be listed on another securities exchange, your ability to exercise your warrants or pre-funded warrants may be limited. The value of the warrants or pre-funded warrants may be significantly reduced if U.S. holders are not able to exercise their warrants or pre-funded warrants under applicable state securities laws.

There is no public market for the warrants or the pre-funded warrants to purchase our common stock included in the units being offered by us in this offering.

        There is no established public trading market for the warrants or the pre-funded warrants included in the units and pre-funded units being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants or the pre-funded warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the warrants and the pre-funded warrants will be limited.

The Company has no history of paying dividends on its common stock, and we do not anticipate paying dividends in the foreseeable future.

        The Company has not previously paid dividends on its common stock. We currently anticipate that we will retain all of our available cash, if any, for use as working capital and for other general corporate purposes. Any payment of future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that our Board of Directors deems relevant.

Terms of subsequent financings may adversely impact holders of our securities.

        In order to finance our future production plans and working capital needs, we may have to raise funds through the issuance of equity or debt securities. Depending on the type and the terms of any financing we pursue, holders of our securities' rights and the value of their investment in our securities could be reduced. A financing could involve one or more types of securities including common stock, convertible debt or warrants to acquire common stock. Any issuance of additional shares of our common stock could be dilutive to existing holders of our securities and could adversely affect the market price of our common stock. These securities could be issued at or below the then prevailing market price for our common stock. We currently have no authorized preferred stock. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of holders of our securities until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock could be negatively impacted.

Risks Related to Our Business

There is substantial doubt about our ability to continue as a going concern.

        The accompanying consolidated financial statements have been prepared assuming Westwater will continue as a going concern. This assumes continuing operations and the realization of assets and liabilities in the normal course of business.

        We have incurred significant losses since ceasing production of uranium in 2009 and expect to continue to incur losses as a result of costs and expenses related to maintaining our properties and general and administrative expenses. As of March 31, 2019, we had net working capital deficit of approximately $1.0 million, cash of approximately $1.0 million and an accumulated deficit of approximately $295 million. As a result of our evaluation of the Company's liquidity for the next twelve months, we have included a discussion about our ability to continue as a going concern in our consolidated financial statements, and our independent auditor's report for year ended December 31, 2018 includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a "going concern."

If we are unable to raise additional capital, our business may fail and holders of our securities may lose their entire investment.

        We had approximately $1.0 million in cash at March 31, 2019 and have raised approximately $2.2 million from January 1, 2019 through April 22, 2019 from payments on the promissory note due from Laramide Resources Ltd., sales of Laramide Resources stock delivered to us pursuant to the terms of the promissory note, sales under our Controlled Equity Offering Sales Agreement with Cantor Fitzgerald & Co., and receipt of the deposit from Uranium Royalty Corp upon signing the Asset Purchase Agreement on March 5, 2019. On average, Westwater expended approximately $1.0 million of cash per month during 2018, which is expected to continue during 2019. However, the Company has taken measures to reduce general and administrative costs going forward and has reduced activity in Texas while preserving regulatory compliance. There can be no assurance that Westwater will be able to obtain additional capital after it exhausts its current cash. Our capital needs have, in recent years, been funded through sales of our debt and equity securities. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities would likely result in substantial dilution to existing holders of our securities. If we borrow money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility.

        If additional capital is not available in sufficient amounts or on a timely basis, Westwater will experience liquidity problems, and Westwater could face the need to delay, reduce or significantly curtail current operations, change our planned business strategies and pursue other remedial measures. Any curtailment of business operations would have a material negative effect on our business, operating results, financial condition, long-term prospects and ability to continue as a viable business, the value of our outstanding stock is likely to fall, and our business may fail, causing holders of our securities to lose their entire investment.

Westwater is not producing any minerals at this time. As a result, we currently have no sources of operating cash. If we cannot monetize certain existing assets, partner with another company that has cash resources, find other means of generating revenue other than producing graphite, vanadium, lithium or uranium and/or access additional sources of private or public capital, we may not be able to remain in business.

        As a result of low uranium prices, we ceased production of uranium in 2009. We are not planning to commence production at any of our South Texas properties until we are able to acquire additional reserves or mineralized material and uranium prices recover to levels that will ensure that production, once resumed, is sustainable in the 300,000 to 500,000 pound per year range. Our ability to begin plant construction and mine development in Texas, New Mexico or Alabama is subject to availability of financing and activation of our permits and licenses. All of our lithium activities in Nevada and Utah are highly prospective and may never generate revenue. We do not have a committed source of financing for the development of our graphite, vanadium, lithium or uranium projects. There can be no assurance that we will be able to obtain financing for our projects. Our inability to develop our properties would have a material adverse effect on our future operations.

        Until we begin graphite, vanadium, lithium or uranium production, we have no way to generate cash inflows unless we monetize certain of our assets or through financing activities. Our future graphite production is dependent on completion of processing facilities and successful implementation of graphite purification technology, as well as finding a source of graphite flake concentrate before development of the Coosa Graphite mine. Our future lithium or uranium production, cash flow and income are dependent upon the results of exploration as well as our ability to bring on new, as yet unidentified wellfields and to acquire and develop additional reserves. Our future vanadium production is dependent upon the completion of an evaluation plan that will assess the amount, location and size of vanadium concentrations at our Coosa mine in Alabama. We can provide no assurance that we will successfully produce graphite, that our properties will be placed into production or that we will be able to continue to find, develop, acquire and finance additional reserves. If we cannot monetize certain existing assets, partner with another company that has cash resources, find other means of generating revenue other than producing graphite, vanadium, lithium or uranium and/or access additional sources of private or public capital, we may not be able to remain in business and holders of our securities may lose their entire investment.

The success of our mining operations is dependent on our ability to develop our properties and then mine them at a profit sufficient to finance further mining activities and for the acquisition and development of additional properties. The volatility of graphite, vanadium, lithium and uranium prices makes long-range planning uncertain and raising capital difficult.

        The success of our mining operations is dependent on our ability to develop our properties and then operate them at a profit sufficient to finance further mining activities and for the acquisition and development of additional properties. The volatility of graphite, vanadium, lithium and uranium prices makes long-range planning uncertain and raising capital difficult.

        Our ability to obtain positive cash flow will be dependent on developing and then mining sufficient quantities of graphite, vanadium, lithium and uranium at a profit sufficient to finance our operations and for the acquisition and development of additional mining properties. Any profit will necessarily be dependent upon, and affected by, the long and short-term market prices of graphite, vanadium, lithium and uranium, which are subject to significant fluctuation. For example, uranium prices have been and will continue to be affected by numerous factors beyond our control, such as the demand for nuclear power, political and economic conditions in uranium producing and consuming countries, uranium supply from secondary sources and uranium production levels and costs of production. A significant, sustained drop in graphite, vanadium, lithium and uranium prices would cause us to recognize impairment of the carrying value of our graphite, vanadium, lithium, uranium or other assets.

The timing and amount of compensation relating to the revocation of the mining and exploration licenses for our Temrezli and Sefaatli projects in Turkey is yet to be determined.

        On June 20, 2018, the General Directorate of Mining Affairs, a department of the Turkish Ministry of Energy and Natural Resources, notified the Company that the mining and exploration licenses for its Temrezli and Sefaatli projects located in Turkey had been revoked and potential compensation would be proffered. Since 2007, Westwater's Turkish subsidiary Adur Madencilik Limited Sirketi ("Adur") has held the exclusive rights for the exploration and development of uranium at Temrezli and Şefaatli, two sites located around 200 kilometers from Ankara, which include the largest and highest-grade deposits of uranium known to be in Turkey. To date, Adur and its shareholders have invested substantially in these two projects, using their technical expertise and carrying out extensive drilling, testing and studies to move the projects towards production. As a direct result of Adur's efforts, Temrezli is the most advanced uranium project in Turkey. Experts have estimated that the mine will generate revenues of up to $644 million over its life, netting Westwater an estimated future return on its investment of $267 million as described in the Prefeasibility Study completed for the Temrezli project in 2015.

        Having successfully completed the exploration stage in 2013-2014, Adur was granted a number of operating licenses by the Turkish government to develop the Temrezli mine. While the Turkish authorities had variously issued, renewed and overseen these licenses for more than a decade, they now assert that these were issued by mistake and that the Turkish government has a governmental monopoly over all uranium mining activities in Turkey, in violation of Westwater's rights under Turkish and international law.

        Westwater has reached out on numerous occasions to the Turkish government to resolve this dispute amicably, to reinstate the licenses and to remedy its unlawful actions, but to no avail. As a result, on December 13, 2018 Westwater filed a Request for Arbitration against the Republic of Turkey before the International Centre for the Settlement of Investment Disputes ("ICSID"), pursuant to the Treaty between the United States of America and the Republic of Turkey concerning the Reciprocal Encouragement and Protection of Investments. On December 21, 2018, ICSID advised that it had formally "registered" the Request for Arbitration.

        While the Company intends to seek full and fair compensation for the licenses through the Request for Arbitration filed with ICSID, the timing of such compensation is yet to be determined. In addition, the Company can provide no assurance about the amount of any compensation, if any, and an adverse result could have an adverse impact on the Company's financial conditions and results of operations.

We face a variety of risks related to our proposed battery-graphite manufacturing business.

        We plan to develop a battery-graphite manufacturing business that produces advanced, high-quality and high-margin products for battery manufacturers. The proposed battery-graphite manufacturing business is significantly different from our historic mining operations and carries a number of risks, including, without limitation:

  •
  the potential diversion of management's attention and other resources, including available cash, from our existing mining business;

  •
  unanticipated liabilities or contingencies, including related to intellectual property;

  •
  the need for additional capital and other resources to expand into the battery-graphite manufacturing business;

  •
  finding a source of graphite flake concentrate until such time, if ever, the Coosa Graphite mine enters production;

  •
  competition from better-funded public and private companies, including from producers of synthetic graphite, and competition from foreign companies that are not subject to the same environmental and other regulations as the Company; and

  •
  difficulty in hiring personnel or acquiring the intellectual property rights and know-how needed for the proposed battery-graphite manufacturing business.

        Entry into a new line of business may also subject us to new laws and regulations with which we are not familiar, and may lead to increased litigation and regulatory risk. Further, our battery-graphite manufacturing business model and strategy are still evolving and are continually being reviewed and revised, and we may not be able to successfully implement our business model and strategy. We may not be able to produce graphite with the characteristics needed for battery production, and we may not be able to attract a sufficiently large number of customers. Neither the Company nor any member of its management team has directly engaged in producing graphite or similar materials before, and our lack of experience may result in delays or further complications to the new business. If we are unable to successfully implement our new battery-graphite manufacturing business, our revenue and profitability may not grow as we expect, our competitiveness may be materially and adversely affected, and our reputation and business may be harmed.

        In developing our proposed battery-graphite manufacturing business, we may invest significant time and resources. Initial timetables for the development of our battery-graphite manufacturing business may not be achieved. Failure to successfully manage these risks in the development and implementation of our new battery-graphite manufacturing business could have a material adverse effect on our business, results of operations and financial condition.

The construction and operation of pilot plant facilities and commercial production facilities in Alabama or other manufacturing facilities are subject to regulatory approvals and may be subject to delays, cost overruns or may not produce expected benefits.

        We plan to begin construction of a pilot plant for our battery-graphite manufacturing business in late 2019, for operation in 2020, followed by construction of a commercial scale processing facility beginning in 2020, for operation in 2022, that purifies readily available graphite flake concentrates to 99.95% pure carbon. Construction projects of this scale are subject to risks and will require significant capital. We have not yet entered into an agreement to acquire a supply of graphite flake concentrate. Any failure to complete these plants on schedule and within budget could adversely impact our business, results of operations and financial condition.

        Construction projects are also subject to broad and strict government supervision and approval procedures, including but not limited to project approvals and filings, construction land and project planning approvals, environment protection approvals, pollution discharge permits, work safety approvals and the completion of inspection and acceptance by relevant authorities. As a result, we may be subject to administrative uncertainty, fines or the suspension of work on such projects. To the extent we are unable to successfully complete construction on time or at all, our ability to develop our proposed battery-graphite manufacturing business could be adversely affected, which in turn could impact our growth prospects.

The Company has no known lithium or vanadium mineral reserves and it may not find any lithium or vanadium and, even if it finds lithium or vanadium, it may not be in economic quantities.

        The Company has no known lithium mineral reserves at its Columbus Basin Project or its Railroad Valley Project both in Nevada, or its Sal Rica Project in Utah, and no known vanadium mineral reserves at its Coosa Project in Alabama. Additionally, even if the Company finds lithium or vanadium in sufficient quantities to warrant recovery, it ultimately may not be recoverable. Finally, even if any lithium or vanadium is recoverable, the Company does not know whether recovery can be done at a profit. Our lithium and vanadium activities are highly prospective and may not result in any benefit to the Company.

Because of the unique difficulties and uncertainties inherent in new mineral exploration ventures, the Company's lithium exploration activities face a high risk of business failure.

        Potential investors should be aware of the difficulties normally encountered by new mineral exploration ventures and the high rate of failure of such ventures. The likelihood of success of the Company's lithium exploration activities must be considered in light of the potential problems, expenses, difficulties, complications and delays encountered in connection with the exploration of new mineral properties. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. The expenditures to be made by the Company in the exploration of its new lithium claims may not result in the discovery of lithium deposits. Problems such as unusual or unexpected formations and other conditions are involved in new mineral exploration and often result in unsuccessful exploration efforts. If the results of the Company's new exploration ventures do not reveal viable commercial mineralization, it may decide to abandon its claims. If this happens, the Company will not benefit from any of the expenditures it will incur in pursuing the claims.

The benefits of integrating Westwater and Alabama Graphite may not be realized.

        To be successful on a going forward basis, we will need to combine and integrate the operations of Westwater and Alabama Graphite into one company. Integration will require substantial management attention and could detract attention from the day-to-day business of the combined company. We could encounter difficulties in the integration process, such as the need to revisit assumptions about future production, revenues, capital expenditures and operating costs, including synergies, the loss of key employees or commercial relationships or the need to address unanticipated liabilities. If we cannot integrate Westwater's and Alabama Graphite's businesses successfully, we may fail to realize the expected benefits of our acquisition of Alabama Graphite.

Certain of our mineral properties may be subject to defects in title and we are at risk of loss of ownership.

        Many of our mining properties are unpatented mining claims to which we have only possessory title. The validity of unpatented mining claims is often uncertain and such validity is always subject to contest. Unpatented mining claims are generally considered subject to greater title risk than patented mining claims or other real property interests that are owned in fee simple. Because unpatented mining claims are self-initiated and self-maintained, they possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims from public real property records, and, therefore, it can be difficult or impossible to confirm that all of the requisite steps have been followed for location, perfection and maintenance of an unpatented mining claim. The present status of our unpatented mining claims located on public lands allows us the exclusive right to remove locatable minerals, such as graphite, lithium and uranium. We are also allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the public land remains with the federal government. We remain at risk that the mining claims may be lost either to the federal government or to rival private claimants due to failure to comply with statutory requirements. In addition, we may not have, or may not be able to obtain, all necessary surface rights to develop a property.

        We may incur significant costs related to defending the title to our properties. A successful claim contesting our title to a property may cause us to compensate other persons or perhaps reduce our interest in the affected property or lose our rights to explore and develop that property. This could result in us not being compensated for our prior expenditures relating to the property.

Exploration and development of graphite, vanadium, lithium and uranium properties are risky and subject to great uncertainties.

        The exploration for and development of graphite, vanadium, lithium and uranium deposits involves significant risks. It is impossible to ensure that the current and future exploration programs on our existing properties will establish reserves. Whether an ore body will be commercially viable depends on a number of factors, including, but not limited to: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; graphite, vanadium, lithium and uranium prices, which cannot be predicted and which have been highly volatile in the past; mining, processing and transportation costs; perceived levels of political risk and the willingness of lenders and investors to provide project financing; availability of labor, labor costs and possible labor strikes; availability of drilling rigs; and governmental regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting materials, foreign exchange, environmental protection, employment, worker safety, transportation, and reclamation and closure obligations. Most exploration projects do not result in the discovery of commercially mineable deposits of minerals and there can be no assurance that any of our exploration stage properties will be commercially mineable or can be brought into production.

We may enter into acquisitions, dispositions or other material transactions at any time.

        We are regularly engaged in a review of opportunities to acquire or dispose of properties, to partner with other companies on projects or to acquire or merge with companies. We currently, and generally at any time, have such opportunities in various stages of active review, including, for example, our engagement of consultants and advisors to analyze particular opportunities, technical, financial and other confidential information, submission of indications of interest and participation in discussions or negotiations for acquisitions or dispositions. Any such acquisition or disposition could be material to us. We could issue common stock or incur additional indebtedness to fund our acquisitions. Issuances of common stock may dilute existing holders of our securities. In addition, any such acquisition, disposition or other transaction may have other transaction specific risks associated with it, including risks related to the completion of the transaction, the project or the jurisdictions in which the project is located. We could enter into one or more acquisitions, dispositions or other transactions at any time.

The developments at the Fukushima Daiichi Nuclear Power Plant in Japan continue to have a negative impact on the uranium markets and public acceptance of nuclear energy is uncertain.

        The developments at the Fukushima Daiichi Nuclear Power Plant following the earthquake and tsunami that struck parts of Japan in March 2011 created heightened concerns regarding the safety of nuclear power plants and the ability to safeguard the material used to fuel nuclear power plants. The impact on the perception of the safety of nuclear power resulting from this event may cause increased volatility of uranium prices as well as uncertainty involving the continued use and expansion of nuclear power in certain countries. A reduction in the current or the future generation of electricity from nuclear power could result in a reduced requirement for uranium to fuel nuclear power plants which may negatively impact Westwater in the future.

        Maintaining the demand for uranium at current levels and future growth in demand will depend upon acceptance of nuclear technology as a means of generating electricity. The developments at the Fukushima Daiichi Nuclear Power Plant may affect public acceptance of nuclear technology. Lack of public acceptance of nuclear technology would adversely affect the demand for nuclear power and potentially increase the regulation of the nuclear power industry.

The only significant market for uranium is nuclear power plants world-wide, and there are a limited number of customers; the nuclear power industry continues to experience an overproduction of uranium.

        We are dependent on a limited number of electric utilities that buy uranium for nuclear power plants. Because of the limited market for uranium, a reduction in purchases of newly produced uranium by electric utilities for any reason (such as plant closings) would adversely affect the viability of our business.

        Since 2011, the nuclear power industry continues to experience an overproduction of uranium along with high inventories of uranium in various stages of production as a fuel source. These factors impact our position in the market and can adversely impact our business.

The price of alternative energy sources affects the demand for and price of uranium.

        The attractiveness of uranium as an alternative fuel to generate electricity may be dependent on the relative prices of oil, gas, coal, wind, solar and hydro-electricity and the possibility of developing other low-cost sources of energy. If the prices of alternative energy sources decrease or new low-cost alternative energy sources are developed, the demand for uranium could decrease, which may result in a decrease in the price of uranium.

The Company's experience in uranium exploration may not apply to its plans for graphite, vanadium and lithium exploration or development.

        Although the Company and the members of its management team have significant experience in uranium exploration and development that appears to be synergistic with graphite, vanadium and lithium exploration and development, neither the Company nor any member of its management team has directly engaged in the exploration for or development of graphite, vanadium or lithium deposits. In particular, the Company believes there are similarities between the exploration for and development of lithium brines and the ISR of uranium, but it may not have sufficiently detailed expertise to effectively explore for and develop lithium deposits. The Company's lack of specific graphite, vanadium and lithium experience may lead it to fail to realize the anticipated benefits of its acquisition of Alabama Graphite or the Company's vanadium or lithium exploration and development activities and may adversely affect its financial condition and results of operations. In addition, the Company may need to hire employees or retain consultants with the requisite experience in graphite production and vanadium or lithium exploration and development that are not currently anticipated in the near-term.

Volatility in graphite, vanadium and lithium prices may make it commercially infeasible for the Company to develop its mining claims and may result in the Company not receiving an adequate return on invested capital.

        The Company's graphite, vanadium and lithium exploration and development activities may be significantly adversely affected by volatility in the price of graphite, vanadium or lithium. Mineral prices fluctuate widely and are affected by numerous factors beyond our control such as global and regional supply and demand, interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, and the political and economic conditions of mineral-producing countries throughout the world. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our graphite and lithium activities not producing an adequate return on invested capital to be profitable or viable.

Our operations are each subject to environmental risks.

        We are required to comply with environmental protection laws, regulations and permitting requirements in the United States, and we anticipate that we will be required to continue to do so in the future. We have expended significant resources, both financial and managerial, to comply with environmental protection laws, regulations and permitting requirements, and we anticipate that we will be required to continue to do so in the future. The material laws and regulations within the U.S. include the Atomic Energy Act, Uranium Mill Tailings Radiation Control Act of 1978 ("UMTRCA"), Clean Air Act, Clean Water Act, Safe Drinking Water Act, Federal Land Policy Management Act, National Park System Mining Regulations Act, the State Mined Land Reclamation Acts or State Department of Environmental Quality regulations and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations of the NEPA, the National Pollution Discharge Elimination System (NPDES) and Section 404 of the Clean Water Act (CWA) as applicable.

        We are required to comply with the Atomic Energy Act, as amended by UMTRCA, by applying for and maintaining an operating license from the Nuclear Regulatory Commission ("NRC") and the State of Texas. Uranium operations must conform to the terms of such licenses, which include provisions for protection of human health and the environment from endangerment due to radioactive materials. The licenses encompass protective measures consistent with the Clean Air Act and the Clean Water Act. Mining operations may be subject to other laws administered by the United States Environmental Protection Agency and other agencies.

        The uranium industry is subject not only to the worker health and safety and environmental risks associated with all mining businesses, but also to additional risks uniquely associated with uranium ISR, mining and milling. The possibility of more stringent regulations exists in the areas of worker health and safety, storage of hazardous materials, standards for heavy equipment used in ISR, mining or milling, the disposition of wastes, the decommissioning and reclamation of exploration, mining and ISR sites, climate change and other environmental matters, each of which could have a material adverse effect on the cost or the viability of a particular project.

        We cannot predict what environmental legislation, regulation or policy will be enacted or adopted in the future or how future laws and regulations will be administered or interpreted. The recent trend in environmental legislation and regulation, generally, is toward stricter standards, and this trend is likely to continue in the future. This recent trend includes, without limitation, laws and regulations relating to air and water quality, reclamation, waste handling and disposal, the protection of certain species and the preservation of certain lands. These regulations may require the acquisition of permits or other authorizations for certain activities. These laws and regulations may also limit or prohibit activities on certain lands. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or stricter interpretation of existing laws, may necessitate significant capital outlays, may materially affect our results of operations and business or may cause material changes or delay to our intended activities.

        Our operations may require additional analysis in the future including environmental, cultural and social impact and other related studies. Certain activities require the submission and approval of environmental impact assessments. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. We cannot provide assurance that we will be able to obtain or maintain all necessary permits that may be required to continue our operation or exploration of our properties or, if feasible, to commence development, construction or operation of mining facilities at such properties on terms which enable operations to be conducted at economically justifiable costs. If we are unable to obtain or maintain permits or water rights for development of our properties or otherwise fail to manage adequately future environmental issues, our operations could be materially and adversely affected.

Closure and remediation costs for environmental liabilities may exceed the provisions we have made.

        Natural resource companies are required to close their operations and rehabilitate the lands in accordance with a variety of environmental laws and regulations. Estimates of the total ultimate closure and rehabilitation costs for extractive operations are significant and based principally on current legal and regulatory requirements and closure plans that may change materially. Any underestimated or unanticipated rehabilitation costs could materially affect our financial position, results of operations and cash flows. Environmental liabilities are accrued when they become known, are probable and can be reasonably estimated. Whenever a previously unrecognized remediation liability becomes known, or a previously estimated reclamation cost is increased, the amount of that liability and additional cost will be recorded at that time and could materially reduce our consolidated net income in the related period.

        The laws and regulations governing closure and remediation in a particular jurisdiction are subject to review at any time and may be amended to impose additional requirements and conditions which may cause our provisions for environmental liabilities to be underestimated and could materially affect our financial position or results of operations.

Because mineral exploration and development activities are inherently risky, we may be exposed to environmental liabilities and other dangers. If we are unable to maintain adequate insurance, or liabilities exceed the limits of our insurance policies, we may be unable to continue operations.

        The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. Unusual or unexpected formations,

formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are other risks involved in extraction operations and the conduct of exploration programs. Previous mining operations may have caused environmental damage at certain of our properties. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective. If any of our properties are found to have commercial quantities of minerals, we would be subject to additional risks respecting any development and production activities.

        Although we carry liability insurance with respect to our mineral exploration operations, we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards against which we cannot insure or against which we may elect not to insure because of cost or other business reasons. In addition, the insurance industry is undergoing change and premiums are being increased. If we are unable to procure adequate insurance because of cost, unavailability or otherwise, we might be forced to cease operations.

Reserve and other mineralized material calculations are estimates only, and are subject to uncertainty due to factors including the prices of graphite, vanadium, lithium and uranium, inherent variability of the ore and recoverability of graphite, lithium and uranium in the recovery process.

        The calculation of reserves, other mineralized material tons and grades are estimates and depend upon geological interpretation and geostatistical relationships or assumptions drawn from drilling and sampling analysis, which may prove to be unpredictable. There is a degree of uncertainty attributable to the calculation of reserves and mineralized material and their corresponding grades. Until reserves and other mineralized materials are actually mined and processed, the quantity of ore and grades must be considered as an estimate only. In addition, the quantity of reserves and other mineralized materials may vary depending on the price of graphite, vanadium, lithium and uranium. Any material change in the quantity of reserves, other mineralized materials, mineralization or grade may affect the economic viability of our properties.

Our inability to obtain financial surety would threaten our ability to continue in business.

        Future financial surety requirements to comply with federal and state environmental and remediation requirements and to secure necessary licenses and approvals will increase significantly as future development and production occurs at certain of our sites in the United States. The amount of the financial surety for each producing property is subject to annual review and revision by regulators. We expect that the issuer of the financial surety instruments will require us to provide cash collateral for a significant amount of the face amount of the bond to secure the obligation. In the event we are not able to raise, secure or generate sufficient funds necessary to satisfy these requirements, we will be unable to develop our sites and bring them into production, which inability will have a material adverse impact on our business and may negatively affect our ability to continue to operate.

Competition from better-capitalized companies affects prices and our ability to acquire both properties and personnel.

        There is global competition for graphite, vanadium, lithium and uranium properties, capital, customers and the employment and retention of qualified personnel. In the production and marketing of graphite, vanadium, lithium and uranium, there are a number of producing entities, some of which are government controlled and most of which are significantly larger and better capitalized than we are. Many of these organizations also have substantially greater financial, technical, manufacturing and distribution resources than we have.

        Our future uranium production will also compete with uranium recovered from the de-enrichment of highly enriched uranium obtained from the dismantlement of United States and Russian nuclear weapons and imports to the United States of uranium from the former Soviet Union states and from the sale of uranium inventory held by the United States Department of Energy. In addition, there are numerous entities in the market that compete with us for properties and are attempting to become licensed to operate ISR and/or underground mining facilities. If we are unable to successfully compete for properties, capital, customers or employees or with alternative uranium sources, it could have a materially adverse effect on our results of operations.

Because we have limited capital, inherent mining risks pose a significant threat to us compared with our larger competitors.

        Because we have limited capital, we may be unable to withstand significant losses that can result from inherent risks associated with mining, including environmental hazards, industrial accidents, flooding, earthquake, interruptions due to weather conditions and other acts of nature which larger competitors could withstand. Such risks could result in damage to or destruction of our infrastructure and production facilities, as well as to adjacent properties, personal injury, environmental damage and processing and production delays, causing monetary losses and possible legal liability. Our business could be harmed if we lose the services of our key personnel.

        Our business and mineral exploration programs depend upon our ability to employ the services of geologists, engineers and other experts. In operating our business and in order to continue our programs, we compete for the services of professionals with other mineral exploration companies and businesses. In addition, several entities have expressed an interest in hiring certain of our employees. Our ability to maintain and expand our business and continue our exploration programs may be impaired if we are unable to continue to employ or engage those parties currently providing services and expertise to us or identify and engage other qualified personnel to do so in their place. To retain key employees, we may face increased compensation costs, including potential new stock incentive grants and there can be no assurance that the incentive measures we implement will be successful in helping us retain our key personnel.

The effect of comprehensive U.S. tax reform legislation on Westwater and its affiliates, whether adverse or favorable, is uncertain.

        On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act. Among a number of significant changes to the current U.S. federal income tax rules, the Tax Cuts and Jobs Act reduces the marginal U.S. corporate income tax rate from 35% to 21%, limits the deduction for net interest expense, shifts the United States toward a more territorial tax system, and imposes new taxes to combat erosion of the U.S. federal income tax base. The effect of the Tax Cuts and Jobs Act on Westwater and its affiliates, whether adverse or favorable, is uncertain, and may not become evident for some period of time. You are urged to consult your tax advisor regarding the implications of the Tax Cuts and Jobs Act.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $8.9 million, based on an assumed public offering price of $4.11 per unit (the last reported sale price of our common stock on the Nasdaq Capital Market on May 14, 2019) and $4.10 per pre-funded unit, after deducting the placement agent fees and estimated offering expenses payable by us. We will receive additional proceeds from the exercise of the warrants issuable in connection with this offering only if the warrants are exercised and the holders of such warrants pay the exercise price in cash upon such exercise.

        We intend to use the net proceeds from this offering to advance our Coosa graphite project in Alabama, our lithium exploration projects in Nevada and Utah, and for general corporate purposes, which may include technical studies, restoration commitments, capital expenditures and working capital. Our management will retain broad discretion over the use of proceeds, and we may ultimately use the proceeds for different purposes than we currently intend. Until we use the proceeds for any purpose, we expect to invest them in short-term investments.

        Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the amount set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. Thus, we may not raise the amount of capital we believe is required for our business and may need to raise additional funds, which may not be available or available on terms acceptable to us.

 MARKET FOR COMMON STOCK AND DIVIDEND POLICY

        Our common stock is traded on the Nasdaq Capital Market under the symbol "WWR." The last reported sale price of our common stock on May 14, 2019 on the Nasdaq Capital Market was $4.11 per share. As of February 15, 2019, there were 406 holders of record of our common stock.

        Following the close of trading on April 22, 2019, the Company effected a one-for-fifty reverse stock split of its issued and outstanding common stock. The common stock commenced trading on the Nasdaq Capital Market on a split-adjusted basis upon the open of trading on April 23, 2019. Unless otherwise noted, all share and per share information in this prospectus has been adjusted to reflect the reverse stock split.

        We have never declared or paid any cash dividend on our common stock, nor do we currently intend to pay any cash dividend on our common stock in the foreseeable future. We expect to retain our earnings, if any, for the growth and development of our business.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2019:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the sale of 2,433,090 units in this offering, the application of the net proceeds of this offering and after deducting the placement agent fees and estimated offering expenses payable by us.

        The information below is not necessarily indicative of what our capitalization would have been had this offering been completed on March 31, 2019. You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes contained in this prospectus.

	As of March 31, 2019
	Actual	As Adjusted
	(in thousands, unaudited)
Cash and equivalents	$1,019	$9,919

Stockholders' equity:
Paid in capital	313,435	323,434
Accumulated deficit	(295,048)	(296,148)
Total stockholders' equity	18,130	27,030

Total capitalization	$18,130	$27,030

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere in this prospectus, which have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under the section heading "Risk Factors" above and elsewhere in this prospectus. See "Disclosure Regarding Forward-Looking Statements" above. Unless otherwise noted, all share and per share information has been adjusted to reflect the one-for-fifty reverse stock split of our common stock that became effective following the close of trading on April 22, 2019.

INTRODUCTION

        Westwater Resources, Inc. is a 40-year-old, public company trading on the Nasdaq stock exchange under the symbol "WWR." Originally incorporated to mine uranium in Texas, our company has been reborn as a diversified energy materials developer. Westwater now has a presence in uranium, lithium exploration, and battery-graphite materials after its acquisition of Alabama Graphite Corp. ("AGC" or "Alabama Graphite") in April 2018.

        Westwater presently holds battery-graphite development properties in Alabama, exploration properties with lithium and uranium exploration potential, as well as idled uranium production properties. We were organized in 1977 to acquire and develop uranium projects in South Texas using the in-situ recovery ("ISR") process. We have historically produced uranium in the state of Texas where we currently have ISR projects and two licensed processing facilities. We also have approximately 188,700 acres of uranium mineral holdings in the prolific Grants Mineral Belt of the state of New Mexico, and 11,000 acres in the South Texas uranium province. Westwater acquired these uranium properties over the past 25 years along with an extensive information database of historic drill-hole logs and analysis. Westwater ceased uranium production in 2009 and none of our properties are currently in production.

Graphite, Vanadium, Lithium and Uranium Listed as Critical Materials

        A Presidential Executive Order on a Federal Strategy to Ensure Secure and Reliable Supplies of Critical Minerals was issued on December 20, 2017, which we believe will accelerate important energy related mineral development in the United States. Pursuant to Executive Order 13817 of December 20, 2017, "A Federal Strategy to Ensure Secure and Reliable Supplies of Critical Minerals," the Secretary of the Interior on February 16, 2018 presented a draft list of 35 mineral commodities deemed critical under the definition provided in the Executive Order. Graphite (natural), lithium, uranium and vanadium are listed as critical elements. In conjunction with Professional Paper 1802, published by the US Geological Service ("USGS"), where 23 minerals are identified as critical to the Country's security and economy, Westwater believes these actions are important steps in support of domestic minerals development. Graphite and lithium, in particular, are critical to the development of batteries and other energy storage systems essential to the electric vehicle, solar and wind power industries.

Section 232 Investigation

        The U.S. Department of Commerce initiated a Section 232 investigation in July 2018 to determine whether the present quantity of uranium ore and product imports threaten to impair U.S. national security. U.S. uranium production has declined significantly since 1987, with domestic uranium producers experiencing a major slowdown in operations and employment. As Westwater commented in a press release dated April 29, 2019, U.S. uranium producers may benefit, and the price of uranium produced in the U.S. is anticipated to rise, if President Trump imposes tariffs or quotas on imported uranium or takes other action to support domestic uranium production, which tariffs, quotas or other action may not occur.

RECENT DEVELOPMENTS

Turkish Government Taking of Temrezli and Sefaatli Licenses and Westwater's Arbitration Filing

        In December 2018, Westwater filed a Request for Arbitration against the Republic of Turkey for its unlawful actions against the Company's investments, most notably, the June 2018 illegal taking of its Temrezli and Sefaatli uranium projects. These projects were owned by Westwater's Turkish subsidiary Adur Madencilik Limited Sirketi ("Adur").

        Since 2007, Adur has held the exclusive rights for the exploration and development of uranium at Temrezli and Sefaatli, two sites located around 200 kilometers from Ankara, which include the largest and highest-grade deposits of uranium known to be in Turkey. To date, Adur and its shareholders have invested substantially in these two projects, using their technical expertise and carrying out extensive drilling, testing and studies to move the projects towards production. Having successfully completed the exploration stage, in 2013-2014, Adur was granted a number of operating licenses by the Turkish government to develop the Temrezli mine. As a direct result of Adur's efforts, Temrezli is the most advanced uranium project in Turkey. Experts have estimated that the mine will generate revenues of up to $644 million over its life, netting Westwater an estimated future return on its investment of $267 million as described in the Prefeasibility Study completed for the Temrezli project in 2015.

        For many years, Adur and Westwater worked closely with the Turkish authorities and shared their technical expertise in uranium mining. However, Turkey's most recent actions have undermined this longstanding relationship. In particular, in June 2018, the Turkish government cancelled all of Adur's exploration and operating licenses with retroactive effect, rendering Westwater's investment in Adur effectively worthless. While the Turkish authorities had variously issued, renewed and overseen these licenses for more than a decade, they now assert that these were issued by mistake and that the Turkish government has a governmental monopoly over all uranium mining activities in Turkey, in violation of Westwater's rights under Turkish and international law. Westwater has reached out on numerous occasions to the Turkish government to resolve this dispute amicably, to reinstate the licenses and to remedy its unlawful actions, but to no avail.

        As a result, on December 13, 2018, Westwater filed a Request for Arbitration against the Republic of Turkey before the ICSID, pursuant to the Treaty between the United States of America and the Republic of Turkey concerning the Reciprocal Encouragement and Protection of Investments. On December 21, 2018, ICSID advised that it had formally "registered" the Request for Arbitration.

        The Company has determined that all of the uranium mineral holding property assets located in Turkey were fully impaired and recorded an $18.0 million impairment charge in June 2018. The amount of the impairment charge reflects the accounting net book value for the uranium holding property assets and does not reflect fair market value of the assets. The Company will recognize compensation for the mining and exploration licenses when the amount of the full and fair compensation is fixed and determinable and the ability to collect is probable.

Acquisition of Alabama Graphite

        On April 23, 2018, Westwater completed its acquisition of Alabama Graphite as part of a strategic decision to refocus the Company to supply battery manufacturers with low-cost, advanced, high-quality, and high-margin graphite products. The principal asset acquired is the Coosa Graphite Project ("Coosa Project"), which includes the Coosa Graphite mine located near Sylacauga, Alabama, 50 miles southeast of Birmingham. The Coosa mine is located in an area that has been a past producer of graphite, utilizing a geology trend spanning tens of thousands of acres, known as the "Alabama Graphite Belt." The State of Alabama remains a business friendly jurisdiction, exemplified by the state successfully securing a $1 billion commitment from Daimler Benz to build a lithium-ion battery factory near its automobile assembly plant in the state.

        The transaction process began on December 13, 2017 when the Company entered into a binding arrangement agreement to acquire all of the issued and outstanding securities of Alabama Graphite through the issuance of new securities in the Company by way of a court-sanctioned plan of arrangement under the Business Corporation Act of British Columbia. Eligible shareholders of Alabama Graphite were offered 0.0016 shares of the Company's common stock for every one share of Alabama Graphite they owned. Alabama Graphite's shareholders approved the arrangement on March 9, 2018, and on March 19, 2018, the Supreme Court of British Columbia granted orders approving the Alabama Graphite plan of arrangement implementing the acquisition. On April 19, 2018, the Company's stockholders approved the shares to be issued to Alabama Graphite shareholders pursuant to the arrangement. Following customary Canadian regulatory approvals, the Company closed the acquisition on April 23, 2018. At closing, the Company issued 232,504 shares of its common stock to the stockholders of Alabama Graphite who received approximately 28% of the combined company and then-current stockholders of the Company retained approximately 72%. The Company also issued replacement options and warrants for 50,168 shares of its common stock to the previous option and warrant holders of Alabama Graphite.

Vanadium Target Mineralization Discovery

        In late November 2018, Westwater announced the discovery of significant levels of vanadium concentrations at several locales within the graphitic schists at the Company's Coosa Project. Westwater subsequently commenced the first of a four-phase exploration program designed to determine the extent, character and quality of the vanadium mineralization at Coosa. As announced by the Company on February 19, 2019, the first phase demonstrated widespread positive values for vanadium that extended beyond the graphite resource defined in the 2015 Preliminary Economic Assessment for the Coosa Project.

Reclamation Success in Texas

        Westwater has completed wellfield plugging at the Vasquez Project in Texas and has received certification by the Texas Commission on Environmental Quality (TCEQ). This paves the way for bond releases in 2019, including the release of a surety bond posted by the Company in the amount of $208,657 as announced by the Company on March 4, 2019. Reclamation of the waste disposal well and its associated pond, as well as the remainder of the surface is scheduled for completion in 2019.

        At the Rosita Project in Texas, the wellfield Production Areas 1 & 2 are plugged, and surface reclamation in those areas is also expected to be completed in 2019.

Lithium Acquisition

        On March 24, 2018, the Company's wholly owned subsidiary Lithium Holdings Nevada LLC exercised an option to purchase a block of unpatented placer mining claims covering an area of approximately 3,000 acres within the Columbus Salt Marsh area of Esmeralda County, Nevada. The claims adjoin a portion of the Company's current property holdings at its Columbus Basin project, expanding the project area within the basin to approximately 14,200 acres. Pursuant to the terms of the option agreement, the Company acquired the mineral property claims in exchange for 4,000 shares of Westwater common stock, which were issued on April 23, 2018 and a 1% net smelter return royalty on the claims.

Reverse Stock Split

        Following the close of trading on April 22, 2019, the Company effected a one-for-fifty reverse stock split of its issued and outstanding common stock. The common stock commenced trading on the Nasdaq Capital Market on a split-adjusted basis upon the open of trading on April 23, 2019. The primary purpose of the reverse split was to bring Westwater into compliance with Nasdaq's $1.00 minimum bid price requirement to maintain the listing of Westwater's common stock on the Nasdaq Capital Market.

        The reverse stock split reduced the number of the Company's outstanding common stock from approximately 74.7 million shares to approximately 1.5 million shares of common stock. Unless otherwise noted, all share and per share information in this prospectus has been adjusted to reflect the reverse stock split.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Summary

        Our consolidated net loss for the years ended December 31, 2018 and 2017 was $35.7 million and $19.3 million or $38.47 and $38.99 per share, respectively. The principal components of these year-over-year changes are as follows:

	For the year ended December 31,
	2018	2017
	(thousands of dollars)
Mineral property expenses	$(3,538)	$(4,584)
General and administrative	(7,357)	(6,614)
Acquisition related costs	(333)	(1,003)
Impairment of uranium properties	(23,712)	(11,436)
Other operating expenses	(1,109)	(1,181)
Non-operating income	365	5,530

Total	$(35,684)	$(19,288)

Mineral property expenses

        Mineral property expenses for the year ended December 31, 2018 were $3.5 million, as compared with $4.6 million for the year ended December 31, 2017.

        The following table details our mineral property expenses for the years ended December 31, 2018 and 2017.

	For the years ended December 31,
	2018	2017
	(thousands of dollars)
Restoration/Recovery expenses
Kingsville Dome project	$—	$—
Rosita project	315	208
Vasquez project	220	113

Total restoration/recovery expenses	535	321
Standby care and maintenance expenses
Kingsville Dome project	639	647
Rosita project	376	327
Vasquez project	319	411
Temrezli project	116	196

Total standby care and maintenance expenses	1,450	1,581
Exploration and evaluation costs	112	812
Land maintenance and holding costs	1,441	1,870

Total mineral property expenses	$3,538	$4,584

        For the year ended December 31, 2018, mineral property expenses decreased by approximately $1.0 million as compared with the corresponding period in 2017. These changes were the result of the following:

  •
  a decrease of $0.4 million in land holding costs for the Cebolleta and Juan Tafoya uranium properties;

  •
  a decrease of $0.7 million in exploration activity for lithium projects in Utah and New Mexico;

  •
  a decrease of $0.1 million for standby care and maintenance costs for the Vasquez project in south Texas; and

  •
  an increase of $0.2 million for increased restoration and recovery expenses for Rosita and Vasquez projects in south Texas.

General and administrative expenses

        Significant expenditures for general and administrative expenses for the years ended December 31, 2018 and 2017 were:

	For the year ended December 31,
	2018	2017
	(thousands of dollars)
Stock compensation expense	$332	$101
Salaries and payroll burden	2,775	2,480
Legal, accounting, public company expenses	2,695	2,816
Insurance and bank fees	522	524
Consulting and professional services	481	75
Office expenses	397	495
Other expenses	155	123

Total	$7,357	$6,614

        General and administrative expenses increased by approximately $0.7 million as compared with the corresponding period in 2017. This increase was mostly due to the following:

  •
  an increase in stock compensation expense of $0.2 million, which was primarily the result of stock option grants in 2018;

  •
  an increase in the Company's salaries and payroll burden of $0.3 million, which was primarily the result of a higher head count in 2018 versus 2017;

  •
  an increase in consulting expenses of $0.4 million, primarily related to Alabama Graphite operations; and

  •
  these increases were partially offset by decreases in legal, accounting, public company expenses of $0.1 million and office expenses of $0.1 million.

Acquisition related expenses

        During 2018, we incurred acquisition related legal and accounting costs of $0.3 million associated with the Alabama Graphite acquisition. We also advanced $1.0 million to Alabama Graphite pursuant to the Arrangement Agreement and Loan Agreement as of April 23, 2018. The total loan amount of $1.8 million was incorporated into the final purchase accounting at the acquisition date of April 23, 2018.

        During 2017, we incurred acquisition related legal and accounting costs of $1.0 million associated with the Alabama Graphite acquisition. We also advanced $0.8 million to Alabama Graphite pursuant to the Arrangement Agreement and Loan Agreement as of December 31, 2017.

Impairment of uranium properties

        During 2018 and 2017, we recorded impairments of $23.7 million and $11.4 million, respectively, to reduce the carrying value of certain uranium properties.

        On June 20, 2018, the General Directorate of Mining Affairs, a department of the Turkish Ministry of Energy and Natural Resources, notified the Company that the mining and exploration licenses for its Temrezli and Sefaatli projects located in Turkey had been revoked and potential compensation will be proffered. On December 13, 2018 Westwater filed a Request for Arbitration against the Republic of

Turkey before the ICSID, pursuant to the Treaty between the United States of America and the Republic of Turkey concerning the Reciprocal Encouragement and Protection of Investments. On December 21, 2018, ICSID advised that it had formally "registered" the Request for Arbitration.

        The Company has determined that it is more likely than not that the Company will be unable to explore, develop, mine or otherwise benefit from the mineral properties and accordingly has determined that all of the uranium mineral holding property assets located in Turkey were fully impaired. The $18.0 million impairment charge reflects the accounting net book value for the uranium holding property assets and does not reflect fair market value of the assets. The Company will recognize compensation for the mining and exploration licenses when the amount of the full and fair compensation is fixed and determinable and the ability to collect is probable.

        The Company also recorded a $5.7 million impairment charge against certain of its uranium plant and equipment located in South Texas. The majority of the plant and equipment that was deemed impaired was plant and equipment that had been designated to be utilized in the Temrezli Project. With the taking of Temrezli's licenses by the Republic of Turkey and with no immediate alternative operating plan for these assets, the estimated sales value of such plant and equipment is the best determinate of fair value. Accordingly, the impairment charge adjusts the carrying value of the plant and equipment to its estimated net realizable sales value.

        For the year ended December 31, 2017, substantially all of the 2017 impairment charges related to the Company's Cebolleta/Juan Tafoya project as the carrying value exceeded the project's cash flows on an undiscounted and discounted basis. The net carrying value of the Cebolleta/Juan Tafoya project after impairment was $7.8 million at December 31, 2017.

Non-operating income and expenses

Interest Income/(Expense)

        Interest income of $0.7 million for the year ended December 31, 2018 consisted of accrued interest receivable of $0.2 on a promissory note from Laramide Resources Ltd. (the "Laramide Note") and amortization of $0.5 million on the discount on the Laramide Note.

        Interest income of $0.6 million for the year ended December 31, 2017 consisted of accrued interest receivable of $0.2 on the Laramide Note and amortization of $0.5 million on the discount on the Laramide Note. These amounts were partially offset by interest expense of $0.1 million for the amortization of the debt discount and establishment fee.

Disposal of Hydro Resources, Inc.

        During the year ended December 31, 2017, the Company recorded a gain on disposal of Hydro Resources, Inc. in the amount of $4.9 million. The amount of the gain was determined using the fair value of the purchase consideration less the carrying value of the Churchrock Project.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

Summary

        Our consolidated net loss for the three months ended March 31, 2019 was $3.2 million, or $2.15 per share, as compared with a consolidated net loss of $3.4 million, or $6.11 per share for the same period in 2018.

Mineral Property Expenses

        The following table details our mineral property expenses for the three months ended March 31, 2019 and 2018:

	For the Three Months Ended March 31
(thousands of dollars)	2019	2018
Restoration/Recovery expenses
Vasquez and Rosita Projects	$18	$182

Total restoration/recovery expenses	18	182
Standby care and maintenance expenses
Kingsville Dome Project	154	159
Rosita Project	118	93
Vasquez Project	73	75
Temrezli Project	—	79

Total standby care and maintenance expenses	345	406
Exploration and evaluation costs	80	10
Land maintenance and holding costs	191	184

Total mineral property expenses	$634	$782

        For the three months ended March 31, 2019, mineral property expenses decreased by $0.2 million from the corresponding periods during 2018. The decrease was primarily due to a reduction in operating activities at the Temrezli Project of $0.1 million due to the revocation of the mining licenses by the government of Turkey in June 2018 and by a reduction of $0.2 million in reclamation activities at the Vasquez and Rosita Projects due to adverse weather conditions in 2019.

General and Administrative Expenses

        Significant expenditures for general and administrative expenses for the three months ended March 31, 2019 and 2018 were:

	For the Three Months Ended March 31,
(thousands of dollars)	2019	2018
Stock compensation expense	$8	$81
Salaries and payroll burden	684	729
Legal, accounting, public company expenses	845	677
Insurance and bank fees	142	141
Consulting and professional services	21	15
Office expenses	104	122
Other expenses	32	40

Total	$1,836	$1,805

        For the three months ended March 31, 2019, general and administrative charges increased only slightly as compared with the corresponding period in 2018. Increases in legal, accounting and public company expenses of $0.2 million were offset by decreases in stock compensation and salary costs.

Other Income and Expenses

Loss on Sale of Marketable Securities

        For the three months ended March 31, 2019, the Company sold the third tranche of 2,483,034 Laramide common shares along with 2,218,333 Laramide warrants resulting in net proceeds of $0.5 million and a net loss on sale of marketable securities of $0.7 million.

FINANCIAL POSITION

Operating Activities

        Net cash used in operating activities was $11.7 million for the year ended December 31, 2018, as compared with $11.6 million for the year ended December 31, 2017. The increase of $0.1 million in cash used is primarily due to an increase in cash used for prepaids and accounts payable of $1.1 million. This increase was mostly offset by a decrease in operating expenses of $1.0 million.

        Net cash used in operating activities was $2.7 million for the three months ended March 31, 2019, as compared with $3.7 million for the same period in 2018. The decrease was primarily due to non-recurring costs of $0.8 million related to the Alabama Graphite Corp. acquisition incurred during the three months ending March 31, 2018.

Investing Activities

        Net cash provided by investing activities was $0.5 million for the year ended December 31, 2018, as compared with $1.0 million for the same period in 2017. For the 2018 period, the Company received note and related interest payments on the Laramide note in the amount of $1.1 million in cash. Additionally, the Company received net proceeds of $0.8 million from the sale of Laramide securities and $0.1 million from the sale of land and equipment. These increases were mostly offset by cash used for note advances to Alabama Graphite of $0.9 million and related Alabama Graphite acquisition transaction costs of $0.6 million. For the 2017 period, the Company received $2.0 million for the sale of the Hydro Resources, Inc. properties, advanced $0.8 million to Alabama Graphite as part of the Arrangement Agreement and had purchases of equipment of $0.1 million.

        Net cash provided by investing activities was $1.8 million for the three months ended March 31, 2019, as compared with $0.6 million of cash provided by investing activities for the three months ended March 31, 2018. For the 2019 period, the Company received note and related interest payments on the Laramide note in the amount of $0.8 million in cash. Additionally, the Company received net proceeds of $0.5 million from the sale of Laramide securities and $0.5 million from URC as a deposit in accordance with the terms of the Asset Purchase Agreement signed on March 5, 2019. For the 2018 period, the Company received a note payment on the Laramide note in the amount of $750,000 in cash. Additionally, the Company received net proceeds of $0.5 million from the sale of Laramide securities. These increases were partially offset by cash used for note advances to Alabama Graphite of $0.6 million.

Financing Activities

        Net cash provided by financing activities was $8.7 million for the year ended December 31, 2018. During 2018 the Company received net cash proceeds of $1.3 million, $2.9 million and $4.5 million from the sale of common stock sold through the Company's Aspire Common Stock Purchase Agreement, Aspire registered direct offering and Cantor ATM offering agreements, respectively.

        Net cash provided by financing activities was $11.0 million for the year ended December 31, 2017. During 2017 we received net cash proceeds of $15.5 million from equity financings completed in January, February and September 2017, respectively. Additionally, $1.0 million was received from the sale of common stock sold through the Company's ATM Offering. This increase was offset by the repayment of $5.5 million outstanding under the loan from Resource Capital Funds.

        Net cash provided by financing activities was $0.4 million for the three months ended March 31, 2019 from the sale of common stock through the Company's Cantor ATM Offering agreement.

        For the three months ended March 31, 2018, the Company received net cash proceeds of $0.6 million and $0.1 million from the sale of common stock through the Common Stock Purchase Agreement with Aspire Capital and the Cantor ATM Offering agreement, respectively.

Liquidity and Capital Resources

        The consolidated financial statements of the Company have been prepared on a "going concern" basis, which means that the continuation of the Company is presumed even though events and conditions exist that, when considered in the aggregate, raise substantial doubt about the Company's ability to continue as a going concern because it is possible that the Company will be required to adversely change its current business plan or may be unable to meet its obligations as they become due within one year after the date that these financial statements were issued.

        The Company last recorded revenues from operations in 2009 and expects to continue to incur losses as a result of costs and expenses related to maintaining its properties and general and administrative expenses. Since 2009, the Company has relied on equity financings, debt financings and asset sales to fund its operations and the Company expects to rely on these forms of financing to fund its operations into the near future. The Company will also continue to identify ways to reduce its cash expenditures.

        The Company's current business plan requires working capital to fund non-discretionary expenditures for uranium reclamation activities, mineral property holding costs, business development costs and administrative costs. The Company intends to pursue project financing to support execution of the graphite business plan, including discretionary capital expenditures associated with graphite battery-material product development, construction of pilot plant facilities and construction of commercial production facilities. The Company's current lithium business plan will be funded by working capital, however, the Company is pursuing project financing including possible joint venture partners to fund discretionary greenfield exploration activities.

        At March 31, 2019 the Company's cash balances were $1.0 million and the Company had a working capital deficit of $1.0 million. Subsequent to May 7, 2019, the Company expects to fund operations as follows:

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  Payment due June 30, 2019 or earlier in the amount of $2.25 million from sale of uranium royalty interests and the Laramide Resources Ltd. promissory note to Uranium Royalty Corp.

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  Anticipated public equity offering for up to $10.0 million in gross proceeds from this offering.

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  Other debt and equity financings and asset sales.

        While the Company has been successful in the past in raising funds through equity and debt financings as well as through the sale of non-core assets, no assurance can be given that additional financing will be available to it in amounts sufficient to meet its needs, or on terms acceptable to the Company. In the event that we are unable to raise sufficient additional funds, we may be required to delay, reduce or severely curtail our operations or otherwise impede our on-going business efforts, which could have a material adverse effect on our business, operating results, financial condition, long-term prospects and ability to continue as a viable business. Considering all of the factors above, the Company believes there is substantial doubt regarding its ability to continue as a going concern.

Off-Balance Sheet Arrangements

        We have no off-balance sheet arrangements.

Critical Accounting Policies

        Our significant accounting policies are described in Note 1 to the consolidated financial statements appearing elsewhere in this prospectus. We believe our most critical accounting policies involve those requiring the use of significant estimates and assumptions in determining values or projecting future costs.

Property, Plant and Equipment

        The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows or upon an estimate of fair value that may be received in an exchange transaction. Future cash flows are estimated based on quantities of recoverable minerals, expected uranium and graphite prices, production levels and operating costs of production and capital, based upon the projected remaining future uranium or graphite production from each project. Existing proven and probable reserves and value beyond proven and probable reserves, including mineralization that is not part of the measured, indicated or inferred resource base, are included when determining the fair value of mine site reporting units at acquisition and, subsequently, in determining whether the assets are impaired. The term "recoverable minerals" refers to the estimated amount of uranium or graphite that will be obtained after taking into account losses during processing and treatment. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups. The Company's estimates of future cash flows are based on numerous assumptions and it is likely that actual future cash flows will be significantly different than the estimates, as actual future quantities of recoverable minerals, uranium and graphite prices, production levels and operating costs of production and availability and cost of capital are each subject to significant risks and uncertainties.

        During 2018 and 2017, we recorded impairments of $23.7 million and $11.4 million, respectively, to reduce the carrying value of property, plant and mine equipment. Existing proven and probable reserves and value beyond proven and probable reserves, including mineralization that is not part of the measured, indicated or inferred resource base, are included when determining the fair value of uranium properties upon acquisition and, subsequently, in determining whether the assets are impaired. The term "recoverable minerals" refers to the estimated amount of uranium and graphite that will be obtained after taking into account losses during processing and treatment. In estimating future cash flows, assets are grouped at the lowest level for which there is identifiable cash flows that are largely independent of future cash flows from other asset groups.

Asset Retirement Obligations

        Regarding our reserve for asset retirement obligations, significant estimates were utilized in determining the future costs to complete the groundwater restoration, plugging and abandonment of wellfields and surface reclamation at our uranium ISR sites. Estimating future costs can be difficult and unpredictable as they are based principally on current legal and regulatory requirements and ISR site closure plans that may change materially. The laws and regulations governing ISR site closure and remediation in a particular jurisdiction are subject to review at any time and may be amended to impose additional requirements and conditions which may cause our provisions for environmental liabilities to be underestimated and could materially affect our financial position or results of operations. Estimates of future asset retirement obligation costs are also subject to operational risks such as acceptability of treatment techniques or other operational changes.

BUSINESS

THE COMPANY

        Westwater Resources, Inc. is a 40-year-old public company trading on the Nasdaq stock exchange under the symbol "WWR." Originally incorporated to mine uranium in Texas, our company has been reborn as a diversified energy materials developer. Westwater now has a presence in uranium, lithium exploration, and battery-graphite materials after its acquisition of Alabama Graphite in April 2018.

        Westwater holds battery graphite development properties in Alabama, exploration properties with lithium and uranium exploration potential, as well as two idled uranium production properties. We were organized in 1977 to acquire and develop uranium projects and still have extensive uranium mineral holdings in New Mexico and Texas. Westwater ceased uranium production in 2009.

        The Company conducts its business and owns its properties through a number of subsidiaries. The Company's principal place of business and corporate office is at 6950 South Potomac Street, Suite 300, Centennial, Colorado 80112. South Texas operations are conducted by URI, Inc., a subsidiary of the Company, who maintains an operations office at 641 E. FM 1118, Kingsville, Texas 78363. As of February 15, 2019, the Company and its subsidiaries had 32 employees.

OUR STRATEGY

        Our strategy is to increase stockholder value by expanding into the battery materials marketplace, while maintaining our uranium assets as an option on the future rising price of uranium. The acquisition of the Coosa Graphite Project (the "Coosa Project") mineral properties from Alabama Graphite in April 2018 combined with the Company's existing lithium exploration properties in Nevada and Utah, provides the Company with the opportunity to develop two critical raw materials utilized by the growing market for electric battery storage for automobiles, trucks and buses as well as grid-based storage devices. In 2016, the global battery market was $86 billion dollars in size and was growing at a rate of 7%.

        Our goal for the graphite business is to develop a battery-graphite manufacturing business in Alabama that produces advanced, high-quality and high-margin products for battery manufacturers. Subject to financing, we plan to begin construction of a pilot-scale processing plant in 2019, for operation in 2020, followed by construction of a commercial scale processing facility beginning in 2020, for operation in 2022, that purifies readily available graphite flake concentrates from various sources to 99.95% pure carbon, although we have not yet secured a supply of graphite flake concentrates. Once purified, the graphite will be further processed into three advanced component products with enhanced conductivity performance needed by battery manufacturers. These advanced graphite products are purified micronized graphite ("PMG"), delaminated expanded graphite ("DEXDG") and coated spherical purified graphite ("CSPG"). At the same time, we plan to begin developing the Coosa Graphite mine (planned for start-up in 2026) on our 40,000-plus-acre mineral-rights holdings that can serve as a hedge against future feedstock costs and provide in-house quality assurance and quality control ("QA/QC") for raw-material inputs.

        We plan to continue geologic evaluation of our greenfield lithium exploration properties in Nevada and Utah. Significant exploration expenditures will be dependent on the availability of project-based or joint-venture based funding. We plan to continue to pursue and secure water rights for the three project areas, as water rights are a critical component of any future commercial development of the mineral properties and require relatively low capital expenditures.

        Amidst the prevailing low uranium price environment, we continue to balance cash conservation with maintaining readiness to fast track resumption of production at such time as uranium prices show sufficient improvement. For our South Texas uranium projects, we plan to continue the focus on fulfilling our environmental obligations with proactive restoration of legacy wellfields while maintaining our processing facilities on standby for potential operating/processing agreements. During 2019, we anticipate completing the restoration requirements at the Vasquez Project and all non-production properties at the Rosita Project, and will seek bond release from the Texas Commission on Environmental Quality. In New Mexico, we continue to assess the potential for the development of our larger scale uranium projects on a stand-alone basis or with partners.

        Our project pipeline is prioritized as near-term, mid-term and long-term projects, with a goal of achieving sustainable production over time with our graphite, lithium and uranium projects so as to take advantage of rising and/or high price environments for these minerals. We continually adjust near-term and long-term business priorities in accordance with market conditions.

        Our broad base of mining, processing and manufacturing expertise from graphite, base and precious metals to energy materials is our key competitive advantage. Westwater possesses a unique combination of battery-materials knowledge and extensive project-execution experience, coupled with decades of capital markets expertise which makes this business a powerful presence in the new energy marketplace. We intend to advance the Company's projects towards production when economics allows, while prudently managing our cash and liquidity position for financial flexibility.

RECENT BUSINESS AND CORPORATE DEVELOPMENTS

Turkish Government Taking of Temrezli and Sefaatli Licenses and Westwater's Arbitration Filing

        In December 2018, Westwater filed a Request for Arbitration against the Republic of Turkey for its unlawful actions against the Company's investments, most notably, the June 2018 illegal taking of its Temrezli and Şefaatli uranium projects. These projects were owned by Westwater's Turkish subsidiary Adur Madencilik Limited Sirketi ("Adur").

        Since 2007, Adur has held the exclusive rights for the exploration and development of uranium at Temrezli and Şefaatli, two sites located around 200 kilometers from Ankara, which include the largest and highest-grade deposits of uranium known to be in Turkey. To date, Adur and its shareholders have invested substantially in these two projects, using their technical expertise and carrying out extensive drilling, testing and studies to move the projects towards production. Having successfully completed the exploration stage in 2013-2014, Adur was granted a number of operating licenses by the Turkish government to develop the Temrezli mine. As a direct result of Adur's efforts, Temrezli is the most advanced uranium project in Turkey. Experts have estimated that the mine will generate revenues of up to $644 million over its life, netting Westwater an estimated future return on its investment of $267 million as described in the Prefeasibility Study completed for the Temrezli project in 2015.

        For many years, Adur and Westwater worked closely with the Turkish authorities and shared their technical expertise in uranium mining. However, Turkey's most recent actions have undermined this longstanding relationship. In particular, in June 2018, the Turkish government cancelled all of Adur's exploration and operating licenses with retroactive effect, rendering Westwater's investment in Adur effectively worthless. While the Turkish authorities had variously issued, renewed and overseen these licenses for more than a decade, they now assert that these were issued by mistake and that the Turkish government has a governmental monopoly over all uranium mining activities in Turkey, in violation of Westwater's rights under Turkish and international law. Westwater has reached out on numerous occasions to the Turkish government to resolve this dispute amicably, to reinstate the licenses and to remedy its unlawful actions, but to no avail.

        As a result, on December 13, 2018 Westwater filed a Request for Arbitration against the Republic of Turkey before the International Centre for the ICSID, pursuant to the Treaty between the United States of America and the Republic of Turkey concerning the Reciprocal Encouragement and Protection of Investments. On December 21, 2018, ICSID advised that it had formally "registered" the Request for Arbitration.

Acquisition of Alabama Graphite

        On April 23, 2018, Westwater completed its acquisition of Alabama Graphite as part of a strategic decision to refocus the Company to supply battery manufacturers with low-cost, advanced, high-purity, and high-margin graphite products. The principal asset acquired is the Coosa Project, which includes the Coosa graphite deposit located near Sylacauga, Alabama, 50 miles southeast of Birmingham. The Coosa graphite deposit is located in an area that has been a past producer of graphite, situated at the southwest end of a geologic complex spanning many tens of thousands of acres, known as the "Alabama Graphite Belt." The State of Alabama is a friendly-business jurisdiction, exemplified by the state successfully securing a $1 billion commitment from Daimler Benz to build a lithium-ion battery factory near its automobile assembly plant in the state.

        The transaction process began on December 13, 2017 when the Company entered into a binding arrangement agreement to acquire all of the issued and outstanding securities of Alabama Graphite through the issuance of new securities in the Company by way of a court-sanctioned plan of arrangement under the Business Corporation Act of British Columbia. Eligible shareholders of Alabama Graphite were offered 0.0016 shares of the Company's common stock for every one share of Alabama Graphite they owned. Alabama Graphite's shareholders approved the arrangement on March 9, 2018, and on March 19, 2018, the Supreme Court of British Columbia granted orders approving the Alabama Graphite plan of arrangement implementing the acquisition. On April 19, 2018, the Company's stockholders approved the shares to be issued to Alabama Graphite shareholders pursuant to the arrangement. Following customary Canadian regulatory approvals, the Company closed the acquisition on April 23, 2018. At closing, the Company issued 232,504 shares of its common stock to the stockholders of Alabama Graphite who received approximately 28% of the combined company and then-current stockholders of the Company retained approximately 72%. The Company also issued replacement options and warrants for 50,168 shares of its common stock to the previous option and warrant holders of Alabama Graphite.

Vanadium Target Identification

        In late November 2018, Westwater announced the discovery of significant levels of vanadium concentrations at several locales within the graphitic schists at the Company's Coosa Project. Westwater subsequently commenced the first of a four-phase exploration program designed to determine the extent, character and quality of the vanadium mineralization at Coosa. As announced by the Company on February 19, 2019, the first phase demonstrated widespread positive values for vanadium that extended beyond the graphite resource defined in the 2015 Preliminary Economic Assessment for the Coosa Project.

Reclamation Success in Texas

        Westwater has completed wellfield plugging at the Vasquez Project and the Texas Commission on Environmental Quality has approved this phase of reclamation. This paves the way for bond releases in 2019, including the release of a surety bond posted by the Company in the amount of $208,657 as announced by the Company on March 4, 2019. Reclamation of the waste disposal well and its associated pond, as well as the remainder of the surface is scheduled for completion in 2019.

        At the Rosita Project, also located in Texas, the wellfield Production Areas 1 & 2 are plugged, and surface reclamation in those areas is also expected to be completed in 2019.

Lithium Acquisition

        On March 24, 2018, the Company's wholly owned subsidiary Lithium Holdings Nevada LLC exercised an option to purchase a block of unpatented placer mining claims covering an area of approximately 3,000 acres within the Columbus Salt Marsh area of Esmeralda County, Nevada. The claims adjoin a portion of the Company's current property holdings at its Columbus Basin project, expanding the project area within the basin to approximately 14,200 acres. Pursuant to the terms of the option agreement, the Company acquired the mineral property claims in exchange for 4,000 shares of Westwater common stock, which were issued on April 23, 2018 and a 1% net smelter return royalty on the claims.

OVERVIEW OF THE BATTERY GRAPHITE INDUSTRY

        Graphite is the name given to a common form of the element carbon. Occurring naturally as a mineral in numerous deposits around the world, graphite is used in many industrial applications. These end uses take advantage of the graphite's natural characteristics of high lubricity, high resistance to corrosion, ability to withstand high temperatures while remaining highly stable, and excellent conductivity of heat and electricity.

        In recent years, graphite has become an essential component for electrodes used in the production of new and old technology battery materials. This role will continue to be important as demand for these batteries increases, with the world's growing electric-vehicle and energy-storage needs. Natural battery-ready graphite products are derived from flake graphite that has been transformed through a series of specialty downstream processes into various battery graphite products. These processes include, but are not limited to:

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  Purification to battery-grade carbon as graphitic (Cg) content of ≥ 99.95%,

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  Micronization (sizing);

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  Intercalation (expansion), delamination (sheering);

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  Spheronization (shaping), classification (sorting); and

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  Surface treatment (carbon coating).

        Natural flake graphite is increasingly supplanting the use of synthetic graphite in battery applications, for cost and performance reasons. Through a series of sophisticated and precise processing steps, flake-graphite concentrates are transformed into high-value end products for the battery industry, specifically purified micronized graphite and delaminated expanded graphite, used as conductivity-enhancement additives for the manufacture of cathodes for a number of battery material families, and coated spherical purified graphite for the manufacture of anodes in Li-ion batteries. Additional high-performance, battery-ready graphite materials can also be produced, using these three products as a starting point.

        The global battery market is $86 billion dollars per annum in size and growing at a rate of 7% in 2016 (Sanders, 2018). The greatest share of this market is made up of four battery-market segments that require advanced battery-graphite products:

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  Li-ion batteries—these are rechargeable lithium-based batteries used in everything from cellphones and hand tools to laptop computers and electric vehicles.

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  Primary Lithium batteries—these are non-rechargeable, lightweight lithium-based batteries like those used in flashlights, smoke detectors, and applications where long life and lightweight matters most.

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  Lead Acid batteries—these are the workhorse batteries used in automobiles and back-up power supplies and other energy-storage applications where weight is less important than capacity, and make up about 80% of the storage capacities in gigawatt hours (GWh) of all batteries presently sold worldwide (Sanders, 2018).

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  Alkaline Power Cells—these are the most popular consumer batteries in the world, with more than 10 billion units produced worldwide each year (Roskill, 2017).

        All of these batteries use graphite as a critical, non-substitutable constituent. According to analysts, batteries accounted for an estimated 152,000 tonnes of graphite consumption in 2016. Demand from batteries grew by a compound annual growth rate of 11.6% between 2006 and 2016 (Roskill, 2017). Based on Roskill's base case scenario for electric vehicle demand, this rate of growth could almost double to 20.2% over the next decade, with graphite consumption in batteries projected to reach 957,000 tonnes in 2026. Consumption of graphite in Li-ion batteries currently accounts for around 82% of the battery market for graphite but this could rise to 96% by 2026. Competition between natural and synthetic graphite is expected to continue in Li-ion batteries with the choice coming down to price, performance and availability. Synthetic graphite consumption by anode manufacturers is expected to grow because of the concentration of the industry in China; however, natural flake graphite demand is forecast to grow at a higher rate because of natural graphite's performance and cost efficiencies when compared to synthetic graphite.

        Overall battery consumption is rising at an accelerated growth rate due to recent and robust developments in electric-automobile markets, personal electronic devices and electrical grid storage, an enabling technology for wind and solar power installation. The global shift towards low- and zero-emissions vehicles and power sources will continue to drive increasing demand for graphite-battery materials for the foreseeable future. Recent developments in this sector include:

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  The United Kingdom and France have announced a prohibition on the sale of gasoline- and diesel-powered vehicles by 2040. Electric vehicles using battery storage are the only viable technology that can satisfy the demands for new cars mandated by these nations;

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  China, the largest new-car market in the world, has mandated that 8% of all new cars sold are to be plug-in hybrid, battery electric or fuel-cell powered;

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  Volvo has vowed to cease production of automobiles that rely solely on internal-combustion engines, promising that every vehicle built after 2019 will have an electric motor;

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  Many major automobile companies have developed, or are developing, an electric-based technology to replace internal-combustion engines;

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  Governments around the world continue to incentivize electric-vehicle ownership through subsidies and other incentives;

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  The installed base of wind and solar power electrical-generating systems is increasing every year. Grid battery storage is the answer to increasing system reliability and unlocking the value of these power sources; and

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  As a result of these catalysts, and according to the Grandview Research, the Lithium ion battery market is expected to grow at a compounded annual growth rate of 17%.

        The real challenge for battery manufacturers is that the primary source of battery-grade graphite is China, presenting the global battery industry with significant risks, including supply chain management risks, economic risks and environmental unsustainability. Also, critical domestic production is absent in the United States. A recent Presidential Executive Order includes graphite on its list of minerals critical to the safety and security of the United States. With no domestic graphite production of any kind, the United States is presently required to source all of its battery graphite from China.

        Westwater is developing graphite-purification technology and advanced product-development processes to meet the demands of these customers, as well as the large base of existing consumers for battery-graphite materials. Westwater is developing methodologies and facilities to produce high-purity, battery-graphite products in the State of Alabama. These products are designed to address all major battery sectors, including Li-ion, primary-lithium, lead-acid, and alkaline batteries. In addition, the processes we intend to use are environmentally sustainable and permittable in the United States—where a robust regulatory environment complements our core values to reliably deliver safe, well-made products to our customers.

OVERVIEW OF THE VANADIUM INDUSTRY

        Vanadium is a lightweight metal used in the construction industry, in high strength steel alloys, and in large grid storage batteries. According to the United States Geological Survey (USGS), about 80,000 metric tonnes of vanadium (as V) per year were consumed worldwide in 2017, approximately 80% of which was utilized by the steel industry, where additions of the metal to conventional steel materials adds strength and corrosion resistance. Importantly for Westwater, demand for Vanadium Flow batteries is increasing as solar and wind power generators seek to make their installations more reliable electricity providers. Market research firm Roskill predicts that there will be a 45% increase in demand for vanadium, mostly in China.

        Currently, about 85% of all vanadium is produced in South Africa, China and Russia. There is no significant production of vanadium currently in the United States.

OVERVIEW OF THE LITHIUM INDUSTRY

        The primary use for lithium is a key ingredient in rechargeable batteries for electronic devices and electric vehicles. Lithium ion batteries, as they are known, have been adopted as the standard method of powering electronic devices such as smart phones and small, portable computers for some time, but it is the transportation market that is expected to drive growth for the next decade. Growth in consumption of lithium is expected to average over 6% annually between now and 2025, according to CRU International Limited, with the transportation sector accounting for much of this growth. The transportation sector is expected to rise from 20% to 39% of total demand over the next seven years.

        At the same time, lithium prices have risen in response to increased demand. Lithium carbonate is one form used for battery manufacturing, and prices have risen from $5,792 per metric ton in 2016 to over $12,000 per metric ton in 2018. For lithium hydroxide, a second form of the material, prices have risen from $6,974 per metric ton to over $14,000 per metric ton during the same period.

        Our lithium business objectives are to discover and produce lithium from lithium salts hosted in brines. This production method is typically the lowest cost type of lithium production. While the technologies are well known in some respects, it takes time for deposits to be discovered and developed, which should result in a supply deficit over the next few years. Expected higher prices will encourage investment in the sector and bring new sources of production online over time. CRU International Limited expects long term lithium prices to stabilize at approximately $6,400 per metric ton and $9,400 per metric ton for lithium carbonate and lithium hydroxide, respectively.

        Westwater is targeting exploration and development of lithium brines because they are characteristically in the lowest operating cost quartile of production, and would be more likely to be profitable in the markets described above.

OVERVIEW OF THE URANIUM INDUSTRY

        The only significant commercial use for uranium is as a fuel for nuclear power plants for the generation of electricity. According to the World Nuclear Association ("WNA"), as of January 2019, there were 450 nuclear reactors operable worldwide, up from 448 the prior year. Annual requirements for uranium amount to about 153 million pounds of uranium. Thirty countries utilized nuclear power in 2018. In addition, the WNA lists 60 reactors under construction, 142 being planned and 341 being proposed.

        While global nuclear power generation is expected to drive increased demand through 2030, especially in China, Russia, India and South Korea, UxC Consulting projects continued oversupply and low uncovered demand over the near-to-medium term due to higher inventory levels at utilities. During 2018, term contracting was weak and focused on shorter period mid-term contracts. This restrained the spot market as discretionary buying was also weak. UxC projects that global nuclear power generation will expand to 462 reactors in 34 countries by 2035.

        Worldwide uranium production or primary supply in 2018 is estimated by UxC Consulting in its Q4 2018 report at 135 million pounds of U3O8. This is compared with 151 million pounds of primary supply in 2017.

        In 2018, the average weekly spot price of uranium was $24.61 per pound compared with $22.06 in 2017 and $26.42 per pound in 2016. In 2018, the weekly spot price of uranium reached a high of $29.15 per pound in November while the low for the year was $20.50 per pound in April. The year end 2018 spot price was $28.50 per pound.

        Some analysts project that uranium prices are expected to rise as higher cost mines are shut in and supplies dwindle.

COMPETITION

        There is global competition for graphite, lithium and uranium properties, capital, customers and the employment and retention of qualified personnel. We compete with multiple exploration companies for both properties as well as skilled personnel. In the production and marketing of graphite, lithium and uranium, there are a number of producing entities globally, some of which are government controlled and several of which are significantly larger and better capitalized than we are. Several of these organizations also have substantially greater financial, technical, manufacturing and distribution resources than we have.

        Our future uranium production will also compete with uranium from secondary supplies, including the sale of uranium inventory held by the U.S. Department of Energy. In addition, there are numerous entities in the market that compete with us for properties and operate ISR facilities. If we are unable to successfully compete for properties, capital, customers or employees or with alternative uranium sources, it could have a materially adverse effect on our results of operations.

        With respect to sales of graphite, lithium and uranium, the Company expects to compete primarily based on price. We will market graphite and lithium directly to users of the product, and uranium to utilities and commodity brokers. We are in direct competition with supplies available from various sources worldwide. We believe we compete with multiple graphite and lithium exploration and development companies, as well as operating uranium companies.

OVERVIEW OF WESTWATER RESOURCES' PROJECTS

Coosa Graphite Project (the "Coosa Project")

        Westwater acquired Alabama Graphite in 2018 as part of a strategic decision to refocus the Company to supply battery manufacturers with low-cost, advanced, high-quality, and high-margin graphite products. Westwater believes that graphite has an important strategic place in the global economy as a high-demand commodity as electric automobiles and the batteries that power them increase production. The principal asset acquired was the Coosa Project, which includes the Coosa graphite deposit located near Sylacauga, Alabama, 50 miles southeast of Birmingham. The Coosa mine is located in an area that has been a past producer of graphite, utilizing a geology trend spanning tens of thousands of acres, known as the "Alabama Graphite Belt." The State of Alabama remains a business friendly jurisdiction, exemplified by the state successfully securing a $1 billion commitment from Daimler Benz to build a lithium-ion battery factory near its automobile assembly plant in the state.

        Westwater's graphite business plan will accelerate product development and market development by purchasing readily available graphite flake from qualified suppliers to serve as plant feedstock while the Coosa Graphite mine is being permitted and developed, although we have not yet secured a supply of graphite flake. Development of a mine at the Coosa Graphite deposit, planned for start-up in 2026, will serve as an in-house source of graphite feedstock, a hedge against future feedstock cost increases, and will provide in-house QA/QC for raw-material inputs. The Company plans to construct a pilot-plant beginning in 2019, for operation in 2020, subject to the availability of financing. Materials produced in the pilot-plant will be used for customer development and product qualification, and pilot-plant operating data will serve as the foundation for the design and construction of a commercial scale processing facility. A commercial scale processing facility that purifies graphite flake feedstock to 99.95% pure carbon will be constructed beginning in 2020, subject to the availability of financing. Once the graphite is purified, the material is further processed into the three advanced component products which provide graphite materials with enhanced conductivity performance for battery manufacturers: Purified Micronized Graphite, Delaminated Expanded Graphite, and Coated Spherical Purified Graphite. Westwater is working with over two dozen potential customers, several of which have qualification samples in hand as a first step towards potential sales.

Description of the Graphite Deposit

        The Coosa graphite deposit is located at the southern end of the Appalachian mountain range, in Coosa County, Alabama. The deposit area is approximately 52 miles south-southeast of the city of Birmingham, and 23 miles south-southwest of the town of Sylacauga. The project mineral tenure is comprised of approximately 41,965 acres of privately-owned mineral rights that the Company holds under a long-term lease.

        The Coosa graphite deposit is hosted in high-grade metamorphic rocks. Graphitic material is present in two types of schist, a quartz-graphite schist that generally has grades greater than 1% Cg and a quartz-biotite-graphite-schist that has grades generally less than 1% Cg. The uppermost 60-100 feet of the graphite-bearing rocks have been weathered and oxidized such that they could be easily mined by simple excavation equipment without any blasting. As currently defined, mining will mainly be centered on these weathered units.

        A mineral resource estimate for the Coosa deposit, as set forth in a Preliminary Economic Assessment (PEA) completed in 2015, demonstrated an overall concentration of non-reserve mineralized material of 157.8 million short tons averaging 2.48%, at a graphitic carbon cut-off grade of 1% Cg. This estimate is based on assay data from 69 core drill holes, totaling 20,414 feet.

Mining Method

        The Coosa graphite deposit is expected to be mined by conventional small-scale open-pit mining methods through several shallow pits (less than 100 feet deep each) that will be developed over the life of the project. At full-scale production, the mining rate will be 577,000 short tons per annum, at an average grade of 3.2% Cg. Mine operations will employ small conventional loading and haulage equipment, including a 6.0 cubic yard excavator and 45-ton articulated haul trucks. Mineralized material will be ripped with a bulldozer to prepare the mineralized material for mining with the excavator. Additional support to the mine and plant will be provided by graders and smaller dozers to maintain access roads, stockpiles and overburden storage areas.

Concentrate Plant

        Mineralized material from the Coosa Project mine is projected to have an average grade of 3.2% Cg, and will contain impurities consisting of quartz, muscovite, iron oxides and calcite. Most of the impurities are present on the surfaces of the graphite flakes and can be easily removed during a metallurgical process known as flotation. Flotation processing maximizes the removal of these impurities while avoiding degradation of graphite flakes.

        The concentration plant will consist of two-stage crushing, rod and ball-mill grinding, and multi-stage flotation units. The plant will operate 24 hours per day, 7 days per week, 52 weeks per year. The concentrator operating availability will be on the order of 93%. The concentrator plant capacity has been planned to handle approximately 577,000 short tons of material to produce 16,500 tonnes per annum of final concentrated product, with minimum 95% Cg and a 90% graphite recovery rate. The flotation concentrate will be transported to a purification plant for secondary processing and cleaning to produce the ultra-pure final products.

Purification and Post-Processing Activities

        The purification of the graphite concentrate is expected to be performed using a fluidized bed-electrothermal furnace. This process, while used by other graphite companies since the 1970's, is expected to be the subject of the pilot plant study in 2019 to verify its application to our graphite and that of the purchased feedstock we intend to use until the mine starts production, expected in 2026. The operation of the pilot furnace will further inform the design of the full-scale furnace to be built beginning in 2020, for operation in 2022. Once the graphite is purified to a minimum graphite carbon content of 99.95%, we will then process it through a combination of sizing, expansion and spheronization to the advanced graphite products we intend to sell.

Products and Business Development

        The Company is working to develop products for all potential major battery markets. Unlike many of its peers, the Company believes that all of the battery markets should not be ignored, as is often the case with most publicity currently focused on Li-ion batteries. Lead-acid, alkaline and primary-lithium battery manufacturers have significantly shorter and less onerous qualification requirements compared to large-scale Li-ion battery applications.

        The advanced graphite products which the Company intends to develop and sell are:

  •
  Purified Micronized Graphite.  Conductivity enhancement materials for both the rechargeable and single use Li-ion, Primary-Lithium, Lead-Acid, and Alkaline battery markets;

  •
  Delaminated Expanded Graphite.  Conductivity enhancement materials for both the rechargeable and single use Li-ion, Primary-Lithium, Lead-Acid, and Alkaline battery markets;

  •
  Coated Spherical Purified Graphite.  For Li-ion battery anodes. 95% of a Li-ion battery's anode is CSPG and there is 10-30 times more specialty anode graphite required for the production of these batteries than there is Lithium in a Li-ion battery.

        The Company has initiated discussions with several battery manufacturers (including automobile manufacturers and United States Department of Defense contractors and manufacturers) for the purposes of evaluating the Company's battery-graphite products, with the goal of executing multi-year supply agreements. To date, the Company has executed more than two-dozen non-disclosure agreements with potential customers and has conveyed evaluation samples to several battery manufacturers and potential end users.

Lithium Projects

        We commenced our program to acquire and explore lithium-enriched brine targets in the western United States in 2016. As a consequence of our in-house geological reconnaissance program we identified three prospective project areas for which we have acquired mineral rights: the Columbus Basin project in western Nevada, the Railroad Valley project in east-central Nevada and the Sal Rica Project in northwestern Utah.

Columbus Basin Project

        Our Columbus Basin project is located in western Nevada and is comprised of two blocks of unpatented placer claims that we staked in July and September of 2016. These claims, which are owned by the Company, cover portions of a closed drainage basin that has geological characteristics that may be permissive for hosting lithium-enriched brines. Our exploration efforts on the project thus far have included reconnaissance-scale and detailed geochemical sampling, and the completion of three exploration drill holes. The Columbus Basin project encompasses approximately 14,200 acres, split into two significant blocks of federal placer mineral claims, and a third contiguous block for which rights were acquired through purchase from a third-party in 2018.

Railroad Valley Project

        The Railroad Valley project is located in east-central Nevada, approximately 60 miles southwest of the town of Ely and 240 miles southeast of the city of Reno. The Railroad Valley, which is one of the largest closed basins in Nevada, is also the site of the largest oil production in Nevada. Westwater staff carried out extensive geochemical sampling within the Railroad Valley drainage basin and identified an area on the western flank of the basin that is host to a strong and wide-spread zone of anomalous lithium values hosted in basin-fill sediments. The Railroad Valley project encompasses approximately 9,270 acres of federal placer mineral claims.

Sal Rica Project

        Our Sal Rica project is situated in the area of a closed drainage basin that was once part of the Great Salt Lake/Lake Bonneville area of western Utah. We hold a large group of unpatented placer claims that we acquired in part from Mesa Exploration Corporation ("Mesa Exploration") and other placer claims that we staked in 2016. The project area was explored previously by Quintana Petroleum for potash-enriched brines, and as part of their shallow drilling program they identified anomalous levels of lithium-enriched brines at depths of less than 50 feet from the surface. Our activities at the Sal Rica project thus far have been limited to geologic reconnaissance and geochemical characterization sampling. The Sal Rica project encompasses approximately 13,260 acres of federal placer mineral claims.

Uranium Projects

Texas

        In Texas, Westwater has the Kingsville Dome and Rosita licensed processing facilities and approximately 11,000 acres of prospective ISR projects and historical production assets. These wellfields and the processing facilities are on standby for a restart of production when there is a sustained improvement in the uranium market. Key operational elements of Westwater's plan for its Texas properties include (1) positioning the Company to return to sustainable production by continuing to evaluate potential brownfield and greenfield exploration opportunities and evaluating synergistic opportunities from existing resources held by other entities; and (2) continuing reclamation activities in South Texas in accordance with the Company's existing agreements and regulatory requirements.

New Mexico

        In New Mexico, the Company controls minerals rights encompassing approximately 188,700 acres in the west-central part of the State. Westwater holds substantial non-reserve mineralized material at several of its properties in the prolific Grants Mineral Belt in New Mexico, which holds one of the largest known concentrations of sandstone-hosted uranium deposits in the world.

THE ISR PROCESS

        The ISR process is dramatically different from conventional mining techniques. The ISR technique avoids the movement and milling of significant quantities of rock and ore and also eliminates the creation of mill tailing waste associated with more traditional mining methods. It is generally more cost-effective and environmentally sensitive than conventional mining and processing. Historically, the majority of U.S. uranium production resulted from either open pit surface mines or underground mining.

        The ISR process was initially developed for the production of uranium in the mid-1960s, and was first utilized at a commercial-scale project in South Texas in 1975. It became a routinely utilized recovery method in the South Texas uranium district by the late 1970s, where it was employed in about twenty commercial projects, including two operated by us.

        In the ISR process, groundwater fortified with oxygen and carbon dioxide is pumped into a permeable uranium mineralized zone within a wellfield, causing the uranium contained in the deposit to dissolve. A wellfield consists of a series of injection wells, production (extraction) wells and monitoring wells drilled in specified patterns. The design of a wellfield pattern is crucial to minimizing costs and maximizing efficiencies of production. The resulting solutions from the wellfields are pumped to the surface, where the uranium-bearing water is circulated through an ion exchange column, and uranium is precipitated from the fluid onto resin beads. The uranium-depleted fluid is then re-injected into the subsurface uranium deposit. When the ion exchange column's resin beads are loaded with uranium, they are removed and flushed with a salt-water solution, which liberates the uranium from the beads. This process results in uranium residing in a slurry, which is then dried and packaged for shipment as a uranium concentrate. In order to achieve greater operating efficiencies and reducing capital expenditures when developing new wellfields, we employ a wellfield- specific remote ion exchange process as opposed to a central processing plant, as we had done historically. Instead of piping the solutions over long distances through large diameter pipelines, and mixing the waters of several wellfields together, each wellfield is produced using a dedicated satellite ion exchange facility. This allows ion exchange to take place at the wellfield instead of at the central plant. The satellite facilities allow recovery of uranium from each wellfield using its own native groundwater, thus avoiding the introduction of foreign mineral complexes and the attendant complications of doing so.

ENVIRONMENTAL CONSIDERATIONS AND PERMITTING

United States

        Graphite, lithium and uranium extraction is regulated by the federal government, states and, in some cases, by Indian tribes (only on lands for which they have control). Compliance with such regulation has a material effect on the economics of our operations and the timing of project development. Our primary regulatory costs have been related to obtaining licenses and operating permits from federal and state agencies before the commencement of production activities, as well as the cost for maintaining compliance with licenses and permits once they have been issued. The current environmental and technical regulatory requirements for the ISR industry are well established. Many ISR projects have gone a full life cycle without any significant environmental impact. However, the regulatory process can make permitting difficult and timing unpredictable.

        U.S. regulations pertaining to ISR mining continually evolve in the U.S. However, at this time we do not anticipate any adverse impact from these regulations that would be unique to our operations.

Radioactive Material License

        Before commencing ISR uranium operations in Texas and either ISR or conventional uranium mining activity in New Mexico, we must obtain a radioactive material license. Under the federal Atomic

Energy Act, the NRC has primary jurisdiction over the issuance of a radioactive material license. However, the Atomic Energy Act also allows for states with regulatory programs deemed satisfactory by NRC to take primary responsibility for issuing the radioactive material license. NRC has ceded jurisdiction for such licenses to Texas, but not to New Mexico. Such ceding of jurisdiction by NRC is hereinafter referred to as the "granting of primacy."

        The Texas Commission of Environmental Quality ("TCEQ") is the administrative agency with jurisdiction in Texas over the radioactive material license. For operations in New Mexico, radioactive material licensing is handled directly by the Nuclear Regulatory Commission.

        See Item 2, "Properties" in our Annual Report on Form 10-K for the year ended December 31, 2018 for the status of our radioactive material license for Texas.

Uranium Underground Injection Control ("UIC") Permits

        The federal Safe Drinking Water Act creates a nationwide regulatory program protecting groundwater. This law is administered by the United States Environmental Protection Agency (the "EPA"). However, to avoid the burden of dual federal and state regulation, the Safe Drinking Water Act allows for the UIC permits issued by states to satisfy the UIC permit required under the Safe Drinking Water Act under two conditions. First, the state's program must have been granted primacy. Second, the EPA must have granted, upon request by the state, an aquifer exemption. The EPA may delay or decline to process the state's application if the EPA questions the state's jurisdiction over the ISR site.

        Texas has been granted primacy for its UIC programs, and the TCEQ administers UIC permits. The TCEQ also regulates air quality and surface deposition or discharge of treated wastewater associated with the ISR process.

        New Mexico has also been granted primacy for its UIC program. Properties located in "Indian Country," as that term is defined in federal law, remain subject to the jurisdiction of the EPA. Some of our properties are located in areas that some alleged to be in Indian Country. The Navajo Nation has been determined eligible for treatment as a state, but it has not requested the grant of primacy from the EPA for uranium related UIC activity. Until the Navajo Nation has been granted primacy, ISR activities that may fall within Indian Country will require a UIC permit from the EPA. Despite some procedural differences, the substantive technical requirements of the Texas, New Mexico and EPA underground injection control programs are very similar.

        See Item 2, "Properties" and Item 3, "Legal Proceedings" in our Annual Report on Form 10-K for the year ended December 31, 2018 for a description of the status of our UIC permits in Texas and New Mexico.

Mining Permits

        All uranium producing states have regulations governing the development licensing or permitting, operation and closure of conventional and in-situ recovery mines. In New Mexico, the Mining and Minerals Division of the Energy, Minerals and Natural Resources Department is responsible for issuing permits under the authority of the New Mexico Mining Act of 1978. Well established regulations specify what information is necessary to support mine permit applications and set forth a well-defined application review process. The primary focus of the agency's review is to ensure that the proposed mine will protect the environment surrounding the mine area, comply with relevant environmental standards, and be reclaimed to a self-sustaining ecosystem or other approved post-mine land use. Application reviews require consultation with other state agencies, public notice and public hearing opportunities. In addition to mine permits, a discharge permit must be obtained from the New Mexico

Environmental Department for mine facilities such as ore pads, waste rock piles and tailings impoundments.

        In Texas, the TCEQ regulates uranium mining and issues the necessary license and permits. Our subsidiary URI, Inc. holds a radioactive material license which covers the Kingsville Dome, Rosita and Vasquez sites, and that license is in timely renewal. Each site has operated under a class III injection permit also issued by the TCEQ. Rosita and Vasquez permits have both been renewed in 2014. The Kingsville mining permit application was withdrawn, without prejudice to refiling, in June 2016. For additional discussion on the withdrawn permit, see Item 3—Legal Proceedings, in our Annual Report on Form 10-K for the year ended December 31, 2018. Within each area's permit, the TCEQ also issues production area authorizations ("PAAs"). Kingsville holds three PAAs, Rosita holds four PAAs, and Vasquez holds two PAAs. Each site also has class I non-hazardous injection permits for operation of waste disposal wells on site, which are regulated by the TCEQ as well. All permits for the disposal wells are active. The disposal well permit for Kingsville was renewed and approved on January 28, 2019. In addition to the required state permits, the EPA regulates the underground aquifers and requires areas with uranium mineralization to have that portion of the aquifer exempted before state mining permits are issued. The aquifer exemptions for all three Texas sites have been issued.

Graphite Mining

        Graphite Mining in Alabama requires a mine permit in accordance with the Alabama Surface Mining Act of 1969. It is administrated by the Alabama Department of Labor ("DoL"). DoL issues mining permits, ensures that mine sites are properly bonded for reclamation purposes, and makes periodic inspections. A streamlined permit application process reduces the start-up time for new operations, and expedites permit renewals. Mining permit is filed by completing the "Application for Surface Mining Permit and Comprehensive Reclamation Plan" along with the $250 permit fee. The applicant must also post a cash, surety or negotiable bond in the amount of $2,500 per acre area to be disturbed payable to "Commissioner, Alabama Department of Labor".

Lithium-enriched brines

        Lithium-enriched brines on public lands, which are managed by either the U.S. Bureau of Land Management or the U.S. Forest Service, in Nevada and Utah can be acquired by staking placer mining claims. Production of lithium-enriched brines in Nevada is regulated in part by the Nevada Division of Water Resources as brine is considered to be a water resource and the Nevada Bureau of Mining Regulation and Reclamation, as well as by the relevant federal land management agency in a manner similar to the requirements for a hard-rock mine.

Other

        In addition to radioactive material licenses and UIC permits, we are also required to obtain from governmental authorities a number of other permits or exemptions, such as for laboratory glassware, wastewater discharge, for land application of treated wastewater, and air emissions.

        In order for a licensee to receive final release from further radioactive material license obligations after all of its ISR and post-production reclamation have been completed, approval must be issued by the TCEQ for Texas properties along with concurrence from NRC and for properties in New Mexico by the NRC.

        In addition to the costs and responsibilities associated with obtaining and maintaining permits and the regulation of production activities, we are subject to environmental laws, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, commonly known as Superfund or CERCLA, and regulations applicable to the ownership and operation of real property in general, including, but not limited to, the potential responsibility for the activities of prior owners and operators.

Uranium Reclamation and Restoration Costs and Bonding Requirements

        At the conclusion of ISR or conventional mining, a site is decommissioned and reclaimed, and each well field is restored. Restoration involves returning the aquifer to its pre-development use. Restoration can be accomplished by flushing the ore zone with native ground water and/or using reverse osmosis to remove ions, minerals and salts to provide clean water for reinjection to flush the ore zone. Reclamation involves removing evidence of surface disturbance. Decommissioning and reclamation entails dismantling and removing the structures, equipment and materials used at the site during the ISR and restoration activities.

        The Company is required by the regulatory agencies in the State of Texas to obtain financial surety relating to certain of its future restoration and reclamation obligations. The Company has provided performance bonds issued for the benefit of the Company in the amount of $9.2 million to satisfy such regulatory requirements. The performance bonds relate primarily to our operations at our Kingsville Dome and Vasquez projects.

        In February 2013, the Company secured a new source to satisfy its financial surety obligations for the Texas regulatory agencies. Previously, the Company had met its financial surety obligations through a combination of bank issued letters of credit (the "LOCs") and bonds issued for the benefit of the Company. These financial surety arrangements required the Company to fully collateralize the face amount of the LOC's and the bonds with short term investment vehicles. This requirement resulted in the Company posting $3.7 million in cash that was restricted for the purpose of collateralizing these obligations. The Company's financial surety arrangements are currently provided by Lexon Insurance Company ("Lexon") in the form of bonds issued for the benefit of the Company. The amount of the bonds written by Lexon total $9.4 million at December 31, 2018 and the collateral requirements of these bonds require the Company to maintain approximately 40% of the value of the bonds in the form of restricted cash.

        We estimate that our restoration and reclamation liabilities for prior operations at the Kingsville Dome, Vasquez and Rosita sites as of December 31, 2018, are about $7.9 million, with a carrying value of $6.2 million recorded as a liability on our balance sheet as of December 31, 2018.

        The Company's financial surety obligations are reviewed and revised periodically by the Texas regulatory agencies. In New Mexico surety bonding will be required before commencement of uranium recovery operations and will be subject to annual review and revision by NRC and the State of New Mexico or the EPA.

Lithium-enriched brines

        Mineral rights for lithium-enriched brines on Public Land, managed by either the U.S. Bureau of Land Management or the U.S. Forest Service, in Nevada and Utah can be acquired by staking placer mining claims. Production of lithium-enriched brines in Nevada is regulated in part by the Nevada Division of Minerals and the Nevada Bureau of Mining Regulation and Reclamation, as well as by the relevant federal land management agency in a manner similar to the requirements for a hard-rock mine.

Water Rights

        Water is essential to the ISR process. It is readily available in South Texas. In Texas, water is subject to capture and we do not have to acquire water rights through a state administrative process. In New Mexico, water rights are administered through the New Mexico State Engineer and can be subject to Indian tribal jurisdictional claims. Also, in New Mexico, new water rights or changes in purpose or place of use or points of diversion of existing water rights, such as those in the San Juan and Gallup Basins where our properties are located, must be obtained by permit from the State Engineer. Applications may be approved subject to conditions that govern exercise of the water rights.

        Water rights are also an essential component for the production of lithium from brine sources. In the case of Nevada, application for water rights must be submitted to the Division of Water Resources, a state agency that holds responsibility for administration of surface and ground water in the state. The state has a well-established process for application to acquire water rights and protection of existing water rights. As is the case in most of the western states, Nevada's water rights administration includes the evaluation of applications for new water rights, the availability of groundwater within a specific locality, point(s) of diversion and use of granted water rights for beneficial use. The State of Utah has a similar water right application and administration processes, managed under the Utah Division of Water Rights.

        Any surface or groundwater withdrawals are managed through Alabama Water Use Reporting Program. The Alabama Water Resources Act and associated regulations establish the requirements for water withdrawals. The process begins with the submittal of an application form called a "Declaration of Beneficial Use" and other required information to the Office of Water Resources ("OWR") within the Alabama Department of Economic and Community Affairs. Once application information is reviewed and determined to be complete, OWR will issue what is called a Certificate of Use ("COU") that lists the applicant's name and information concerning all registered surface and/or groundwater withdrawal points and their withdrawal information. Entities with a capacity to withdraw more than 100,000 gallons per day are required to register with OWR and obtain a COU. The COU certify that proposed water use will not interfere with an existing water use and is beneficial.

 MANAGEMENT

Directors

        The following table sets forth information regarding our directors as of April 22, 2019.

Name	Age	Director Since	Primary Occupation
Terence J. Cryan	56	2017; 2006 - 2016	Chairman of the Board, Westwater Resources, Inc. and Co-Founder, Concert Energy Partners
Christopher M. Jones	60	2013	President and Chief Executive Officer, Westwater Resources, Inc.
Marvin K. Kaiser	77	2007	Founder, Whippoorwill Consulting LLC
Tracy D. Pagliara	56	2017	President & CEO of Williams Industrial Services Group, Inc.
Karli S. Anderson	45	2018	General Partner, Carteggi Holdings

Terence J. Cryan
Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee

        Terence J. Cryan rejoined the Westwater Board as its Chairman in August 2017. He previously served as a director from October 2006 to March 2016, served as Westwater's Interim President and Chief Executive Officer from September 2012 to March 2013, and served as Chairman of the Board from June 2014 through March 2016. Mr. Cryan is also Chairman of the Board of Ocean Power Technologies, Inc. where he has served as a director since October 2012.

        Mr. Cryan served as President and Chief Executive Officer of Global Power Equipment Group Inc. from March 2015 until July 2017. Previously, Mr. Cryan served as Co-founder and Managing Director of Concert Energy Partners, an investment and private equity firm based in New York City, from 2001 until 2015. Prior to that, Mr. Cryan was a Senior Managing Director in the Investment Banking Division at Bear Stearns. Additionally, Mr. Cryan was a Managing Director, Head of the Energy and Natural Resources Group and member of the Investment Banking Operating Committee at Paine Webber which he joined following its acquisition of Kidder, Peabody in 1994. From 2007 to 2010, Mr. Cryan also served as President and Chief Executive Officer of Medical Acoustics LLC.

        Mr. Cryan served as a Director on the Board of Global Power Equipment Group Inc. from January 2008 until July 2017. Mr. Cryan was previously a Director on the Board of Superior Drilling Products, Inc. from June 2014 to December 2016. He was also previously a director of The Providence Service Corporation from May 2009 to May 2011 and Gryphon Gold Corporation from August 2009 to December 2012. Mr. Cryan has also been an adjunct professor at the Metropolitan College of New York Graduate School of Business and is a frequent speaker at finance and energy & natural resources industry gatherings. Mr. Cryan received a Master of Science degree in Economics from the London School of Economics in 1984 and a Bachelor of Arts degree in Economics from Tufts University in 1983. Mr. Cryan is a Board Leadership Fellow and member of the National Association of Corporate Directors.

Christopher M. Jones
President and Chief Executive Officer
Chairman of the Health, Safety and Environment Committee

        Christopher M. Jones has served as President and Chief Executive Officer and a director since April 2013 and served as the interim Chairman of the Board from March 2016 to August 2017. Mr. Jones has more than 30 years' experience in the mining industry and was most recently President, Chief Executive Officer and a director of Wildcat Silver Corporation from August 2008 to May 2012, where he and his team effectively doubled the size of Wildcat Silver's resources twice using proven metallurgical technologies. Prior to that, Mr. Jones was the Chief Operating Officer and the Mining General Manger at Albian Sands Energy from April 2004 to June 2008. Mr. Jones also held management positions at RAG Coal West Inc., Phelps Dodge Sierrita Corp. and Cyprus Amax Coal Company. He is a member of the American Institute of Mining, Metallurgical, and Petroleum Engineers and is a Professional Engineer registered in Utah and Alberta as well as a member of the National Association of Corporate Directors. Mr. Jones received a Bachelor of Science degree in Mining Engineering at the South Dakota School of Mines and a Master of Business Administration degree from Colorado State University.

Marvin K. Kaiser
Chairman of the Audit Committee and Member of the Compensation Committee and the Nominating and Corporate Governance Committee

        Marvin K. Kaiser has served as a director since July 2007 and is Chairman of the Audit Committee. Since 2006, Mr. Kaiser has owned Whippoorwill Consulting LLC, a consulting practice specializing in the natural resource industry. In February 2006, Mr. Kaiser retired from The Doe Run Company, a privately held natural resources company and the largest integrated lead producer in the Western Hemisphere, where he served as Executive Vice President and Chief Administrative Officer. Prior to his thirteen years with Doe Run, Mr. Kaiser held the positions of Chief Financial Officer for Amax Gold, Olympic Mining Corporation and Ranchers Exploration at various times over a 24-year period. Mr. Kaiser graduated from Southern Illinois University with a Bachelor of Science degree in Accounting in 1963. He is a Certified Public Accountant and is experienced in all aspects of corporate finance and management. Mr. Kaiser currently serves as a director of Aurania Resources Ltd. Mr. Kaiser previously served as a director of New West Gold Corporation from May 2006 through September 2007, Constellation Copper Corporation from August 2006 through December 2008, El Capitan Precious Metals Inc. from September 2007 through April 2009, Gryphon Gold Corporation from November 2008 to December 2013, and Brigus Gold Corp. (formerly named Apollo Gold Corporation) from May 2006 to March 2014.

Tracy D. Pagliara
Member of the Audit, Compensation and Nominating and Corporate Governance Committees

        Tracy D. Pagliara has served as a director since July 2017. Since April 2018, Mr. Pagliara has been serving as CEO of Williams Industrial Services Group Inc. (f/k/a Global Power Equipment Group, Inc.), a publicly traded provider of construction and maintenance services to the power, energy and industrial customers ("Williams"). From July 2017 to April 2018, Mr. Pagliara served as Co-President and Co-CEO of Williams. Mr. Pagliara joined Williams in April 2010 as General Counsel, Secretary and Vice President, Business Development and served in multiple other positions of increasing responsibility, including Senior Vice President, Administration, prior to his appointment as Co-President and Co-CEO in July 2017. Prior to joining Williams in April 2010, Mr. Pagliara served as the Chief Legal Officer of Gardner Denver, Inc., a leading global manufacturer of highly engineered compressors, blowers, pumps and other fluid transfer equipment, from August 2000 through August 2008. He also had responsibility for other roles during his tenure with Gardner Denver, including Executive Vice President of Administration, Chief Compliance Officer, and Corporate Secretary. Prior to joining Gardner Denver, Mr. Pagliara held positions of increasing responsibility in the legal departments of Verizon Communications/GTE Corporation from August 1996 to August 2000 and Kellwood Company from May 1993 to August 1996, ultimately serving in the role of Assistant General Counsel for each company. Mr. Pagliara has a B.S. in Accounting and a J.D. from the University of Illinois. He is a member of the Missouri and Illinois State Bars and a Certified Public Accountant.

Karli S. Anderson
Chairman of the Compensation Committee, Member of the Health, Safety and Environment Committee and Member of the Audit Committee

        Karli S. Anderson is a General Partner of Carteggi Holdings and a Board Member of the Women's Mining Coalition. She previously served as Vice President, Investor Relations for Royal Gold, Inc., a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties, and similar production-based interests with over 190 properties on six continents. Previously, from 2010 to 2013, Ms. Anderson was a Senior Director of Investor Relations for Newmont Mining Corporation, one of the world's largest gold producers. From 2012 to 2018, Ms. Anderson served as Chairman of the Board of the Denver Gold Group, an organization representing seven-eighths of the world's publicly traded gold and silver companies. Ms. Anderson holds a Bachelor's Degree in telecommunications from Ohio University, a Masters of Business Administration (finance) from the Wharton School at the University of Pennsylvania and is in the process of completing her Master's Degree in Professional Accounting from Colorado State University. Ms. Anderson is a Governance Fellow and member of the National Association of Corporate Directors.

Executive Officers

        The executive officers serve at the discretion of the Board. All officers are employed on a full-time basis.

Name	Age	Position
Christopher M. Jones	60	President and Chief Executive Officer
Jeffrey L. Vigil	65	Vice President—Finance and Chief Financial Officer
Dain A. McCoig	39	Vice President—Operations

        Please see above under "—Directors" for information about Christopher M. Jones, the Company's President and Chief Executive Officer. The following paragraphs set forth certain information concerning the business experience of the Company's other executive officers.

        Jeffrey L. Vigil joined the Company as Vice President—Finance and Chief Financial Officer in June 2013. Mr. Vigil is a mining industry financial veteran with more than thirty years of financial management experience in both production stage and development stage enterprises. Previously, he served in various financial positions, including Chief Financial Officer, at Energy Fuels, a uranium company, from April 2009 to May 2013, where he was responsible for financial and management reporting, equity financings, tax planning and compliance, treasury functions and risk management. Mr. Vigil also managed financial, operational and legal due diligence for a number of acquisitions. Prior to Energy Fuels, he served as Chief Financial Officer for Koala Corporation. Mr. Vigil is a graduate of the University of Wyoming with a Bachelor of Science degree in Accounting and is a licensed Certified Public Accountant in the state of Colorado.

        Dain A. McCoig joined the Company in 2004 as Plant Engineer and was promoted to Kingsville Dome Plant Supervisor in 2005, Senior Engineer in August 2008, Manager—South Texas Operations in April 2010, Vice President—South Texas Operations in January 2013 and Vice President—Operations in May 2018. Mr. McCoig earned a Bachelor of Science degree in Mechanical Engineering from Colorado School of Mines in 2002 and attained his certification as a Professional Engineer from the Texas Board of Professional Engineers in 2010.

OWNERSHIP OF WESTWATER COMMON STOCK

        The table below sets forth information as of May 7, 2019 regarding the beneficial ownership (as defined by Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of our common stock by each of our directors and named executive officers, and all directors and executive officers as a group. To the Company's knowledge, no person or group beneficially owns more than five percent of our common stock.

        In accordance with applicable rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable, and shares subject to restricted stock units that vest, within 60 days of May 7, 2019. Shares issuable pursuant to the exercise of stock options, and restricted stock units that vest, in the 60 days following May 7, 2019, are deemed outstanding for the purpose of computing the ownership percentage of the person holding such options, or shares subject to restricted stock units, but are not deemed outstanding for computing the ownership percentage of any other person. The percentage of beneficial ownership for the following table is based on 1,494,153 shares of common stock outstanding as of May 7, 2019. No shares are held by certain beneficial owners.

Name of Individual or Group(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Class
Terence J. Cryan	1,601	*
Christopher M. Jones	4,704	*
Marvin K. Kaiser	1,007	*
Patrick N. Burke	1,057	*
Tracy D. Pagliara	946	*
Karli S. Anderson	—
Jeffrey L. Vigil	1,671	*
Dain A. McCoig	1,425	*
All current directors and executive officers as a group (8 persons)	12,411	*

*
Represents less than 1%.

(1)
All officers and directors can be reached at the Company's corporate office address of 6950 S. Potomac Street, Suite 300, Centennial, Colorado 80112.

(2)
Includes the following shares that directors and executive officers have the right to acquire within 60 days after May 7, 2019, through the exercise of stock options and issuance of stock for vested restrictive stock units: Mr. Cryan, 946 shares; Mr. Jones, 3,921 shares; Mr. Kaiser, 969 shares; Mr. Burke, 1,057 shares; Mr. Pagliara, 946 shares; Mr. Vigil 1,392 shares; Mr. McCoig, 1,280 shares; and all current directors and officers as a group, 10,511 shares. The directors and executive officers exercise sole voting and investment power over their shares shown in the table and none of the share are subject to pledge.

 DESCRIPTION OF SECURITIES WE ARE OFFERING

        The following is a brief description of the securities we are offering. This summary does not purport to be complete in all respects.

        We are offering (i) 2,433,090 units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock, or (ii) 2,433,090 pre-funded units, each pre-funded unit consisting of one pre-funded warrant to purchase one share of common stock and one warrant to purchase one share of common stock. Neither the units nor the pre-funded units will be issued or certificated and the shares of common stock and accompanying warrants included in the unit will be issued separately, and the pre-funded warrants to purchase shares of common stock the accompanying warrants included in the pre-funded units will be issued separately. We are also registering the common stock included in the units and the common stock issuable from time to time upon exercise of the pre-funded warrants included in pre-funded units and warrants included in the units and the pre-funded units offered hereby.

Common Stock

        Our certificate of incorporation authorizes us to issue 100,000,000 shares of common stock, par value $0.001 per share. As of May 7, 2019, there were 1,494,314 shares of our common stock issued and 1,494,153 shares of our common stock outstanding, all of which are fully paid and non-assessable. As of March 31, 2019, there were 18,890 shares of common stock issuable upon the exercise of outstanding options, 15,106 shares of common stock issuable upon exercise of outstanding warrants, 1,695 shares issuable upon the vesting of outstanding restricted stock units, and 278 shares of common stock reserved for future issuance under our 2013 Omnibus Incentive Plan, as amended, which amount was increased by 66,000 shares following approval by stockholders on April 18, 2019.

        Each share of our common stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than fifty percent of all of the outstanding shares of our common stock can elect all of the directors. Matters to be voted upon by the holders of our common stock require the affirmative vote of a majority of the votes cast at a stockholders meeting at which a quorum is present.

        There are no preemptive, subscription, conversion or redemption rights pertaining to our common stock. The absence of preemptive rights could result in a dilution of the interest of existing stockholders should additional shares of common stock be issued. Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of assets legally available and to share ratably in our assets upon liquidation.

        Computershare Trust Company is the transfer agent and registrar for our common stock.

        Following the close of trading on April 22, 2019, the Company effected a one-for-fifty reverse stock split of its issued and outstanding common stock. The common stock commenced trading on the Nasdaq Capital Market on a split-adjusted basis upon the open of trading on April 23, 2019. Such reverse stock split reduced the number of our outstanding common stock from approximately 74.7 million shares to approximately 1.5 million shares of common stock.

        Our common stock is listed on the Nasdaq Capital Market under the symbol "WWR."

Possible Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

        Certain provisions of Delaware law, our restated certificate of incorporation and our amended and restated bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our common stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the Board of Directors and may discourage certain types of transactions that may involve an actual or threatened change of control of us. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

  Delaware Statutory Business Combinations Provision

        We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

  Authorized but Unissued Stock

        Our restated certificate of incorporation authorizes the issuance of up to 100,000,000 shares of capital stock, par value $0.001 per share. As of May 7, 2019, 1,494,314 shares of our common stock were issued and 1,494,153 shares of our common stock were outstanding. Our Board of Directors has the authority, without further approval of the stockholders, to issue such shares, which would adversely affect the voting power and ownership interest of holders of our common stock. This authority may have the effect of deterring hostile takeovers, delaying or preventing a change in control, and discouraging bids for our common stock at a premium over the market price.

  Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

        Our amended and restated bylaws provide that, for nominations to the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder's notice generally must be delivered not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Detailed requirements as to the form of the notice and information required in the notice are specified in the amended and restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

  Amendment of Bylaws

        Our Board of Directors is expressly authorized to alter or repeal our bylaws.

  Special Meetings of Stockholders

        Special meetings of the stockholders may be called only by our Chairman, President or pursuant to a resolution adopted by a majority of the total number of directors. Stockholders may not propose business to be brought before a special meeting of the stockholders.

Warrants

        The following summary of certain terms and provisions of warrants included in the units and pre-funded units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

        The warrants will be issued in book-entry form under a warrant agency agreement between VStock Transfer, LLC, as warrant agent, and us, and shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Duration and Exercise Price

        Each warrant included in the units and the pre-funded units offered hereby will have an initial exercise price per share equal to $            . The warrants will be immediately exercisable and will expire five years from the date of issuance. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our common stock and the exercise price. The warrants will be issued separately from the common stock included in the units or the pre-funded warrants included in the pre-funded units, as the case may be, and may be transferred separately immediately thereafter. One warrant to purchase one share of common stock will be included in each unit or pre-funded unit purchased in this offering.

Cashless Exercise

        If, at the time a holder exercises its warrants, a registration statement registering the issuance of the common stock underlying the warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrants.

Exercisability

        The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed above) and the delivery of payment of the aggregate exercise price within two trading days thereafter. A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% (or, at the election of a purchaser prior to issuance of the warrant, 9.99%) of the outstanding common stock immediately after exercise, except that the holder may increase or decrease such beneficial ownership limitation up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, provided that any increase in such limitation shall not be effective until 61 days following notice from the holder to us.

Fractional Shares

        No fractional shares of common stock will be issued upon the exercise of the warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability

        Subject to applicable laws, a warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

Exchange Listing

        We do not intend to list the warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder

        Except as otherwise provided in the warrants or by virtue of such holder's ownership of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Fundamental Transaction

        In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction

Pre-Funded Warrants

        The following summary of certain terms and provisions of pre-funded warrants included in the pre-funded units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrants for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price

        Each pre-funded warrant will have an initial exercise price per share equal to $0.01. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our common stock and exercise price. The pre-funded warrants will be issued separately from the accompanying warrants included in the pre-funded units, and may be transferred separately immediately thereafter. The pre-funded warrants will be certificated.

Cashless Exercise

        If, at the time a holder exercises its pre-funded warrants, a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Exercisability

        The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed above). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of a purchaser prior to issuance of the warrant, 9.99%) of the outstanding common stock immediately after exercise, except that the holder may increase or decrease such beneficial ownership limitation up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, provided that any increase in such limitation shall not be effective until 61 days following notice from the holder to us.

Transferability

        Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Fractional Shares

        No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

        There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder

        Except as otherwise provided in the pre-funded warrants or by virtue of such holder's ownership of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Fundamental Transaction

        In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

 PLAN OF DISTRIBUTION

        Dawson James Securities, Inc., which we refer to as "Dawson James" or the "placement agent," is acting as the exclusive placement agent in connection with this offering, subject to the terms and conditions of a placement agency agreement dated                        , 2019. The placement agent is not purchasing or selling any of the units offered by this prospectus, nor is the placement agent required to arrange the purchase or sale of any specific number or dollar amount of the units. The placement agent has agreed to use reasonable best efforts to arrange for the sale of all of the units offered hereby. Therefore, we may not sell the entire amount of the units offered pursuant to this prospectus. There is no minimum amount of proceeds that is a condition to closing of this offering. The placement agent may engage one or more sub-agents or selected dealers in connection with this offering.

        We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about                        , 2019.

Commissions and Expenses

        We have agreed to pay the placement agent an aggregate cash placement fee equal to 8% of the gross proceeds received at the closing from the sale of the units.

        The following table shows per-unit and total cash placement agent fees we will pay to the placement agent in connection with the sale of the units offered pursuant to this prospectus.

	Per Unit	Per Pre-funded Unit
Placement Agent Fees	$	$
Total	$	$

        Because there is no minimum offering amount required as a condition to closing in this offering, the actual aggregate cash placement fee, if any, is not presently determinable and may be substantially less than the maximum amount set forth above. In addition, subject to FINRA Rule 5110(f)(2)(d)(i), we have agreed to reimburse the placement agent for legal fees and expenses up to $80,000, of which $25,000 has been paid prior to the date hereof, and for additional expenses of the offering up to $10,000, of which $5,000 has been paid prior to the date hereof. We estimate that the total expenses of the offering payable by us, excluding the placement agent fees, will be approximately $            .

        In addition, we have granted a right of first refusal to the placement agent in connection with any public or private offerings of our securities or financing transactions for a period of twelve months following the termination of our engagement of the placement agent, subject to certain exceptions.

Placement Agent Warrants

        In addition to the cash fees set forth above, the placement agent has a right to purchase, for the sum of $100, a warrant to purchase up to an aggregate of 5% of the aggregate number of shares of common stock sold in this offering (including the number of shares of common stock underlying the pre-funded warrants). The placement agent warrants will have the same terms as the warrants in this offering, other than (a) the placement agent warrants will terminate five years after the effective date of this offering; (b) the placement agent warrants will have an exercise price of $            (125% of the public offering price per unit); (c) the placement agent warrant will have a cashless exercise provision applicable at all times; and (d) pursuant to FINRA Rule 5110(g), the placement agent warrants and any shares issued upon exercise of the placement agent warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization of the Company; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of securities of the Company held by the holder of the placement agent warrant or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; and (v) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period. The placement agent warrants will be certificated. The placement agent warrants and the shares of our common stock issuable upon exercise of the placement agent warrant are being registered on the registration statement of which this prospectus is a part.

Determination of Offering Price

        The public offering price of the securities we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of our common stock we are offering include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Indemnification

        We have agreed to indemnify the placement agent against liabilities under the Securities Act. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

Electronic Distribution

        This prospectus may be made available in electronic format on websites or through other online services maintained by the placement agent, or by an affiliate. Other than this prospectus in electronic format, the information on the placement agent's website and any information contained in any other website maintained by the placement agent or by an affiliate is not part of this prospectus or the registration statement of which this prospectus is a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors.

Regulation M Restrictions

        The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of any units sold by it while acting as a principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the "Exchange Act," including Rule 10b-5 and Regulation M. These rules and regulations may limit the timing of purchases and sales of shares offered hereby by the placement agent acting as a principal. Under these rules and regulations, the placement agent:

  •
  must not engage in any stabilization activity in connection with our securities; and

  •
  must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Lock-Up Agreements

        Pursuant to the placement agency agreement, we have agreed not to offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any common stock or any securities convertible into, exercisable for, or exchangeable for common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, including, without limitation, in an at-the-market offering or under any equity line agreement, for a period of 90 days after the effective date of the registration statement of which this prospectus is a part, subject to certain exceptions.

        In addition, our officers and directors have agreed with the placement agent to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock, subject to certain permitted transfers. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Other

        From time to time, the placement agent and its affiliates may in the future provide various investment banking, financial advisory and other services to us and our affiliates for which services they may receive customary fees, but we have no present arrangements to do so.

Listing

        Our common stock is listed on the Nasdaq Capital Market under the symbol "WWR." There is no established trading market for the warrants or the pre-funded warrants offered by this prospectus, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants or the pre-funded warrants offered by this prospectus on any securities exchange or recognized trading system.

 LEGAL MATTERS

        The validity of the securities offered by this prospectus has been passed upon for us by Hogan Lovells US LLP, Denver, Colorado. Certain legal matters in connection with this offering will be passed upon for the placement agent by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Westwater Resources, Inc. for the fiscal years ended December 31, 2018 and December 31, 2017 included in this prospectus have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is included herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus forms part of a registration statement on Form S-1 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information set forth in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including the exhibits thereto, on Form S-1 that may be obtained as described below. Statements contained or incorporated by reference in this prospectus or any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

        We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate information into this prospectus "by reference," which means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about Westwater and its financial condition, business and results.

        We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus and prior to the termination of the offering, except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 15, 2019;

  •
  the portions of our definitive proxy statement on on Schedule 14A filed February 25, 2019 specifically incorporated by reference in Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 7, 2019;

  •
  our Current Reports on Form 8-K filed with the SEC on March 7, 2019, March 15, 2019, April 18, 2019, April 22, 2019, and May 9, 2019 (except that any portions thereof which are furnished and not filed shall not be deemed incorporated); and

  •
  the description of our common stock contained in our Form 8-A filed on April 11, 2007, including any amendments or reports filed for the purpose of updating the description.

        We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus, if such person makes a written or oral request directed to:

Westwater Resources, Inc.
6950 South Potomac Street, Suite 300
Centennial, Colorado 80112
Attn: Corporate Secretary
(303) 531-0516

WESTWATER RESOURCES, INC.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
Westwater Resources, Inc.

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of Westwater Resources, Inc. (the "Company") as of December 31, 2018 and 2017, the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2018 and 2017, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has no revenue, has suffered recurring losses from operations, and has relied on debt and equity financing and asset sales to fund its operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

        These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moss Adams LLP
Denver, Colorado
February 15, 2019, except for the effect of the reverse stock split applied to the 2018 and 2017 consolidated financial statements as described in Note 13, as to which the date is April 23, 2019

We have served as the Company's auditor since 2017.

WESTWATER RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

(expressed in thousands of dollars, except share amounts)

	Notes	December 31, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents		$1,577	$4,054
Marketable securities		415	1,361
Notes receivable—current	4	1,545	1,750
Prepaid and other current assets		643	668

Total Current Assets		4,180	7,833
Property, plant and equipment, at cost:
Property, plant and equipment		91,772	101,187
Less accumulated depreciation and depletion		(71,219)	(65,778)

Net property, plant and equipment	5	20,553	35,409
Restricted cash	1	3,732	3,668
Notes receivable, non-current	1,4	1,493	3,328

Total Assets		$29,958	$50,238

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable		$776	$538
Accrued liabilities		1,688	2,352
Current portion of asset retirement obligations	6	708	1,078

Total Current Liabilities		3,172	3,968
Asset retirement obligations, net of current portion	6	5,495	4,653
Other long-term liabilities		500	500

Total Liabilities		9,167	9,121

Commitments and Contingencies	6,7,11
Stockholders' Equity:
Common stock, 100,000,000 shares authorized, $.001 par value;
Issued shares—1,436,555 and 555,806, respectively
Outstanding shares—1,436,394 and 555,645, respectively	8	1	—
Paid-in capital	8,9	313,012	297,278
Accumulated other comprehensive (loss) gain		(90)	287
Accumulated deficit		(291,874)	(256,190)
Less: Treasury stock (161 and 161 shares, respectively), at cost		(258)	(258)

Total Stockholders' Equity		20,791	41,117

Total Liabilities and Stockholders' Equity		$29,958	$50,238

The accompanying notes are an integral part of these consolidated financial statements.

WESTWATER RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(expressed in thousands of dollars, except share and per share amounts)

		For the Year Ended December 31,
	Notes	2018	2017
Operating Expenses:
Mineral property expenses	5	$(3,538)	$(4,584)
General and administrative		(7,357)	(6,614)
Acquisition related costs	3	(333)	(1,003)
Accretion of asset retirement obligations	6	(993)	(1,039)
Depreciation and amortization		(116)	(142)
Impairment of uranium properties	5	(23,712)	(11,436)

Total operating expenses		(36,049)	(24,818)

Non-Operating Income/(Expenses):
Loss on sale of marketable securities	4	(484)	—
Loss on extinguishment of convertible debt		—	(39)
Interest income	4	735	614
Gain on sale of fixed assets		104	—
Gain on disposal of uranium properties		—	4,927
Other income		10	28

Total other income		365	5,530

Net Loss		$(35,684)	$(19,288)

Other Comprehensive (Loss) Income
Unrealized fair value (decrease) increase on available-for-sale securities		$(861)	$287
Transfer to realized loss upon sale of available-for-sale securities		484	—

Comprehensive Loss		$(36,061)	$(19,001)

BASIC AND DILUTED LOSS PER SHARE		$(38.47)	$(38.99)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING		927,687	494,739

The accompanying notes are an integral part of these consolidated financial statements.

WESTWATER RESOURCES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(expressed in thousands of dollars, except share amounts)

	Common Stock			Accumulated Other Comprehensive Gain (Loss)
			Paid-In Capital		Accumulated Deficit	Treasury Stock
	Shares	Amount					Total
Balances, January 1, 2017	333,347	$—	$280,208	$—	$(236,902)	$(258)	$43,048
Net loss	—	—	—	—	(19,288)	—	(19,288)
Common stock issued, net of issuance costs	198,528	—	15,311	—	—	—	15,321
Common stock issued for settlement of accounts payable	3,554	—	325	—	—	—	325
Common stock issued for purchase of lithium mineral interests	2,000	—	110				110
Common stock issued for commitment fees	17,600	—	1,214	—	—	—	1,214
Stock compensation expense and related share issuances, net of shares withheld for the payment of taxes	777	—	101	—	—	—	101
Minimum withholding taxes on net share settlements of equity awards	—	—	(1)	—	—	—	(1)
Unrealized holding gain on available-for-sale securities	—	—	—	287	—	—	287

Balances, December 31, 2017	555,806	$—	$297,278	$287	$(256,190)	$(258)	$41,117
Net loss					(35,684)		(35,684)
Common stock issued, net of issuance costs	640,371	1	8,714	—	—	—	8,715
Common stock, warrants and options issued for acquisition of Alabama Graphite	232,504	—	6,484	—	—	—	6,484
Common stock issued for consulting services	3,455	—	95	—	—	—	95
Common stock issued for purchase of lithium mineral interests	4,000	—	114	—	—	—	114
Stock compensation expense and related share issuances, net of shares withheld for the payment of taxes	419	—	332	—	—	—	332
Minimum withholding taxes on net share settlements of equity awards	—	—	(5)	—	—	—	(5)
Unrealized holding loss on marketable securities	—	—	—	(861)	—	—	(861)
Transfer to realized loss upon sale of available-for-sale securities	—	—	—	484	—	—	484

Balances, December 31, 2018	1,436,555	$1	$313,012	$(90)	$(291,874)	$(258)	$20,791

The accompanying notes are an integral part of these consolidated financial statements.

WESTWATER RESOURCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(expressed in thousands of dollars)

		For the Year Ended December 31,
	Notes	2018	2017
Operating Activities:
Net loss		$(35,684)	$(19,288)
Reconciliation of net loss to cash used in operations:
Accretion of asset retirement obligations	6	993	1,039
Decrease in restoration and reclamation accrual	6	(521)	(97)
Amortization of debt discount		—	30
Amortization of note receivable discount	4	(678)	(744)
Amortization of non-cash investor relations fee		21	250
Depreciation and amortization		116	142
Stock compensation expense	9	332	101
Common stock issued as payment of accounts payable		95	25
Common stock issued for purchase of lithium mineral interests		114	—
Impairment of uranium properties	5	23,712	11,436
Gain on disposal of fixed assets		(104)	(1)
Gain on sale of uranium properties		—	(4,963)
Loss on extinguishment of convertible debt		—	39
Loss on sale of marketable securities		484	—
Effect of changes in operating working capital items:
Decrease in receivables		105	5
Decrease (increase) in prepaid and other current assets		56	(22)
(Decrease) increase in payables, accrued liabilities and deferred credits		(689)	445

Net Cash Used In Operating Activities		(11,648)	(11,603)

Cash Flows From Investing Activities
Purchases of equipment		—	(100)
Proceeds from the sale of securities	4	834	—
Proceeds from disposal of mineral properties, net		—	1,950
Proceeds from disposal of property, plant and equipment		104	1
Proceeds from note receivable	4	1,134	—
Acquisition of Alabama Graphite, net of cash acquired	3	(1,547)	(833)

Net Cash Provided By Investing Activities		525	1,018

Cash Flows From Financing Activities:
Payments on borrowings		—	(5,500)
Issuance of common stock, net	8	8,715	16,535
Payment of minimum withholding taxes on net share settlements of equity awards		(5)	(1)

Net Cash Provided By Financing Activities		8,710	11,034

Net (decrease) increase in cash, cash equivalents and restricted cash		(2,413)	449
Cash, Cash Equivalents and Restricted Cash, Beginning of Period		7,722	7,273

Cash, Cash Equivalents and Restricted Cash, End of Period		$5,309	$7,722

Cash Paid During the Period for:
Interest		$9	$130
Supplemental Non-Cash Information with Respect to Investing and Financing Activities:
Securities received for payment of notes receivable—Laramide		750	—
Securities received for asset disposal-Laramide		—	568
Common stock issued for acquisition of Alabama Graphite	3	6,394	—
Stock options and warrants issued for acquisition of Alabama Graphite	3	90	—
Common stock issued for consulting services	8	95	325
Common stock issued for purchase of lithium mineral interests	3,8	114	—
Common stock issued for payment of commitment fees	8	—	1,214

Total Non-Cash Investing and Financing Activities for the Period		$7,443	$2,107

The accompanying notes are an integral part of these consolidated financial statements.

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S.") and include the accounts of WWR and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. ("US GAAP") requires management to make certain estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates included in the preparation of the financial statements are related to asset retirement obligations; stock-based compensation and asset impairment, including estimates used to derive future cash flows or market value associated with those assets.

Cash and Cash Equivalents

        Management considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash deposits in excess of federally insured limits. Management monitors the soundness of the financial institution and believe the risk is negligible.

Available-for-Sale Investments

        Management determines the appropriate classification of the Company's investments at the time of purchase and re-evaluates such determinations each reporting date. Marketable equity securities are categorized as available-for-sale and carried at fair market value on the Balance Sheet.

        Unrealized gains and losses are included as a component of accumulated other comprehensive loss, unless an other-than-temporary impairment in value has occurred in which case the unrealized loss would be charged to current period loss as an impairment charge. Unrealized gains and losses originally included in accumulated other comprehensive income are reclassified to current period net loss when the sale of securities occurs or when a security is impaired.

Property, Plant and Equipment

Facilities and Equipment

        Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and recorded at cost. The facilities and equipment are amortized using the units of production method. During the periods that the Company's facilities are not in production, depreciation of its facilities and equipment is suspended as the assets are not in service.

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mineral Properties

        Mineral rights acquisition costs are capitalized when incurred, and exploration costs are expensed as incurred. When management determines that a mineral right can be economically developed in accordance with U.S. GAAP, the costs then incurred to develop such property will be capitalized. During the periods that the Company's facilities are not in production, depletion of its mineral interests, permits, licenses and development properties is suspended as the assets are not in service. If mineral properties are subsequently abandoned or impaired, any non-depleted costs will be charged to loss in that period.

Other Property, Plant and Equipment

        Other property, plant and equipment consisted of corporate office equipment, furniture and fixtures and transportation equipment. Depreciation on other property is computed based upon the estimated useful lives of the assets. Repairs and maintenance costs are expensed as incurred. Gain or loss on disposal of such assets is recorded as other income or expense as such assets are disposed.

Asset Impairment

        The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows or upon an estimate of fair value that may be received in an exchange transaction. Future cash flows are estimated based on quantities of recoverable minerals, expected uranium and graphite prices, production levels and operating costs of production and capital, based upon the projected remaining future uranium or graphite production from each project. Existing proven and probable reserves and value beyond proven and probable reserves, including mineralization that is not part of the measured, indicated or inferred resource base, are included when determining the fair value of mine site reporting units at acquisition and, subsequently, in determining whether the assets are impaired. The term "recoverable minerals" refers to the estimated amount of uranium or graphite that will be obtained after taking into account losses during processing and treatment. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups. The Company's estimates of future cash flows are based on numerous assumptions and it is likely that actual future cash flows will be significantly different than the estimates, as actual future quantities of recoverable minerals, uranium and graphite prices, production levels and operating costs of production and availability and cost of capital are each subject to significant risks and uncertainties.

Assets held for sale

        The Company considers assets to be held for sale when management approves and commits to a formal plan to actively market the assets for sale at a price reasonable in relation to fair value, the asset is available for immediate sale in its present condition, an active program to locate a buyer and other actions required to complete the sale have been initiated, the sale of the asset is expected to be completed within one year and it is unlikely that significant changes will be made to the plan. Upon

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

designation as held for sale, the Company records the carrying value of the assets at the lower of its carrying value or its estimated fair value, less costs to sell.

Cash, Cash Equivalents and Restricted Cash

        The following table provides a reconciliation of cash, cash equivalents and restricted cash as reported within the consolidated balance sheet that sum to the total of the same such amounts shown in the statement of cash flows.

	For the years ended December 31,
(thousands of dollars)	2018	2017
Cash and cash equivalents	$1,577	$4,054
Restricted cash—pledged deposits for performance bonds	3,732	3,668

Cash, cash equivalents and restricted cash shown in the statement of cash flows	$5,309	$7,722

        Funds deposited by the Company for collateralization of performance obligations are not available for the payment of general corporate obligations and are not included in cash equivalents. Restricted cash consists of pledged certificates of deposit and money market accounts. The bonds are collateralized performance bonds required for future restoration and reclamation obligations related to the Company's south Texas uranium production properties.

Fair Value of Financial Instruments

        The Company's financial instruments consist of cash equivalents and restricted cash and short-term investments. U.S. GAAP defines "fair value" as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and establishes a fair-value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

  •
  Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

  •
  Level 2—Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

  •
  Level 3—Prices or valuation techniques requiring inputs that are both significant to the fair-value measurement and unobservable.

        The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. Periodically throughout the year, the Company has maintained balances in various U.S. operating accounts in excess of U.S. federally insured limits.

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following table presents information about financial instruments recognized at fair value on a recurring basis as of December 31, 2018 and 2017, and indicates the fair value hierarchy:

	December 31, 2018
(thousands of dollars)	Level 1	Level 2	Level 3	Total
Current Assets
Short-term available-for-sale investments	$415	$—	$—	$415

Total current assets recorded at fair value	$415	$—	$—	$415

Non-current Assets
Restricted cash	$3,732	$—	—	$3,732

Total non-current assets recorded at fair value	$3,732	$—	$—	$3,732

	December 31, 2017
(thousands of dollars)	Level 1	Level 2	Level 3	Total
Current Assets
Short-term available-for-sale investments	$1,361	$—	$—	$1,361

Total current assets recorded at fair value	$1,361	$—	$—	$1,361

Non-current Assets
Restricted cash	$3,668	$—	—	$3,668

Total non-current assets recorded at fair value	$3,668	$—	$—	$3,668

Asset Retirement Obligations

        Various federal and state mining laws and regulations require the Company to reclaim the surface areas and restore underground water quality for its ISR projects to the pre-existing or background average quality after the completion of mining. Asset retirement obligations, consisting primarily of estimated restoration and reclamation costs at the Company's South Texas ISR projects, are recognized in the period incurred and recorded as liabilities at fair value. Such obligations, which are initially estimated based on discounted cash flow estimates using level 3 inputs, are accreted to full value over time through charges to accretion expense. In addition, the asset retirement cost is capitalized as part of the asset's carrying value and amortized over the life of the related asset. If the Company does not have a recorded value for the related asset, then the asset retirement cost is expensed as incurred. Asset retirement obligations are periodically adjusted to reflect changes in the estimated present value resulting from revisions to the estimated timing or amount of restoration and reclamation costs. As the Company completes its restoration and reclamation work at its properties, the liability is reduced by the carrying value of the related asset retirement liability which is based upon the percentage of completion of each restoration and reclamation activity. Any gain or loss upon settlement is charged to income or expense and is included as part of the Company's mineral property expense for the period. The Company reviews and evaluates its asset retirement obligations annually or more frequently at interim periods if deemed necessary.

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Per Share

        Basic loss per share is computed using the weighted-average number of shares outstanding during the period. Diluted loss per share is not presented as the effect on the basic loss per share would be anti-dilutive. At December 31, 2018 and 2017, the Company had 36,536 and 12,968, respectively, in potentially dilutive securities.

Foreign Currency

        The functional currency for all foreign subsidiaries of the Company was determined to be the U.S. dollar since its recently acquired foreign subsidiaries are direct and integral components of WWR and are dependent upon the economic environment of WWR's functional currency. Accordingly, the Company has translated its monetary assets and liabilities at the period-end exchange rate and the non-monetary assets and liabilities at historical rates, with income and expenses translated at the average exchange rate for the current period. All translation gains and losses have been included in the current period loss.

Notes Receivable

        These assets are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Assets with lives beyond one year are carried at amortized cost using the effective interest method less any provision for impairment. Assets with lives under a year are undiscounted and carried at full cost. Management monitors these assets for credit quality and recoverability on a quarterly basis, including the value of any collateral. If the value of the collateral, less selling or recovery costs, exceeds the recorded investment in the asset, no impairment costs would be recorded.

Recently Adopted Accounting Pronouncements

        In January 2017, the FASB issued Accounting Standards Update No. 2017-01 (ASU 2017-01), Business Combinations: Clarifying the Definition of a Business, which clarifies the definition of a business when determining whether a company has acquired or sold a business. The ASU applies to all entities and is effective for annual periods ending after December 15, 2017, and interim periods thereafter, with early adoption permitted under certain circumstances. The Company utilized the updated "Definition of a Business" in ASC 805 for the Alabama Graphite acquisition and determined that the transaction should be recorded as an asset acquisition under ASC 360.

        In May 2014, the FASB issued Accounting Standards Update ("ASU" 2014-09, "Revenue from Contracts with Customers (Topic 606)." The amendments in ASU 2014-09 affect any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of non-financial assets unless those contracts are within the scope of other standards (e.g., insurance contracts or lease contracts). This ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance, and creates a Topic 606, Revenue from Contracts with Customers. The core principal of the guidance is that an entity should recognize revenue to depict the transfer of the promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company adopted ASU 2014-09 "Topic 606" on January 1, 2018 with no impact as the Company currently has no customer contracts or recognized revenue in 2018 or 2017.

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize all leases, including operating leases, unless the lease is a short-term lease or a land lease for mineral properties. ASU 2016-02 also requires additional disclosures regarding leasing arrangements. ASU 2016-02 is effective for interim periods and fiscal years beginning after December 15, 2018, and early application is permitted. Currently, the only affected leases the Company holds are for equipment, office space and storage space. The Company has gathered the necessary information for proper disclosure of the leases once the ASU is effective. The Company will continue to monitor any new leases to ensure that it has all the information necessary to manage the transition to the new standard and properly report the transactions. The Company does not anticipate the new standard will affect its net income materially but will result in additional fixed assets and the related lease liabilities.

2. LIQUIDITY AND GOING CONCERN

        The Consolidated Financial Statements of the Company have been prepared on a "going concern" basis, which means that the continuation of the Company is presumed even though events and conditions exist that, when considered in the aggregate, raise substantial doubt about the Company's ability to continue as a going concern because it is possible that the Company will be required to adversely change its current business plan or may be unable to meet its obligations as they become due within one year after the date that these financial statements were issued.

        The Company last recorded revenues from operations in 2009 and expects to continue to incur losses as a result of costs and expenses related to maintaining its properties and general and administrative expenses. Since 2009, the Company has relied on equity financings, debt financings and asset sales to fund its operations and the Company expects to rely on these forms of financing to fund its operations into the near future. The Company will also continue to identify ways to reduce its cash expenditures.

        The Company's current business plan requires working capital to fund non-discretionary expenditures for uranium reclamation activities, mineral property holding costs, business development costs and administrative costs. The Company intends to pursue project financing to support execution of the graphite business plan, including discretionary capital expenditures associated with graphite battery-material product development, construction of pilot plant facilities and construction of commercial production facilities. The Company's current lithium business plan will be funded by working capital, however, the Company is pursuing project financing including possible joint venture partners to fund discretionary greenfield exploration activities.

        At December 31, 2018 the Company's cash balances were $1.6 million and the Company had a working capital balance of $1.0 million. Subsequent to February 15, 2019, the Company expects to fund operations as follows:

  •
  Promissory Note in the amount of $2.0 million due from Laramide Resources Ltd. ("Laramide") (Note 4).

  •
  Controlled Equity Offering Sales Agreement with Cantor Fitzgerald & Co. ("Cantor") acting as sales agent, pursuant to which the Company has registered the offer and sale from time to time of shares of its common stock having an aggregate offering price of up to $8.0 million (the

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. LIQUIDITY AND GOING CONCERN (Continued)

    "ATM Offering"). As of January 31, 2019, approximately $3.1 million is available for future sales under the ATM Offering.

  •
  Other debt and equity financings and asset sales.

        On March 13, 2018, the Company received a letter from Nasdaq indicating that it had failed to maintain compliance with the $1.00 per share minimum bid price for 30 consecutive business days, as required under Nasdaq Listing Rule 5550(a)(2). The Company was provided 180 calendar days, or until September 10, 2018, to regain compliance, after which period it requested, and was granted, an additional 180-calendar-day grace period to regain compliance. In order for WWR's common stock to continue to be listed on Nasdaq, the Company must regain compliance with Nasdaq's $1.00 minimum bid price requirement for a minimum of 10 consecutive business days prior to March 11, 2019. The Company may timely request a hearing before a Nasdaq Hearings Panel ("Panel"), which hearing will stay any suspension or delisting action pending the issuance of the decision of the Panel following the hearing. If the Panel rejects the Company's request for an extension and the Company fails to regain compliance, its common stock will be subject to delisting by Nasdaq. If Nasdaq delists the Company's common stock, the delisting could adversely affect the market liquidity of its common stock and the price of its common stock.

        At its Annual Meeting of Stockholders tentatively scheduled for April 2, 2019, the Company intends to seek shareholder approval for a reverse stock split of its common stock to regain compliance with Nasdaq's $1.00 per share minimum bid price listing rule. If the Company is unable to obtain shareholder approval for a reverse stock split, the Company's stock will be delisted from the Nasdaq exchange and the Company will seek to have its common stock quoted over the counter ("OTC"). This circumstance along with other potential factors including the number of authorized shares available and the continued availability of the ATM Offering may make it more difficult for the Company to secure future financings on terms agreeable to the Company to continue its business plans.

        While the Company has been successful in the past in raising funds through equity and debt financings as well as through the sale of non-core assets, no assurance can be given that additional financing will be available to it in amounts sufficient to meet its needs, or on terms acceptable to the Company. In the event that the Company is unable to raise sufficient additional funds, it may be required to delay, reduce or severely curtail its operations or otherwise impede its on-going business efforts, which could have a material adverse effect on its business, operating results, financial condition, long-term prospects and ability to continue as a viable business. Considering all of the factors above, the Company believes there is substantial doubt regarding its ability to continue as a going concern.

3. ACQUISITIONS

Acquisition of Alabama Graphite

        On April 23, 2018, the Company completed its acquisition of 100% of the outstanding securities of Alabama Graphite Corp. ("Alabama Graphite") for total consideration of $8.9 million. Alabama Graphite is a Canadian entity that indirectly holds a 100% interest in the Coosa graphite project and Coosa mineral properties located in Alabama. The consideration was comprised of $2.4 million in cash used to fund Alabama Graphite's operating activities prior to completion of the Alabama Graphite transaction and certain related transaction costs, $6.4 million in common stock of the Company and $89,000 for warrants and options in the Company. Each Alabama Graphite ordinary share was

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. ACQUISITIONS (Continued)

exchanged for 0.0016 common share of WWR. Each warrant and option of Alabama Graphite was also exchanged for warrants and options exercisable for common shares of WWR on the same terms and conditions as were applicable prior to the Alabama Graphite transaction, except that the exercise price was converted for the 0.0016 share exchange ratio and for the USD exchange rate on the agreement date which was $0.77809 (CAD to USD) on December 13, 2017. As a result, the Company issued 232,504 new shares, 7,280 options and 42,888 warrants. The value of the Company's common stock issued as consideration was based upon the opening share price on April 23, 2018 of $27.50. The operating results of Alabama Graphite are included in the Consolidated Statement of Operations commencing April 23, 2018.

        The Alabama Graphite loan from WWR was $1.8 million on April 23, 2018 and was incorporated into the final acquisition accounting and therefore was eliminated as of June 30, 2018. Acquisition related costs were $1.9 million as of June 30, 2018, of which, $0.6 million was capitalized as additional cash consideration at the acquisition date for certain transaction costs that were directly related to the asset acquisition.

        The acquisition of Alabama Graphite was accounted for as an asset acquisition in accordance with ASC 360 as "substantially all" of the purchase consideration was concentrated in a single identifiable asset for graphite mineral interests. WWR controls the Board of Directors and senior management positions of Alabama Graphite and has overall control over the day-to-day activities of the acquired entity.

        The following summarizes the preliminary allocation of purchase price to the fair value of assets acquired and liabilities assumed as of the acquisition date (in thousands):

Consideration:
Cash	$2,397
Issuance of 232,504 common shares for replacement of Alabama Graphite shares	6,394
Issuance of 7,280 options for replacement of Alabama Graphite options	36
Issuance of 42,888 warrants for replacement of Alabama Graphite warrants	54

$8,881

The fair value of the consideration given was allocated as follows:
Assets:
Cash and cash equivalents	$17
Short-term receivables	113
Prepaid expenses	42
Property, plant, equipment and graphite mineral interests	8,973

Total assets	9,145

Liabilities:
Accounts payable and accrued liabilities	264

Total liabilities	264

Net assets	$8,881

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. ACQUISITIONS (Continued)

        The carrying value of the current assets acquired and liabilities assumed approximated the fair value due to the short-term nature of these items. The fair value of the graphite mineral interests is a non-recurring level 3 fair value measurement and was estimated using a discounted cash flow approach and market comparables. Key assumptions used in the discounted cash flow analysis include discount rates, mineral resources, future timing of production, recovery rates and future capital and operating costs.

Acquisition of Lithium Properties

Option Agreement for Lithium Brine Claims

        On March 24, 2017, the Company's wholly owned subsidiary Lithium Holdings Nevada LLC entered into an option agreement to purchase a block of unpatented placer mining claims covering an area of approximately 3,000 acres within the Columbus Salt Marsh area of Esmeralda County, Nevada. The claims adjoin a portion of the Company's current property holdings at its Columbus Basin project, expanding the project area within the basin to approximately 14,200 acres. On March 24, 2018, the Company exercised the option and acquired the mineral property claims in exchange for 4,000 shares of WWR common stock, which were issued on April 18, 2018 and a 1% net smelter return royalty on the claims.

4. NOTES RECEIVABLE

Alabama Graphite Corp. Note Receivable

        In conjunction with its entry into the Arrangement Agreement to acquire Alabama Graphite, on December 13, 2017, the Company executed a secured convertible loan agreement (the "Alabama Graphite Loan"), whereby the Company agreed to provide a non-revolving convertible loan facility of up to USD $2,000,000 to Alabama Graphite for the purpose of funding operations until the acquisition could be finalized. Total loan advances up to the closing of the acquisition on April 23, 2018 was $1.8 million with accrued interest receivable of $13,457. During 2018, advances under the loan were $0.9 million and accrued interest was $12,227.

        With the completion of the acquisition on April 23, 2018 (as discussed in Note 3), the Alabama Graphite Loan became part of the consideration paid for the acquisition and was incorporated into the purchase price allocation to the assets and liabilities of the acquired company. Due to the inclusion of the loan in the acquisition purchase price, the loan has been classified as a non-current asset at December 31, 2017 and has been eliminated with the acquisition accounting at June 30, 2018.

Laramide Note Receivable

        As part of the consideration for the sale of Hydro Resources, Inc. (HRI), the Company currently holds a $3.5 million promissory note, secured by a mortgage over the Churchrock and Crownpoint projects. The note has a three-year term and carries an initial interest rate of 5% which then increases to 10% upon Laramide's decision regarding commercial production at the Churchrock project. Principal payment of $1.5 million ($750K in cash and $750K in stock) was collected in January 2019, with the final balance of $2.0 million due and payable on January 5, 2020. Interest is payable on a quarterly basis. Laramide will have the right to satisfy up to half of the principal payments by delivering shares of its common stock to the Company, which shares will be valued by reference to the volume weighted

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. NOTES RECEIVABLE (Continued)

average price ("VWAP") for Laramide's common stock for the 20 trading days before the respective anniversary of January 5, on which each payment is due. The fair value of the notes receivable was determined using the present value of the future cash receipts discounted at a market rate of 9.5%.

        As of December 31, 2018, the Company has received two tranches of Laramide common shares as partial consideration for the sale of HRI, which has resulted in the receipt of 2,218,133 and 1,982,483 Laramide common shares in January 2017 and January 2018, respectively. These share payments represent the initial consideration from the January 2017 sale of HRI and the first note installment in January 2018. The first note installment in the amount of $1.5 million in January 2018, consisted of $750,000 in cash and the issuance of 1,982,483 of Laramide's common shares. Additionally, Laramide has made interest payments of $0.4 million in cash for the year ending December 31, 2018.

        For the year ended December 31, 2018, the Company sold the first and second tranches of 4,200,816 Laramide common shares resulting in net proceeds of $0.8 million and a net loss on sale of marketable securities of $0.5 million.

        During January 2019, Laramide made the second note installment in the amount of $1.5 million consisting of $750,000 in cash and the issuance of 2,483,034 of Laramide's common shares. Additionally, Laramide made the required interest payment for the quarter ended December 31, 2018 on January 3, 2019 in the amount of approximately $45,000.

        The following tables show the notes receivable, accrued interest and unamortized discount on the Company's notes receivable as of December 31, 2018 and December 31, 2017.

	December 31, 2018
(thousands of dollars)	Note Amount	Plus Accrued Interest	Less Unamortized Note Discount	Note Balance per Balance Sheet
Current Assets
Notes receivable Laramide—current	$1,500	$45	$—	$1,545

Subtotal Notes Receivable—current	$1,500	$45	$—	$1,545

Non-current Assets
Notes receivable—Laramide—non-current	$2,000	$—	$(507)	$1,493

Total Notes Receivable—current and non-current	$3,500	$45	$(507)	$3,038

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. NOTES RECEIVABLE (Continued)

	December 31, 2017
(thousands of dollars)	Note Amount	Plus Accrued Interest	Less Unamortized Note Discount	Note Balance per Balance Sheet
Current Assets
Notes receivable Laramide—current	$1,500	$250	$—	$1,750

Subtotal Notes Receivable—current	$1,500	$250	$—	$1,750

Non-current Assets
Notes receivable—Laramide—non-current	$3,500	$—	$(1,005)	$2,495
Notes receivable—Alabama Graphite Corp.	832	1	—	833

Subtotal Notes Receivable—non-current	$4,332	$1	$(1,005)	$3,328

Total Notes Receivable—current and non-current	$5,832	$251	$(1,005)	$5,078

5. PROPERTY, PLANT AND EQUIPMENT

	Net Book Value of Property, Plant and Equipment at December 31, 2018
(thousands of dollars)	Turkey	Texas	Alabama	New Mexico	Corporate	Total
Uranium plant	$—	$3,256	$—	$—	$—	$3,256
Mineral rights and properties	—	—	8,973	7,806	—	16,779
Other property, plant and equipment	8	348	—	—	162	518

Total	$8	$3,604	$8,973	$7,806	$162	$20,553

	Net Book Value of Property, Plant and Equipment at December 31, 2017
(thousands of dollars)	Turkey	Texas	Alabama	New Mexico	Corporate	Total
Uranium plant	$—	$8,304	$—	$—	$—	$8,304
Mineral rights and properties	17,968	—	—	7,806	—	25,774
Other property, plant and equipment	11	1,109	—	—	211	1,331

Total	$17,979	$9,413	$—	$7,806	$211	$35,409

(Note: Acreage amounts are unaudited.)

Graphite Properties

Coosa Project

        The Coosa graphite project is situated in east-central Alabama, near the western end of Coosa County. The project is located near the southwestern-most extent of the Alabama graphite belt. The Coosa project is comprised of a lease and option of privately-owned mineral rights from a single land owner covering an overall area of approximately 45,000 acres (approximately 70.31 square miles). The various property parcels that comprise the lease are contiguous with each other, except for a few small and isolated parcels which are situated in the far south part of the project area. The lease has a series

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. PROPERTY, PLANT AND EQUIPMENT (Continued)

of five-year terms (commencing August 1, 2012) that are not to exceed 70 years in total. Under the terms of the lease the Company is required to make annual payments of $10,000 for the original lease and $16,179.10 for the optioned lands (the option has been exercised) in order to maintain the Company's property rights. The Company is obligated to pay the owner of the mineral estate a net smelter returns royalty of 2.00% for any production and sale of graphite and other minerals derived from the leased lands. There is a further obligation to pay a 0.50% net smelter return royalty, not to exceed $150,000, and make payments of $100,000 at the time of completion of a "bankable feasibility study" and an additional $150,000 upon completion of "full permitting" of the leased property. These payments are payable to an unaffiliated third-party. The Company does not hold any surface rights in the project area.

Lithium Properties

Railroad Valley project

        During 2017, the Company staked approximately 9,270 acres of federal placer mining claims within the Railroad Valley of Central Nevada. The Company holds these claims through the payment of annual claim maintenance fees to the U.S. Bureau of Land Management. There are no royalty obligations associated with this project.

Columbus Basin project

        During 2016, the Company staked approximately 11,200 acres of unpatented placer mining claims in the Columbus Salt Marsh area of west-central Nevada. The Company holds these claims through the payment of annual claim maintenance fees to the U.S. Bureau of Land Management. There are no royalty obligations associated with the claims that the Company staked.

        On March 24, 2017, the Company's wholly owned subsidiary Lithium Holdings Nevada LLC entered into an option agreement to purchase a block of unpatented placer mining claims covering an area of approximately 3,000 acres within the Columbus Salt Marsh area of Esmeralda County, Nevada. The claims adjoin a portion of the Company's current property holdings at its Columbus Basin project, expanding the project area within the basin to approximately 14,200 acres. On March 24, 2018, the Company exercised the option and acquired the mineral property claims in exchange for 200,000 shares of WWR common stock, which were issued on April 18, 2018 and a 1% net smelter return royalty on the claims.

Sal Rica project

        During 2016, the Company acquired approximately 9,900 acres of unpatented placer mining claims from Mesa. Additionally, subsequent to the purchase of these mining claims from Mesa, the Company staked an additional 3,360 acres of unpatented placer mining claims. The Company holds these claims through the payment of annual claim maintenance fees to the U.S. Bureau of Land Management. Additionally, the claims purchased from Mesa are subject to a 2% net smelter return royalty on future production. The remaining claims staked by the Company are not subject to any royalties or work commitments.

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. PROPERTY, PLANT AND EQUIPMENT (Continued)

Uranium Properties

Kingsville Dome project

        The Kingsville Dome project consists of mineral leases from private landowners on about 2,434 gross and 2,227 net acres located in central Kleberg County, Texas. The leases are held through the payment of annual rents, and the lease provide for the payment of production royalties ranging from 6.25% to 9.375%, based upon uranium sales from the respective leases. The leases have expiration dates ranging from 2000 to 2007. However, the Company continues to hold most of these leases through its ongoing restoration activities. With a few minor exceptions, the leases contain clauses that permit the Company to extend the leases not held by production by payment of an annual per acre royalty ranging from $10 to $30. The Company has paid such royalties on all material acreage.

Rosita project

        The Rosita project consists of mineral leases from private landowners on about 2,759 gross and net acres located in north-central Duval County, Texas. The Rosita South property consists of mineral leases from private land owners on about 1,795 gross acres and 1,479 net acres located in Duval County near the Company's Rosita project. The leases provide for the payment to the landowners of sliding scale royalties based on a percentage of uranium sales. Royalty percentages on average increase from 6.25% up to 18.25% when uranium prices reach $80.00 per pound. Under the terms of the leases, the lands can be held after the expiration of the primary and secondary terms, as long as are carrying out restoration and reclamation activities. The leases have primary and secondary terms ranging from 2012 to 2016, and provisions to extend the leases beyond the initial terms. The Company is holding these leases by payment of rentals ranging from $10 to $30 per acre.

Vasquez project

        The Vasquez project is comprised of a mineral lease on 872 gross and net acres located in southwestern Duval County, in South Texas. The primary term expired in February 2008; however, the Company holds the lease by carrying out restoration and reclamation activities. The Company pays an annual rental fee to the landowner and the lease provides for the payment to the landowner royalties based upon 6.25% of uranium sales below $25.00 per pound and royalty rate increases on a sliding scale up to 10.25% for uranium sales occurring at or above $40.00 per pound.

Butler Ranch project

        The Butler Ranch project was acquired as part of the Company's Asset Exchange Agreement with Rio Grande Resources Corporation in November 2014. The property is comprised of fee leases that cover an area of about 425 acres of mineral rights. The Company can hold the leases by payment of annual rental fees, ranging from $10 to $25 per acre. Each of the leases makes provision for the payment of royalties of 10% of sales to the property owners. Leases have initial terms of 8 to 10 years and have provisions to "hold by drilling" and identifying uranium mineralization on the specific properties. During 2017 and 2018, all of the Butler Ranch mineral leases were up for renewal. Several land owners opted not to renew, resulting in a drop of acreage from approximately 1,683 to the current 425.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. PROPERTY, PLANT AND EQUIPMENT (Continued)

Cebolleta project

        In connection with the merger of Neutron (and its wholly-owned subsidiary Cibola Resources LLC ("Cibola")) the Company acquired the Cebolleta Lease with La Merced del Pueblo de Cebolleta (the "Cebolleta Land Grant"), a privately held land grant, to lease the Cebolleta project, which is composed of approximately 6,717 acres of fee (deeded) surface and mineral rights. The Cebolleta Lease was affirmed by the New Mexico District Court in Cibola County in April 2007. The Cebolleta Lease provides for: (i) a term of ten years and so long thereafter as Cibola is conducting operations on the Cebolleta property; (ii) initial payments to the Cebolleta Land Grant of $5,000,000; (iii) a recoverable reserve payment equal to $1.00 multiplied by the number of pounds of recoverable uranium reserves upon completion of a feasibility study to be completed within six years, less (a) the $5,000,000 referred to in (ii) above, and (b) not more than $1,500,000 in annual advance royalties previously paid pursuant to (iv); (iv) annual advanced royalty payments of $500,000; (v) gross proceeds royalties ranging from 4.50% to 8.00% based on the then current price of uranium; (vi) employment opportunities and job-skills training for the members of the Cebolleta Land Grant and (vii) funding of annual higher education scholarships for the members of the Cebolleta Land Grant. The Cebolleta Lease provides the Company with the right to explore for, mine, and process uranium deposits present on the Cebolleta project. In February 2012, the Company entered into an amendment of the Cebolleta Lease (the "Cebolleta Lease Amendment") amending the Cebolleta Lease, subject to approval of the Thirteenth Judicial District. Pursuant to the Cebolleta Lease Amendment, the date for the completion of the feasibility study was extended from April 2013 to April 2016. In addition, the date has been further extended subject to a reduction in the $6,500,000 initial payment and annual advance royalty payments deductions to the recoverable reserve payment. The most recent negotiations have resulted in a reduction of the advance royalty payment to $350,000 for three years (2018-2020), after which the payments return to the prior formula. Additionally, and for the duration of the agreement, the requirement for a feasibility report has been removed, the reserve payment has been eliminated in favor of a single payment of $4.0 million upon commencement of production and the gross proceeds royalty has been fixed at 5.75%.

Juan Tafoya project

        In connection with the merger with Neutron the Company acquired the fee interest in 4,097 acres in northwestern New Mexico of fee (deeded) surface and mineral rights owned by the Juan Tafoya Land Corporation ("JTLC") and 24 leases with private owners of small tracts covering a combined area of 115 acres. The JTLC lease (the "JT Lease") has a term of ten years, and it can be extended on a year-to-year basis thereafter, so long as the Company is conducting operations on the Juan Tafoya project. Additionally, the JT Lease required: (i) an initial payment to JTLC of $1,250,000; (ii) annual rental payments of $225,000 for the first five years of the lease and $337,500 for the second five years; (iii) after the second five years, annual base rent of $75 per acre; (iv) a gross proceeds royalty of 4.65% to 6.5% based on the prevailing price of uranium; (v) employment opportunities and job-skills training programs for shareholders of the JTLC or their heirs, (vi) periodic contributions to a community projects fund if mineral production commences from the Juan Tafoya project and (vii) funding of a scholarship program for the shareholders of the JTLC or their heirs. The Company is obligated to make the first ten years' annual rental payments notwithstanding the right to terminate the JT Lease at any time, unless (a) the market value of uranium drops below $25 per pound, (b) a government authority bans uranium mining on the Juan Tafoya project, or (c) the project is deemed uneconomical

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. PROPERTY, PLANT AND EQUIPMENT (Continued)

by an independent engineering firm. The Company intends to negotiate with the JTLC on the terms for the continuation of the JT Lease. The Company's most recent negotiations, completed in the fall of 2017, allow for a reduction of advance royalty payments to $174,000 per annum for three years (2017-2019), after which they return to the original formula. Additionally, the gross proceeds royalty rate is fixed at 4% for the remainder of the agreement.

Impairment of Property, Plant and Equipment

        The Company recorded the following impairment charges for 2018 and 2017 related to its uranium projects and processing facilities:

	For the years ended December 31,
	2018	2017
	(thousands of dollars)
Kingsville Dome project	$2,978	$140
Rosita project	2,545	—
Vasquez project	221	—
Temrezli project	17,968	—
Cebolleta/Juan Tafoya project	—	11,296

Total Impairment	$23,712	$11,436

        The significant assumptions used in determining the future cash flows for the Company's uranium properties and uranium plant assets at December 31, 2018 included an average long-term U3O8 price of $56.304 per pound and average operating costs and capital expenditure costs based on third-party and internal cost estimates. Estimates and assumptions used to assess recoverability of the Company's long-lived assets and measure fair value of its uranium properties are subject to risk uncertainty. Changes in these estimates and assumptions could result in the impairment of the Company's long-lived assets. Events that could result in the impairment of the Company's long-lived assets include, but are not limited to, decreases in the future U3O8 prices, decreases in the estimated recoverable minerals, deterioration of process equipment from continued idled status and any event that might otherwise have a material adverse effect on its costs.

        Existing proven and probable reserves and value beyond proven and probable reserves, including mineralization that is not part of the measured, indicated or inferred resource base, are included when determining the fair value of uranium properties upon acquisition and, subsequently, in determining whether the assets are impaired. The term "recoverable minerals" refers to the estimated amount of uranium that will be obtained after taking into account losses during processing and treatment. In estimating future cash flows, assets are grouped at the lowest level for which there is identifiable cash flows that are largely independent of future cash flows from other asset groups.

Impairment of Temrezli and Sefaatli Projects

        On June 20, 2018, the General Directorate of Mining Affairs, a department of the Turkish Ministry of Energy and Natural Resources, notified the Company that the mining and exploration licenses for its Temrezli and Sefaatli projects located in Turkey had been revoked and potential compensation will be

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. PROPERTY, PLANT AND EQUIPMENT (Continued)

proffered. The Company has determined that it is more likely than not that the Company will be unable to explore, develop, mine or otherwise benefit from the mineral properties and accordingly has determined that all of the uranium mineral holding property assets located in Turkey were fully impaired. The $18.0 million impairment charge reflects the accounting net book value for the uranium holding property assets and does not reflect fair market value of the assets. The Company will recognize compensation for the mining and exploration licenses when the amount of the full and fair compensation is fixed and determinable and the ability to collect is probable.

Other Property Impairments

        The Company also recorded a $5.7 million impairment charge during the 4th quarter of 2018 against certain of its uranium plant and equipment located in South Texas. The majority of the plant and equipment that was deemed impaired was plant and equipment that had been designated to be utilized in the Temrezli Project. With the taking of Temrezli's licenses by the Republic of Turkey and with no immediate alternative operating plan for these assets, the estimated sales value of such plant and equipment is the best determinate of fair value. Accordingly, the impairment charge adjusts the carrying value of the plant and equipment to its estimated net realizable sales value.

        The Company's recorded impairment charge for 2017 of $11.3 million on its Cebolleta/Juan Tafoya project was the result of declining uranium prices as the carrying value exceeded the projects cash flows on an undiscounted and discounted basis. The net carrying value of the Cebolleta/Juan Tafoya project after impairment is $7.8 million at December 31, 2018 and 2017.

        The Company reviews and evaluates its long-lived assets for impairment on an annual basis or more frequently when events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

Mineral Property Expenses

        During the years ending December 31, 2018 and 2017, the Company's mineral property expenses were $3.5 million and $4.6 million, respectively. Included within mineral property costs are standby costs for the Company's three idled South Texas ISR projects along with holding, exploration and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. PROPERTY, PLANT AND EQUIPMENT (Continued)

evaluation costs for all properties. The Company spent the following amounts for each of its material properties:

	For the year ended December 31,
	2018	2017
	(thousands of dollars)
Temrezli project, Turkey	$117	$261

Total Turkey projects	117	261
Kingsville Dome project, Texas	800	810
Rosita project, Texas	738	590
Vasquez project, Texas	631	572
Other projects, Texas	20	71

Total Texas projects	2,189	2,043
Cebolleta project, New Mexico	389	538
Juan Tafoya project, New Mexico	223	542

Total New Mexico projects	612	1,080
Columbus Basin project, Nevada	249	866
Railroad Valley, Nevada	90	241

Total Nevada projects	339	1,107
Sal Rica project, Utah	141	93

Total Utah projects	141	93
Coosa project, Alabama	140	—

Total Alabama projects	140	—

Total expense for the period	$3,538	$4,584

6. ASSET RETIREMENT OBLIGATION

        The Company's mining and exploration activities are subject to various state and federal law and regulations governing the protection of the environment. The Company conducts its operations to protect public health and the environment and believes its operations are in compliance with the applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures. Estimated future restoration and reclamation costs are based principally on legal and regulatory requirements.

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. ASSET RETIREMENT OBLIGATION (Continued)

        Changes to the Company's asset retirement obligation are summarized below:

	December 31, 2018	December 31, 2017
	(thousands of dollars)
Balance, beginning of period	$5,731	$4,789
Liabilities settled	(521)	(97)
Accretion expense	993	1,039

Balance, end of period	6,203	5,731
Less: Included in liabilities held for sale	—	—
Less: Current portion	(708)	(1,078)

Non-current portion	$5,495	$4,653

        As of December 31, 2018, the Company's asset retirement obligation was fully secured by surety bonds totaling $9.4 million, which were partially collateralized with restricted cash totaling $3.7 million.

7. OTHER LONG-TERM LIABILITIES

        Other long-term liabilities and deferred credits on the balance sheet consisted of:

	December 31,
	2018	2017
	(thousands of dollars)
Royalties payable(1)	$500	$500

	$500	$500

(1)
Royalties payable were derived during prior years of production. Liabilities do not accrue interest or have a stated maturity date.

8. STOCKHOLDERS' EQUITY

Common Stock Issued, Net of Issuance Costs

Registered Direct Offering

        On June 14, 2018, the Company completed a registered direct offering of securities with Aspire Capital for net proceeds of $2.9 million. The securities consisted of 74,355 shares of common stock at a price of $17.00 per share for net proceeds of $1.3 million and 99,370 pre-funded common stock warrants at a price of $16.50 per warrant for net proceeds of $1.6 million. The exercise price of the warrants is $0.50 per share and the warrants were exercised on a net basis on August 7, 2018, resulting in the issuance of 96,510 shares of common stock. The Company did not incur underwriting discounts or commissions with this offering. The previous Common Stock Purchase Agreement ("CSPA") with Aspire Capital dated September 25, 2017 was terminated on June 14, 2018 concurrently with the launch of the registered direct offering.

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. STOCKHOLDERS' EQUITY (Continued)

Controlled Equity Offering Sales Agreement with Cantor Fitzgerald ("Cantor")

        On April 14, 2017, the Company entered into the ATM Offering with Cantor acting as sales agent. Under the ATM Offering, the Company may from time to time sell shares of its common stock having an aggregate offering amount up to $30.0 million in "at-the-market" offerings, $8.0 million of which shares are registered for sale under a registration statement on Form S-3, which was declared effective on March 9, 2017. The Company pays Cantor a commission of up to 2.5% of the gross proceeds from the sale of any shares pursuant to the ATM Offering. As of January 31, 2019, the Company had sold 471,474 shares of common stock for net proceeds of $5.9 million under the ATM Offering, of which, 418,003 shares of common stock and net proceeds of $4.5 million was sold in the year ended December 31, 2018. As a result, the Company had approximately $23.9 million remaining available for future sales under the ATM Offering, of which $3.1 million has been registered for sale.

Common Stock Purchase Agreement ("CSPA") with Aspire Capital

        On September 25, 2017, the Company entered into the CSPA with Aspire Capital to place up to $22.0 million in the aggregate of the Company's common stock on an ongoing basis when required by the Company over a term of 30 months. As consideration for Aspire Capital entering into the purchase agreement, the Company issued 17,600 shares of its common stock to Aspire Capital.

        On September 27, 2017, pursuant to the CSPA and after satisfaction of certain commencement conditions, Aspire Capital made an initial purchase of 28,571 shares of common stock for which the Company received net proceeds of $2.0 million. Through its termination on June 14, 2018 in connection with the registered direct offering described above, Aspire Capital purchased an additional 54,502 shares of common stock for which the Company received net proceeds of $1.5 million, of which, 51,502 shares of common stock and net proceeds of $1.3 million was received in the year ended December 31, 2018.

Common Stock Issued for Acquisition of Alabama Graphite

        As discussed in Note 3 above, on April 23, 2018, the Company issued 232,504 shares of common stock in exchange for 100% of the outstanding shares of Alabama Graphite as part of the purchase consideration paid to acquire Alabama Graphite.

Common Stock Issued for Purchase of Lithium Properties

        On April 18, 2018, the Company issued 4,000 shares of common stock, with a fair value on the date of issuance of $114,000 for an option agreement to purchase a block of unpatented placer mining claims covering an area of approximately 3,000 acres within the Columbus Salt Marsh area of Esmeralda County, Nevada.

Common Stock Issued for Consulting Services

        On May 3, 2018, the Company issued 3,455 shares of common stock, with a fair value on the date of issuance of $95,000 for consideration of consulting services that will be provided to the Company over the ensuing twelve months.

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. STOCK BASED COMPENSATION

        Stock-based compensation awards consist of stock options, restricted stock units, restricted stock awards and bonus shares issued under the Company's equity incentive plans which include: the 2013 Omnibus Incentive Plan (the "2013 Plan"); the Amended and Restated 2004 Directors' Stock Option and Restricted Stock Plan (the "2004 Directors' Plan"); and the 2004 Stock Incentive Plan (the "2004 Plan"). Upon approval of the 2013 Plan by the Company's stockholders on June 4, 2013, the Company's authority to grant new awards under all plans other than the 2013 Plan was terminated. On July 18, 2017, the Company's stockholders approved an amendment to the 2013 Plan to increase the authorized number of shares of common stock available and reserved for issuance under the 2013 Plan by 20,000 shares and re-approve the material terms of the performance goals under such plan. Under the 2013 Plan, the Company may grant awards of stock options, stock appreciation rights, restricted stock awards ("RSAs"), restricted stock units ("RSUs"), unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards, other equity-based awards and cash bonus awards to eligible persons. The maximum number of the Company's common stock that may be reserved for issuance under the 2013 Plan is 21,667 shares of common stock, plus unissued shares under the prior plans. Equity awards under the 2013 Plan are granted from time to time at the discretion of the Compensation Committee of the Board (the "Committee"), with vesting periods and other terms as determined by the Committee with a maximum term of 10 years. The 2013 Plan is administered by the Committee, which can delegate the administration to the Board, other Committees or to such other officers and employees of the Company as designated by the Committee and permitted by the 2013 Plan.

        As of December 31, 2018, 278 shares were available for future issuances under the 2013 Plan. For the years ending December 31, 2018 and 2017, the Company recorded stock-based compensation expense of $0.3 million and $0.1 million, respectively. Stock compensation expense is recorded in general and administrative expenses.

        In addition to the plans above, upon closing of the Company's acquisition of Anatolia Energy Limited in November 2015, the Company issued 7,495 replacement options and performance shares to the option holders and performance shareholders of Anatolia Energy Limited. The number of replacement options and performance shares was based upon the Black-Scholes value with the exercise prices of the replacement options and performance shares determined using the exchange rate of 0.0001096. The options and performance shares were issued with the same terms and conditions as were applicable prior to the acquisition of Anatolia Energy Limited. As of December 31, 2018, there were 505 replacement options outstanding and no performance shares outstanding.

        In addition to the plans above, upon closing of the Company's acquisition of Alabama Graphite in April 2018, the Company issued 50,168 replacement options and warrants to the option and warrant holders of Alabama Graphite. The number of replacement options and warrants shares was determined using the arrangement exchange rate of 0.0016. The exercise prices for the option and warrant shares were first converted for the exchange rate of 0.0016 and then converted to USD using the exchange rate on December 13, 2017 of 0.77809 (CAD to USD). The options and warrant shares were issued with the same terms and conditions as were applicable prior to the acquisition of Alabama Graphite. As of December 31, 2018, there were 5,792 replacement options and 11,440 replacement warrants outstanding.

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. STOCK BASED COMPENSATION (Continued)

Stock Options

        Stock options are valued using the Black-Scholes option pricing model on the date of grant. The Company estimates forfeitures based on historical trends.

        The following table summarizes stock options outstanding and changes during the years ended December 31, 2018 and 2017:

	December 31, 2018		December 31, 2017
	Number of Stock Options	Weighted Average Exercise Price	Number of Stock Options	Weighted Average Exercise Price
Stock options outstanding at beginning of period	5,723	$276.50	2,217	$912.00
Granted	16,254	48.87	3,783	70.00
Expired	(2,807)	298.62	(276)	2,544.00
Canceled or forfeited	—	—	—	—

Stock options outstanding at end of period	19,170	$79.78	5,723	$276.50

Stock options exercisable at end of period	19,170	$79.78	1,940	$679.50

        The following table summarizes stock options outstanding and exercisable by stock option plan at December 31, 2018:

	Outstanding Stock Options		Exercisable Stock Options
Stock Option Plan	Number of Stock Options Outstanding	Weighted Average Exercise Price	Number of Stock Options Exercisable	Weighted Average Exercise Price
2004 Plan	96	$1,757.00	96	$757.00
2004 Directors' Plan	11	9,300.00	11	9,300.00
2013 Plan	12,766	35.45	12,766	35.45
Replacement Options—AGC	5,792	80.48	5,792	80.48
Replacement Options—AEK	505	675.50	505	675.50

	19,170	$79.78	19,170	$79.78

Restricted Stock Units

        Time-based and performance-based RSUs are valued using the closing share price of the Company's common stock on the date of grant. The final number of shares issued under performance-based RSUs is generally based on the Company's prior year performance as determined by the Committee at each vesting date, and the valuation of such awards assumes full satisfaction of all performance criteria.

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. STOCK BASED COMPENSATION (Continued)

        The following table summarizes RSU activity for the years ending December 31, 2018 and 2017:

	December 31, 2018		December 31, 2017
	Number of RSUs	Weighted-Average Grant Date Fair Value	Number of RSUs	Weighted-Average Grant Date Fair Value
Unvested RSUs at beginning of period	3,578	$70.00	173	$2,185.20
Granted	—	—	6,081	70.00
Forfeited	(753)	70.00	(697)	286.00
Vested	(565)	70.00	(1,979)	125.00

Unvested RSUs at end of period	2,260	$70.00	3,578	$70.00

10. FEDERAL INCOME TAXES

        The Company recognizes future tax assets and liabilities for each tax jurisdiction based on the difference between the financial reporting and tax bases of assets and liabilities using the enacted tax rates expected to be in effect when the taxes are paid or recovered. A valuation allowance is provided against net future tax assets for which the Company does not consider the realization of such assets to meet the required "more likely than not" standard.

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. FEDERAL INCOME TAXES (Continued)

        The Company's future tax assets and liabilities at December 31, 2018 and 2017 include the following components:

	December 31,
	2018	2017
	(thousands of dollars)
Deferred tax assets:
Non-Current:
Net operating loss carryforwards	$11,666	$56,781
Mineral properties	10,301	7,237
Accrued vacation	22	17
Reclamation provision	149	224
Capital loss carryforwards	728	1,013
Restoration reserves	1,154	980
Capitalized transaction costs	1,168	912
Other	4,492	4,123

Deferred tax assets	29,680	71,287
Valuation allowance	(29,063)	(68,121)

Net deferred tax assets	617	3,166

Deferred tax liabilities:
Non-Current:
Derivatives	(590)	(590)
Mineral properties, Turkey	—	(1,437)
Securities	(27)	(106)
Property, plant and equipment	—	(1,033)

Deferred tax liabilities	(617)	(3,166)

Net deferred tax asset (liability)	$—	$—

        The composition of the valuation allowance by tax jurisdiction is summarized as follows:

	December 31,
	2018	2017
	(thousands of dollars)
United States	$15,616	$60,920
Canada	1,999	—
Australia	5,190	5,187
Turkey	6,258	2,014

Total valuation allowance	$29,063	$68,121

        The valuation allowance decreased $39.1 million from the year ended December 31, 2017 to the year ended December 31, 2018. There was a increase in the net deferred tax assets, net operating loss carryforwards ("NOLs"), equity-based compensation and exploration spending on mineral properties. Additionally, the merger with Alabama Graphite Corporation increased the net deferred tax assets. The

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. FEDERAL INCOME TAXES (Continued)

decrease in net deferred tax assets resulted primarily from expiring US net operating loss carryforwards and US section 382 limitations.

        In December 2017, the United States enacted comprehensive tax reform legislation known as the "Tax Cuts and Jobs Act' that, among other things, reduces the U.S. Federal corporate income tax rate from 35% to 21% and implements a territorial tax system, but imposes an alternative 'base erosion and anti-abuse tax' ('BEAT'), and incremental tax on global intangible low tax foreign income ('GILTI') effective January 1, 2018. The Company has selected an accounting policy with respect to both the new BEAT and GILTI rules to compute the related taxes in the period the Company become subject to these rules. There were no inclusions of either taxes during the year ended December 31, 2018.

        Because the Company does not believe it is more likely than not that the net deferred tax assets will be realized, the Company continues to record a 100% valuation against the net deferred tax assets.

        At December 31, 2018, the Company had U.S. net operating loss carryforwards of approximately $256 million which expire from 2019 to indefinite availability. As a result of the Tax Cuts and Jobs Act of 2017, U.S. net operating losses generated in years ending after 2017 have an indefinite carryforward rather than the previous 20-year carryforward. This does not impact losses incurred in years ended in 2017 or earlier. The U.S. net operating loss carryforward included approximately $32.8 million in net operating loss carryforwards associated with the Neutron merger and approximately $1.6 million associated with the Alabama Graphite merger. At December 31, 2018, the Company had U.S. capital loss carryforwards of approximately $0.5 million, which expire from 2021 to 2022. In addition, at December 31, 2018, the Company had Australian net operating loss carryforwards of $13.5 million, including approximately $13.3 million associated with the Anatolia Transaction which are available indefinitely, subject to continuing to meet relevant statutory tests. In Turkey, the Company had net operating loss carryforwards of approximately $2.1 million, which expire from 2019 to 2023. Finally, during 2018, the Company had Canadian operating loss carryovers of approximately $6.7 million associated with the Alabama Graphite merger.

        Section 382 of the Internal Revenue Code could apply and limit the Company's ability to utilize a portion of the U.S. net operating loss carryforwards. Following the issuance of the Company's Common Stock in 2001, the Neutron merger in 2012, the Anatolia Transaction in 2015 and the Alabama Graphite acquisition in 2018, the ability to utilize the net operating loss carryforwards will be severely limited on an annual and aggregate basis. A formal Section 382 study would be required to determine the actual allowable usage of US net operating loss carryforwards. However, based on information currently available, the Company currently estimates that $234.8 million of the US net operating losses will not be able to be utilized and have reduced the Company's deferred tax asset accordingly. This resulted in a decrease in the valuation allowance.

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. FEDERAL INCOME TAXES (Continued)

        For financial reporting purposes, loss from operations before income taxes consists of the following components:

	For the calendar year ended December 31,
	2018	2017
	(thousands of dollars)
United States	$(17,285)	$(18,782)
Canada	(21)	—
Australia	(9)	(1)
Turkey	(18,372)	(505)

	$(35,687)	$(19,288)

        A reconciliation of expected income tax on net income at statutory rates is as follows:

	Year ended December 31,
	2018	2017
	(thousands of dollars)
Net loss	$(35,687)	$(19,288)
Statutory tax rate	21%	34%

Tax recovery at statutory rate	(7,494)	(6,558)
Foreign tax rate	(801)	71
Change in US tax rates	1	37,233
Other adjustments	(1,076)	—
Capital loss carryforward adjustment	367	(44)
Operating loss carryforward adjustment	271	710
Operating loss Section 382 adjustment	49,303	—
Nondeductible write-offs	2	15
Change in valuation allowance	(40,573)	(31,427)

Income tax expense (recovery)	$—	$—

        The Company does not have any uncertain tax positions. Should the Company incur interest and penalties relating to tax uncertainties, such amounts would be classified as a component of the interest expense and operating expense, respectively.

        Westwater Resources, Inc., and its wholly owned subsidiaries, files in the U.S. federal jurisdiction and various state jurisdictions. Anatolia Energy Limited and Anatolia Uranium Pty Ltd file in the Australian jurisdiction and Adur Madencilik files in the Turkish jurisdiction. Alabama Graphite Corporation files in the Canadian and U.S. federal and state jurisdictions.

11. COMMITMENTS AND CONTINGENCIES

Environmental Considerations

        The Company's uranium recovery operations are subject to federal and state regulations for the protection of the environment, including water quality. Future closure and reclamation costs are

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. COMMITMENTS AND CONTINGENCIES (Continued)

provided for as each pound of uranium is produced on a unit-of-production basis. The Company reviews its reclamation obligations each year and determines the appropriate unit charge. The Company also evaluates the status of current environmental laws and their potential impact on their accrual for costs. The Company believes its operations are compliant with current environmental regulations.

Sales Contracts

        In March 2006, the Company first amended its sales contracts with Itochu Corporation ("Itochu") and UG U.S.A., Inc. ("UG") that superseded the previously existing contracts. Each contract provides for delivery of one-half of the Company's actual production from its properties in Texas currently owned or hereafter acquired by the Company (excluding two specifically identified large ranch properties in South Texas). Uranium deliveries from the inception of the contracts through December 31, 2018 have totaled approximately 510,000 pounds to Itochu and 480,000 pounds to UG.

Legal Settlements

        At any given time, the Company may enter into negotiations to settle outstanding legal proceedings and any resulting accruals will be estimated based on the relevant facts and circumstances applicable at that time. The Company does not expect that such settlements will, individually or in the aggregate, have a material effect on its financial position, results of operations or cash flows.

12. GEOGRAPHIC AND SEGMENT INFORMATION

        The Company currently operates in three reportable segments, which are uranium, lithium and graphite mining activities, including exploration, standby operations and restoration and reclamation activities. As a part of these activities, the Company also explores, evaluates and, if warranted, permits uranium, lithium and graphite properties. The Company's long-term assets were $25.8 million and $42.4 million as of December 31, 2018 and December 31, 2017, respectively. The long-term assets located in the United States totaled $25.8 million or 100% and $24.4 million or 58% of total long-term assets as of December 31, 2018 and December 31, 2017, respectively. The Company reported no revenues for the years ending December, 31, 2018 and December 31, 2017.

        The reportable segments are those operations whose operating results are reviewed by the Chief Executive Officer to make decisions about resources to be allocated to the segment and assess its performance provided those operations pass certain quantitative thresholds. Operations whose revenues, earnings or losses or assets exceed or are expected to exceed 10% of the total consolidated revenue, earnings or losses or assets are reportable segments. Information about current assets and liabilities of the segments has not been provided because the information is not used to assess performance.

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. GEOGRAPHIC AND SEGMENT INFORMATION (Continued)

        The table below provides a breakdown of the long-term assets by reportable segments as of December 31, 2018 and December 31, 2017:

	December 31, 2018
(thousands of dollars)	Corporate	Uranium	Lithium	Graphite	Total
Net property, plant and equipment	$162	$11,418	$—	$8,973	$20,553
Restricted cash	—	3,722	—	10	3,732
Notes receivable, non-current	—	1,493	—	—	1,493

Total long-term assets	$162	$16,633	$—	$8,983	$25,788

	December 31, 2017
(thousands of dollars)	Corporate	Uranium	Lithium	Graphite	Total
Net property, plant and equipment	$211	$35,198	$—	$—	$35,409
Restricted cash	—	3,668	—	—	3,668
Notes receivable, non-current	834	2,494	—	—	3,328

Total long-term assets	$1,045	$41,360	$—	$—	$42,405

        The table below provides a breakdown of the reportable segments for the years ended December 31, 2018 and December 31, 2017. Non-mining activities and other administrative operations are reported in the Corporate column.

	Year Ended December 31, 2018
(thousands of dollars)	Corporate	Uranium	Lithium	Graphite	Total
Statement of Operations
Mineral property expenses	$—	$2,917	$481	$140	$3,538
General and administrative	4,986	1,846	—	525	7,357
Acquisition related expenses	333	—	—	—	333
Accretion of asset retirement costs	—	993	—	—	993
Depreciation and amortization	5	110	—	1	116
Impairment of Uranium properties	—	23,712	—	—	23,712

	5,324	29,578	481	666	36,049

Loss from operations	(5,324)	(29,578)	(481)	(666)	(36,049)

Other income	196	168	—	1	365

Loss before taxes	$(5,128)	$(29,410)	$(481)	$(665)	$(35,684)

WESTWATER RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. GEOGRAPHIC AND SEGMENT INFORMATION (Continued)

	Year Ended December 31, 2017
(thousands of dollars)	Corporate	Uranium	Lithium	Graphite	Total
Statement of Operations
Mineral property expenses	$—	$3,383	$1,201	$—	$4,584
General and administrative	4,791	1,823	—	—	6,614
Acquisition related expenses	1,003	—	—	—	1,003
Accretion of asset retirement costs	—	1,039	—	—	1,039
Depreciation and amortization	5	137	—	—	142
Impairment of Uranium properties	—	11,436	—	—	11,436

	5,799	17,818	1,201	—	24,818

Loss from operations	(5,799)	(17,818)	(1,201)	—	(24,818)

Other income	573	4,957	—	—	5,530

Loss before taxes	$(5,226)	$(12,861)	$(1,201)	$—	$(19,288)

13. SUBSEQUENT EVENT

        Reverse Stock Split—Following the close of trading on April 22, 2019, the Company effected a one-for-fifty reverse stock split. All share and per share information has been restated to retroactively show the effects of the reverse stock split.

WESTWATER RESOURCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(expressed in thousands of dollars, except share amounts)

(unaudited)

	Notes	March 31, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	1	$1,019	$1,577
Marketable securities	6	—	415
Assets held for sale	4,5	1,617	1,545
Prepaid and other current assets		722	643

Total Current Assets		3,358	4,180

Property, plant and equipment, at cost:
Property, plant and equipment		91,771	91,772
Less accumulated depreciation, depletion and impairment		(71,242)	(71,219)

Net property, plant and equipment	7	20,529	20,553

Operating lease right-of-use assets	14	569	—
Restricted cash	1,6	3,750	3,732
Assets held for sale—non-current	4	—	1,493

Total Assets		$28,206	$29,958

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable		$969	$776
Accrued liabilities		2,038	1,688
Asset retirement obligations—current	9	894	708
Operating lease liability—current	14	151	—

Total Current Liabilities		4,052	3,172

Asset retirement obligations, net of current portion	9	5,100	5,495
Other long-term liabilities and deferred credits	5	500	500
Operating lease liability, net of current	14	424	—

Total Liabilities		10,076	9,167

Commitments and Contingencies	9,13
Stockholders' Equity:
Common stock, 100,000,000 shares authorized, $.001 par value;
Issued shares—1,494,314 and 1,436,555, respectively
Outstanding shares—1,494,153 and 1,436,394, respectively	10	1	1
Paid-in capital	10,11	313,435	313,012
Accumulated other comprehensive loss		—	(90)
Accumulated deficit		(295,048)	(291,874)
Treasury stock (161 and 161 shares, respectively), at cost		(258)	(258)

Total Stockholders' Equity		18,130	20,791

Total Liabilities and Stockholders' Equity		$28,206	$29,958

The accompanying notes are an integral part of these condensed consolidated financial statements.

WESTWATER RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(expressed in thousands of dollars, except share and per share amounts)

(unaudited)

		For the Three Months Ended March 31,
	Notes	2019	2018
Operating Expenses:
Mineral property expenses	8	$(634)	$(782)
General and administrative expenses		(1,836)	(1,805)
Acquisition costs	3	—	(755)
Accretion of asset retirement obligations	9	(126)	(134)
Depreciation and amortization		(23)	(34)

Total operating expenses		(2,619)	(3,510)

Non-Operating Income/(Expenses):
Loss on sale of marketable securities	4,6	(720)	(93)
Interest income	4	166	174
Other income (expense)		(1)	10

Total other (expense)/income		(555)	91

Net Loss		(3,174)	(3,419)

Other Comprehensive Income (Loss)
Unrealized fair value decrease on marketable securities		—	(937)
Transfer to realized loss upon sale of available-for-sale securities		90	—

Comprehensive Loss		$(3,084)	$(4,356)

BASIC AND DILUTED LOSS PER SHARE		$(2.15)	$(6.11)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING		1,478,233	559,357

The accompanying notes are an integral part of these condensed consolidated financial statements.

WESTWATER RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND SUPPLEMENTAL
CASH FLOW INFORMATION

(expressed in thousands of dollars)

(unaudited)

		Three Months Ended March 31,
	Notes	2019	2018
Operating Activities:
Net loss		$(3,174)	$(3,419)
Reconciliation of net loss to cash used in operations:
Non-cash lease expense		5	—
Accretion of asset retirement obligations	9	126	134
Amortization of notes receivable discount	4	(123)	(168)
Loss on sale of marketable securities		720	93
Costs incurred for restoration and reclamation activities	9	(335)	(142)
Depreciation and amortization		23	34
Stock compensation expense	11	8	81
Increase in prepaids and other		(32)	(14)
Increase/(decrease) in payables and deferred credits		42	(295)

Net Cash Used in Operating Activities		(2,740)	(3,696)

Cash Flows from Investing Activities:
Deposit for sale of assets	5	500	—
Proceeds from the sale of marketable securities, net	4	536	475
Proceeds from collection on note receivable	4	750	750
Note advances for Alabama Graphite corporate merger	3	—	(597)

Net Cash Provided by Investing Activities		1,786	628

Cash Flows from Financing Activities:
Issuance of common stock, net	10	415	651
Payment of withholding taxes on net share settlements of equity awards		(1)	—

Net Cash Provided by Financing Activities		414	651

Net decrease in cash, cash equivalents and restricted cash		(540)	(2,417)
Cash, cash equivalents and restricted cash, beginning of period		5,309	7,722

Cash, Cash Equivalents and Restricted Cash, End of Period		$4,769	$5,305

Cash paid during the period for:
Interest		$1	$3

Supplemental Non-Cash Information for Investing and Financing Activities:
Securities received for payment of notes receivable—Laramide		$750	$750

Total Non-Cash Investing and Financing Activities for the Period		$750	$750

The accompanying notes are an integral part of these condensed consolidated financial statements.

WESTWATER RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(expressed in thousands of dollars, except share amounts)

(unaudited)

	Common Stock Shares	Amount	Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Treasury Stock	Total
Balances, January 1, 2018	555,806	$—	$297,278	$287	$(256,190)	$(258)	$41,117
Net loss	—	—	—	—	(3,419)	—	(3,419)
Common stock issued, net of issuance costs	20,802	—	651	—	—	—	651
Stock compensation expense and related share issuances, net of shares withheld for payment of taxes	20	—	81	—	—	—	81
Unrealized holding loss on marketable securities	—	—	—	(937)	—	—	(937)

Balances, March 31, 2018	576,628	$—	$298,010	$(650)	$(259,609)	$(258)	$37,493

Balances, January 1, 2019	1,436,555	$1	$313,012	$(90)	$(291,874)	$(258)	$20,791
Net loss	—	—	—	—	(3,174)	—	(3,174)
Common stock issued, net of issuance costs	57,205	—	416	—	—	—	416
Stock compensation expense and related share issuances, net of shares withheld for payment of taxes	393	—	8	—	—	—	8
Minimum withholding taxes on net share settlements of equity awards	—	—	(1)	—			(1)
Transfer to realized loss upon sale of available for sale securities	—	—	—	90	—	—	90

Balances, March 31, 2019	1,494,153	$1	$313,435	$0	$(295,048)	$(258)	$18,130

The accompanying notes are an integral part of these condensed consolidated financial statements.

1. BASIS OF PRESENTATION

        The accompanying unaudited condensed consolidated financial statements for Westwater Resources, Inc. (the "Company," "we," "us," "WWR" or "Westwater"), formerly known as Uranium Resources, Inc., have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information and with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The accompanying statements should be read in conjunction with the audited financial statements included in Westwater Resources, Inc.'s 2018 Annual Report on Form 10-K. In the opinion of management, all adjustments (which are of a normal, recurring nature) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2019 are not necessarily indicative of the results that may be expected for any other period including the full year ending December 31, 2019.

Significant Accounting Policies

        Our significant accounting policies are detailed in Note 1, Summary of Significant Accounting Policies, in the Notes to Consolidated Financial Statements within our Annual Report on Form 10-K for the year ended December 31, 2018. Refer to Note 14 for revisions made to our lease accounting policies resulting from our adoption of the new lease accounting standard effective January 1, 2019.

Reverse Stock Split

        Immediately following the close of trading on April 22, 2019, the Company effected a one-for-fifty reverse stock split of its common stock. With the reverse stock split, every fifty shares of the Company's issued and outstanding common stock were combined into one issued and outstanding share of common stock. The reverse stock split reduced the number of shares outstanding from approximately 74.7 million shares to approximately 1.5 million shares. The reverse stock split did not have any effect on the par value of the Company's common stock. No fractional shares were issued as a result of the reverse stock split. Any fractional shares that would have resulted were settled in cash. All share data herein has been retroactively adjusted for the reverse stock split.

Recently Adopted Accounting Pronouncements

        In February 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2016-02, "Leases (Topic 842), " which supersedes existing guidance for lease accounting. This new standard requires lessees to recognize leases on their balance sheets, and leaves lessor accounting largely unchanged. The new standard requires a dual approach for lessee accounting under which a lessee accounts for leases as finance leases or operating leases with the recognition of a right-of-use asset and a corresponding lease liability. For finance leases, the lessee recognizes interest expense and amortization of the right-of-use asset, and for operating leases, the lessee recognizes straight-line lease expense. The new lease accounting standard along with the clarifying amendments subsequently issued by the FASB, collectively became effective for the Company on January 1, 2019. The Company adopted the new lease accounting standard by applying the new lease guidance at the adoption date on January 1, 2019, and as allowed under the transition relief provided in ASU 2018-11, elected not to restate comparative periods. In addition, we elected the package of practical expedients for our existing leases as permitted under the transition guidance within the new standard and did not reassess (1) lease classification for existing leases, (2) whether existing contracts contained leases, (3) if any indirect costs were incurred, and (4) whether existing land easements should be accounted for as leases. As of January 1, 2019, in connection with the adoption of the new lease accounting standard, the Company recorded a right-of-use lease asset totaling

1. BASIS OF PRESENTATION (Continued)

$0.6 million with a corresponding lease liability totaling $0.6 million. Refer to Note 14 for further details on our adoption of the new lease accounting standard.

Recently Issued Accounting Pronouncements

        In June 2016, the FASB issued ASU 2016-13, "Measurement of Credit Losses on Financial Instruments". ASU 2016-13 will change how companies account for credit losses for most financial assets and certain other instruments. For trade receivables, loans and held-to-maturity debt securities, companies will be required to estimate lifetime expected credit losses and recognize an allowance against the related instruments. For available for sale debt securities, companies will be required to recognize an allowance for credit losses rather than reducing the carrying value of the asset. The adoption of this update, if applicable, will result in earlier recognition of losses and impairments.

        In November 2018, the FASB issued ASU 2018-19, "Codification Improvements to ASC 326, Financial Instruments—Credit Losses." ASU 2016-13 introduced an expected credit loss methodology for the impairment of financial assets measured at amortized cost basis. That methodology replaces the probable, incurred loss model for those assets. ASU 2018-19 is the final version of Proposed Accounting Standards Update 2018-270, which has been deleted. Additionally, the amendments clarify that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASC 842, Leases.

        These updates are effective for fiscal years beginning after December 15, 2019, and the Company is currently evaluating ASU 2016-13 and 2018-19 and the potential impact of adopting this guidance on its financial reporting.

        In August 2018, the FASB issued ASU 2018- 13, "Fair Value Measurement (ASC 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement". This update modifies the disclosure requirements for fair value measurements by removing, modifying or adding disclosures. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019 and early adoption is permitted. Certain disclosures in the update are applied retrospectively, while others are applied prospectively. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

Cash, Cash Equivalents and Restricted Cash

        The following table provides a reconciliation of cash, cash equivalents and restricted cash as reported within the consolidated balance sheet that sum to the total of the same such amounts shown in the statement of cash flows.

	As of March 31,
(thousands of dollars)	2019	2018
Cash and cash equivalents	$1,019	$1,637
Restricted cash—pledged deposits for performance bonds	3,750	3,668

Cash, cash equivalents and restricted cash shown in the statement of cash flows	$4,769	$5,305

        Funds deposited by the Company for collateralization of performance obligations are not available for the payment of general corporate obligations and are not included in cash equivalents. Restricted cash consists of money market accounts. The bonds are collateralized performance bonds required for future restoration and reclamation obligations related to the Company's South Texas production properties.

2. LIQUIDITY AND GOING CONCERN

        The interim Condensed Consolidated Financial Statements of the Company have been prepared on a "going concern" basis, which means that the continuation of the Company is presumed even though events and conditions exist that, when considered in the aggregate, raise substantial doubt about the Company's ability to continue as a going concern because it is possible that the Company will be required to adversely change its current business plan or may be unable to meet its obligations as they become due within one year after the date that these financial statements were issued.

        The Company last recorded revenues from operations in 2009 and expects to continue to incur losses as a result of costs and expenses related to maintaining its properties and general and administrative expenses. Since 2009, the Company has relied on equity financings, debt financings and asset sales to fund its operations and the Company expects to rely on these forms of financing to fund its operations into the near future. The Company will also continue to identify ways to reduce its cash expenditures.

        The Company's current business plan requires working capital to fund non-discretionary expenditures for uranium reclamation activities, mineral property holding costs, business development costs and administrative costs. The Company intends to pursue project financing to support execution of the graphite business plan, including discretionary capital expenditures associated with graphite battery-material product development, construction of pilot plant facilities and construction of commercial production facilities. The Company's current lithium business plan will be funded by working capital; however, the Company is pursuing project financing including possible joint venture partners to fund discretionary greenfield exploration activities.

        At March 31, 2019 the Company's cash balances were $1.0 million and the Company had a working capital deficit balance of $1.0 million. Subsequent to May 7, 2019, the Company expects to fund operations as follows:

  •
  Payment due June 30, 2019 or earlier in the amount of $2.25 million from sale of uranium royalty interests and the Laramide Resources Ltd. promissory note (Note 4) to Uranium Royalty Corp. (Note 5).

  •
  Anticipated public equity offering for up to $10.0 million in gross proceeds, for which the Company filed a registration statement on Form S-1 on April 24, 2019.

  •
  Other debt and equity financings and asset sales.

        On March 13, 2018, the Nasdaq Stock Market notified Westwater that the Company did not meet Nasdaq's $1.00 per share minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) (the "Rule") for continued listing on the Nasdaq Capital Market, and the Company was given an initial grace period of 180 days, or until September 10, 2018, to regain compliance with the Rule. Subsequently, on September 12, 2018, the Company was provided an additional 180-day compliance period, or until March 11, 2019, to regain compliance with the Rule. On March 12, 2019, the Company received a letter from the Listing Qualifications Staff of Nasdaq notifying the Company that, based upon the Company's continuing non-compliance with the Rule, the Staff had determined that the Company's common stock would be delisted from Nasdaq. The Company appealed the Staff's determination and requested a hearing before a Nasdaq hearings panel, which hearing was conducted on May 2, 2019. The hearings panel has 30 days after the hearing to promulgate a formal decision.

        On April 18, 2019, the Company's shareholders approved a reverse split of not less than 1-for-5 and not more than 1-for-50. Subsequently, the Board of Directors approved a 1-for-50 reverse split, which was effected after market close on April 22, 2019. As a result, the Company's share price traded above the $1.00 per share minimum bid price for seven trading days prior to the hearing date and

2. LIQUIDITY AND GOING CONCERN (Continued)

reached 10-consecutive trading days on May 6, 2019. While the Nasdaq appeal is pending, the Company's common stock will continue to trade on the Nasdaq Capital Market under the symbol "WWR." There can be no assurance that the hearings panel will grant the Company's request for continued listing. If the Company's common stock ceases to be listed for trading on Nasdaq, the Company expects that its common stock would be traded on the over-the-counter market, which could adversely affect the market liquidity and price of the Company's common stock.

        While the Company has been successful in the past in raising funds through equity and debt financings as well as through the sale of non-core assets, no assurance can be given that additional financing will be available to it in amounts sufficient to meet its needs, or on terms acceptable to the Company. In the event that we are unable to raise sufficient additional funds, we may be required to delay, reduce or severely curtail our operations or otherwise impede our on-going business efforts, which could have a material adverse effect on our business, operating results, financial condition, long-term prospects and ability to continue as a viable business. Considering all of the factors above, the Company believes there is substantial doubt regarding its ability to continue as a going concern.

3. ACQUISITIONS

Acquisition of Alabama Graphite

        On April 23, 2018, the Company completed its acquisition of 100% of the outstanding securities of Alabama Graphite Corp. ("Alabama Graphite") for total consideration of $8.9 million. Alabama Graphite is a Canadian entity that indirectly holds a 100% interest in the Coosa graphite project and Coosa mineral properties located in Alabama. The consideration was comprised of $2.4 million in cash used to fund Alabama Graphite's operating activities prior to completion of the Alabama Graphite transaction and certain related transaction costs, $6.4 million in common stock of the Company and $89,000 for warrants and options in the Company. Each Alabama Graphite ordinary share was exchanged for 0.0016 common share of WWR. Each warrant and option of Alabama Graphite was also exchanged for warrants and options exercisable for common shares of WWR on the same terms and conditions as were applicable prior to the Alabama Graphite transaction, except that the exercise price was converted for the 0.0016 share exchange ratio and for the USD exchange rate on the agreement date which was $0.77809 (CAD to USD) on December 13, 2017. As a result, the Company issued 232,504 new shares, 7,280 options and 42,888 warrants. The value of the Company's common stock issued as consideration was based upon the opening share price on April 23, 2018 of $27.50. The operating results of Alabama Graphite are included in the Consolidated Statement of Operations commencing April 23, 2018.

        The Alabama Graphite loan from WWR was $1.8 million on April 23, 2018 and was incorporated into the final acquisition accounting and therefore was eliminated as of June 30, 2018. Acquisition related costs were $1.9 million as of June 30, 2018, of which, $0.6 million was capitalized as additional cash consideration at the acquisition date for certain transaction costs that were directly related to the asset acquisition.

        The acquisition of Alabama Graphite was accounted for as an asset acquisition in accordance with ASC 360 as "substantially all" of the purchase consideration was concentrated in a single identifiable asset for graphite mineral interests. WWR controls the Board of Directors and senior management positions of Alabama Graphite and has overall control over the day-to-day activities of the acquired entity.

3. ACQUISITIONS (Continued)

        The following summarizes the preliminary allocation of purchase price to the fair value of assets acquired and liabilities assumed as of the acquisition date (in thousands):

Consideration:
Cash	$2,397
Issuance of 232,504 common shares for replacement of Alabama Graphite shares	6,394
Issuance of 7,280 options for replacement of Alabama Graphite options	35
Issuance of 42,888 warrants for replacement of Alabama Graphite warrants	54

$8,880

The fair value of the consideration given was allocated as follows:
Assets:
Cash and cash equivalents	$17
Short-term receivables	113
Prepaid expenses	42
Property, plant, equipment and graphite mineral interests	8,973

Total assets	9,145

Liabilities:
Accounts payable and accrued liabilities	265

Total liabilities	265

Net assets	$8,880

        The carrying value of the current assets acquired and liabilities assumed approximated the fair value due to the short-term nature of these items. The fair value of the graphite mineral interests was estimated using a discounted cash flow approach and market comparables. Key assumptions used in the discounted cash flow analysis include discount rates, mineral resources, future timing of production, recovery rates and future capital and operating costs.

4. NOTES RECEIVABLE

Laramide Note Receivable

        As part of the consideration for the sale of Hydro Resources, Inc. (HRI), the Company currently holds a promissory note with a current balance of $2.0 million, secured by a mortgage over the Churchrock and Crownpoint properties owned by Laramide Resources Ltd. ("Laramide"). The note is in the final year of a three-year term and carries an initial interest rate of 5%. The final principal payment of $2.0 million is due and payable on January 5, 2020. Interest is payable on a quarterly basis during the final year. Laramide will have the right to satisfy up to half of the final principal payment by delivering shares of its common stock to the Company, which shares will be valued by reference to the volume weighted average price ("VWAP") for Laramide's common stock for the 20 trading days before January 5, 2020. The fair value of this note receivable was determined using the present value of the future cash receipts discounted at a market rate of 9.5%.

        As of March 31, 2019, the Company has received three tranches of Laramide common shares as partial consideration for the sale of HRI, which has resulted in the receipt of 2,218,133, 1,982,483 and 2,483,034 Laramide common shares in January 2017, January 2018 and January 2019, respectively. These share payments represent the initial consideration from the January 2017 sale of HRI and two note installments in January 2018 and January 2019. The first note installment in the amount of $1.5 million in January 2018, consisted of $750,000 in cash and the issuance of 1,982,483 of Laramide's

4. NOTES RECEIVABLE (Continued)

common shares. The second note installment in the amount of $1.5 million in January 2019, consisted of $750,000 in cash and the issuance of 2,483,034 of Laramide's common shares. Additionally, Laramide has made interest payments of $70,764 in cash during the three months ending March 31, 2019.

        For the three months ended March 31, 2019, the Company sold the third tranche of 2,483,034 Laramide common shares and 2,218,133 Laramide warrants resulting in net proceeds of $0.5 million and a net loss on sale of marketable securities of $0.7 million.

        The following tables show the notes receivable, accrued interest and unamortized discount on the Company's notes receivable as of March 31, 2019 and December 31, 2018.

	March 31, 2019
(thousands of dollars)	Note Amount	Plus Accrued Interest	Less Unamortized Note Discount	Note Balance per Balance Sheet
Current Assets
Notes receivable Laramide—current	$2,000	$—	$(383)	$1,617

Total Notes Receivable—current and non-current	$2,000	$—	$(383)	$1,617

	December 31, 2018
(thousands of dollars)	Note Amount	Plus Accrued Interest	Less Unamortized Note Discount	Note Balance per Balance Sheet
Current Assets
Notes receivable Laramide—current	$1,500	$45	$—	$1,545

Subtotal Notes Receivable—current	$1,500	$45	$—	$1,545

Non-current Assets
Notes receivable—Laramide—non-current	$2,000	$—	$(507)	$1,493

Subtotal Notes Receivable—non-current	$2,000	$—	$(507)	$1,493

Total Notes Receivable—current and non-current	$3,500	$45	$(507)	$3,038

5. ASSETS HELD FOR SALE

        On March 5, 2019, the Company entered into an Asset Purchase Agreement ("Agreement") with Uranium Royalty (USA) Corp. and Uranium Royalty Corp. (together "URC") for the sale of four of its royalty interests on future uranium production from mineral properties located in South Dakota, Wyoming and New Mexico, as well as the remaining amount of the Laramide promissory note in the amount of $2.0 million as discussed above. Under the terms of the Agreement, the Company is set to transfer ownership of the royalties and promissory note at the closing date which is to be no later than June 30, 2019. In exchange for these assets URC has agreed to pay the Company a total of $2.75 million, consisting of the following consideration:

  •
  $0.5 million in cash, paid as a deposit at signing on March 5, 2019; and

  •
  $2.25 million cash to be paid in full on or before June 30, 2019.

5. ASSETS HELD FOR SALE (Continued)

        The transaction will close following satisfaction or waiver of the closing conditions, which conditions include, among other things, the execution of various assignment agreements. The Agreement contains certain termination rights and remedies for both URC and the Company. Subject to certain limitations, in the event that the transaction does not close by July 31, 2019, the Company may terminate the Agreement and retain the $500,000 deposit. In the event that there is a material uncured inaccuracy in any representation or warranty or a material breach of any covenant of the Company, URC has the right to terminate the Agreement and seek a return of the deposit or to seek specific performance of the Agreement. In the event that there is a material uncured inaccuracy in any representation or warranty or a material breach of any covenant of URC, the Company has the right to terminate the Agreement or to seek specific performance of the Agreement. The Agreement will terminate automatically on July 31, 2019 if the closing thereunder has not occurred by July 31, 2019, unless otherwise agreed by the parties.

        As a result of execution of the Agreement, the Laramide promissory note has been re-classified as held for sale and is recorded at its carrying value of $1.6 million on the March 31, 2019 financials since the carrying value does not exceed its fair value. The $0.5 million cash deposit received from URC on March 5, 2019 could be forfeited in the event that the Agreement is terminated due to the Company's breach of certain terms of the Agreement. Accordingly, the Company has recorded the deposit as a liability on the balance sheet and will only recognize income when all conditions of the Agreement have been met and closing is complete. The royalty interests being purchased by URC have no carrying value and accordingly, no subsequent adjustments have been made.

6. FINANCIAL INSTRUMENTS

        Applicable accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and establishes a fair-value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

  •
  Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities that are observable at the measurement date.

  •
  Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

  •
  Level 3 includes unobservable inputs that reflect management's assumptions about what factors market participants would use in pricing the asset or liability. These inputs are developed based on the best information available, including internal data.

        The Company believes that the fair value of its assets and liabilities approximate their reported carrying amounts. The following table presents information about assets that were recorded at fair

6. FINANCIAL INSTRUMENTS (Continued)

value on a recurring and non-recurring basis as of March 31, 2019 and December 31, 2018 and indicate the fair value hierarchy.

	March 31, 2019
(thousands of dollars)	Level 1	Level 2	Level 3	Total
Non-current Assets
Restricted cash	$3,750	$—	—	$3,750

Total non-current assets recorded at fair value	$3,750	$—	$—	$3,750

	December 31, 2018
(thousands of dollars)	Level 1	Level 2	Level 3	Total
Current Assets
Short-term available-for-sale investments	$415	$—	$—	$415

Total current assets recorded at fair value	$415	$—	$—	$415

Non-current Assets
Restricted cash	$3,732	$—	—	$3,732

Total non-current assets recorded at fair value	$3,732	$—	$—	$3,732

        Assets that are measured on a recurring basis include the Company's marketable securities and restricted cash.

7. PROPERTY, PLANT AND EQUIPMENT

	Net Book Value of Property, Plant and Equipment at March 31, 2019
(thousands of dollars)	Turkey	Texas	Alabama	New Mexico	Corporate	Total
Uranium plant	$—	$3,143	$—	$—	$—	$3,143
Mineral rights and properties	—	—	8,972	7,806	—	16,778
Other property, plant and equipment	7	451	—	—	150	608

Total	$7	$3,594	$8,972	$7,806	$150	$20,529

	Net Book Value of Property, Plant and Equipment at December 31, 2018
(thousands of dollars)	Turkey	Texas	Alabama	New Mexico	Corporate	Total
Uranium plant	$—	$3,256	$—	$—	$—	$3,256
Mineral rights and properties	—	—	8,973	7,806	—	16,779
Other property, plant and equipment	8	348	—	—	162	518

Total	$8	$3,604	$8,973	$7,806	$162	$20,553

Impairment of Temrezli and Sefaatli Projects

        On June 20, 2018, the General Directorate of Mining Affairs, a department of the Turkish Ministry of Energy and Natural Resources, notified the Company that the mining and exploration licenses for its Temrezli and Sefaatli projects located in Turkey had been revoked and potential compensation will be proffered. While the Company is investigating the legality of this action and what remedies, including compensation, might be available to the Company, the Company has determined that it is more likely than not that the Company will be unable to explore, develop, mine or otherwise benefit from the

7. PROPERTY, PLANT AND EQUIPMENT (Continued)

mineral properties. Therefore, the Company has determined that all of the uranium mineral holding property assets located in Turkey were fully impaired. The Company will recognize compensation for the mining and exploration licenses when the amount of the full and fair compensation is fixed and determinable and the ability to collect is probable.

        The Company reviews and evaluates its long-lived assets for impairment on an annual basis or more frequently when events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

8. MINERAL PROPERTY EXPENDITURES

        Mineral property expenditures by geographical location for the three months ended March 31, 2019 and 2018 are as follows:

	For the Three Months Ended Mar 31,
	2019	2018
	(thousands of dollars)
Temrezli project, Turkey	$—	$79

Total Turkey projects	—	79
Kingsville Dome project, Texas	244	251
Rosita project, Texas	117	197
Vasquez project, Texas	186	235
Other projects, Texas	—	6

Total Texas projects	547	689
Cebolleta project, New Mexico	—	—
Juan Tafoya project, New Mexico	6	6

Total New Mexico projects	6	6
Columbus Basin project, Nevada	—	2
Railroad Valley project, Nevada	—	4

Total Nevada projects	—	6
Sal Rica project, Utah	1	2

Total Utah projects	1	2
Coosa project, Alabama	80	—

Total Alabama Projects	80	—

Total expense for the period	$634	782

9. ASSET RETIREMENT OBLIGATIONS

        The following table summarizes the changes in the reserve for future restoration and reclamation costs on the balance sheet:

(thousands of dollars)	March 31, 2019	December 31, 2018
Balance, beginning of period	$6,203	$5,731
Liabilities settled	(335)	(521)
Accretion expense	126	993

Balance, end of period	5,994	6,203
Less: Current portion	(894)	(708)

Non-current portion	$5,100	$5,495

        The Company is currently performing plugging and surface reclamation activities at its Rosita and Vasquez projects located in Duval County, Texas. The Company's current liability of $0.9 million consists of the estimated costs associated with current reclamation activities through March 2020 at the Company's Rosita and Vasquez projects.

10. COMMON STOCK

Common Stock Issued, Net of Issuance Costs

Reverse Stock Split

        Immediately following the close of trading on April 22, 2019, the Company effected a one-for-fifty reverse stock split of its common stock. With the reverse stock split, every fifty shares of the Company's issued and outstanding common stock were combined into one issued and outstanding share of common stock. The reverse stock split reduced the number of shares outstanding from approximately 74.7 million shares to approximately 1.5 million shares. The reverse stock split did not have any effect on the par value of the Company's common stock. No fractional shares were issued as a result of the reverse stock split. Any fractional shares that would have resulted were settled in cash. All share data herein has been retroactively adjusted for the reverse stock split.

Controlled Equity Offering Sales Agreement with Cantor Fitzgerald ("Cantor")

        On April 14, 2017, the Company entered into the ATM Offering with Cantor acting as sales agent. Under the ATM Offering, the Company may from time to time sell shares of its common stock having an aggregate offering amount up to $30.0 million in "at-the-market" offerings, $8.0 million of which shares are registered for sale under a registration statement on Form S-3, which was declared effective on March 9, 2017. The Company pays Cantor a commission of up to 2.5% of the gross proceeds from the sale of any shares pursuant to the ATM Offering. As of March 31, 2019, the Company had sold 488,685 shares of common stock for net proceeds of $6.1 million under the ATM Offering, of which, 57,205 shares of common stock and net proceeds of $0.4 million was sold in the three months ended March 31, 2019. As a result, the Company had approximately $23.8 million remaining available for future sales under the ATM Offering, but has nil registered for sale as of March 31, 2019.

Common Stock Issued for Acquisition of Alabama Graphite

        As discussed in Note 3 above, on April 23, 2018, the Company issued 232,504 shares of common stock in exchange for 100% of the outstanding shares of Alabama Graphite as part of the purchase consideration paid to acquire Alabama Graphite.

11. STOCK-BASED COMPENSATION

        Stock-based compensation awards consist of stock options, restricted stock units and bonus shares issued under the Company's equity incentive plans which include: the 2013 Omnibus Incentive Plan (the "2013 Plan"), the Amended and Restated 2004 Directors' Stock Option and Restricted Stock Plan (the "2004 Directors' Plan") and the 2004 Stock Incentive Plan (the "2004 Plan"). Upon approval of the 2013 Plan by the Company's stockholders on June 4, 2013, the Company's authority to grant new awards under all plans other than the 2013 Plan was terminated. On July 18, 2017 and April 18, 2019, the Company's stockholders approved amendments to the 2013 Plan to increase the authorized number of shares of common stock available and reserved for issuance under the 2013 Plan by 20,000 shares and 66,000 shares, respectively. Under the 2013 Plan, the Company may grant awards of stock options, stock appreciation rights, restricted stock awards ("RSAs"), restricted stock units ("RSUs"), unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards, other equity-based awards and cash bonus awards to eligible persons. The maximum number of the Company's common stock that may be reserved for issuance under the 2013 Plan is currently 66,278 shares of common stock, plus unissued shares under the prior plans. Equity awards under the 2013 Plan are granted from time to time at the discretion of the Compensation Committee of the Board (the "Committee"), with vesting periods and other terms as determined by the Committee with a maximum term of 10 years. The 2013 Plan is administered by the Committee, which can delegate the administration to the Board, other Committees or to such other officers and employees of the Company as designated by the Committee and permitted by the 2013 Plan.

        As of April 18, 2019, 66,278 shares were available for future issuances under the 2013 Plan. For the three months ending March 31, 2019 and 2018, the Company recorded stock-based compensation expense of $7,719 and $80,673, respectively. Stock compensation expense is recorded in general and administrative expenses.

        In addition to the plans above, upon closing of the Company's acquisition of Anatolia Energy Limited in November 2015, the Company issued 7,495 replacement options and performance shares to the option holders and performance shareholders of Anatolia Energy Limited. The number of replacement options and performance shares was based upon the Black-Scholes value with the exercise prices of the replacement options and performance shares determined using the exchange rate of 0.0001096. The options and performance shares were issued with the same terms and conditions as were applicable prior to the acquisition of Anatolia Energy Limited. As of March 31, 2019, there were 449 replacement options outstanding and no performance shares outstanding.

        In addition to the plans above, upon closing of the Company's acquisition of Alabama Graphite in April 2018, the Company issued 50,168 replacement options and warrants to the option and warrant holders of Alabama Graphite. The number of replacement options and warrants shares was determined using the arrangement exchange rate of 0.0016. The exercise prices for the option and warrant shares were first converted for the exchange rate of 0.0016 and then converted to USD using the exchange rate on December 13, 2017 of 0.77809 (CAD to USD). The options and warrant shares were issued with the same terms and conditions as were applicable prior to the acquisition of Alabama Graphite. As of March 31, 2019, there were 5,568 replacement options and 11,440 replacement warrants outstanding.

11. STOCK-BASED COMPENSATION (Continued)

Stock Options

        The following table summarizes stock options outstanding and changes for the three-month periods ending March 31, 2019 and 2018:

	March 31, 2019		March 31, 2018
	Number of Stock Options	Weighted Average Exercise Price	Number of Stock Options	Weighted Average Exercise Price
Stock options outstanding at beginning of period	19,170	$79.78	5,723	$276.50
Granted	—	—	—	—
Expired	(280)	179.68	(112)	624.00

Stock options outstanding at end of period	18,890	$78.21	5611	$269.50

Stock options exercisable at end of period	18,890	$78.21	1,828	$682.50

        The following table summarizes stock options outstanding and exercisable by stock option plan at March 31, 2019:

	Outstanding Stock Options		Exercisable Stock Options
Stock Option Plan	Number of Outstanding Stock Options	Weighted Average Exercise Price	Number of Exercisable Stock Options	Weighted Average Exercise Price
2004 Plan	96	$1,752.25	96	$1,752.25
2004 Directors' Plan	11	9,332.73	11	9,332.73
2013 Plan	12,766	35.41	12,766	35.41
Replacement Stock Options-Alabama Graphite	5,568	80.96	5,568	80.96
Replacement Stock Options-Anatolia Energy	449	676.22	449	676.22

	18,890	$78.21	18,890	$78.21

Restricted Stock Units

        Time-based and performance-based RSUs are valued using the closing share price of the Company's common stock on the date of grant. The final number of shares issued under performance-based RSUs is generally based on the Company's prior year performance as determined by the Compensation Committee of the Board of Directors at each vesting date, and the valuation of such awards assumes full satisfaction of all performance criteria.

        The following table summarizes RSU activity for the three-month periods ended March 31, 2019 and 2018:

	March 31, 2019		March 31, 2018
	Number of RSUs	Weighted- Average Grant Date Fair Value	Number of RSUs	Weighted- Average Grant Date Fair Value
Unvested RSUs at beginning of period	2,260	$70.00	3,578	$70.00
Granted	—	—	—	—
Forfeited	(565)	70.00	(189)	70.00
Vested	—	—	—	—

Unvested RSUs at end of period	1,695	$70.00	3,389	$70.00

12. EARNINGS PER SHARE

        Basic and diluted loss per common share have been calculated based on the weighted-average shares outstanding during the period. Additionally, potentially dilutive shares of 35,691 were excluded from the calculation of earnings per share because the effect on the basic income per share would be anti-dilutive for the three months ended March 31, 2019.

13. COMMITMENTS AND CONTINGENCIES

        The Company's uranium recovery operations are subject to federal and state regulations for the protection of the environment, including water quality. Future closure and reclamation costs are provided for as each pound of uranium is produced on a unit-of-production basis. The Company reviews its reclamation obligations each year and determines the appropriate unit charge. The Company also evaluates the status of current environmental laws and their potential impact on their accrual for costs. The Company believes its operations are materially compliant with current environmental regulations.

        At any given time, the Company may enter into negotiations to settle outstanding legal proceedings and any resulting accruals will be estimated based on the relevant facts and circumstances applicable at that time. We do not expect that such settlements will, individually or in the aggregate, have a material effect on the Company's financial position, results of operations or cash flows.

14. LEASES

Lease Adoption January 1, 2019

        In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)". This new standard requires lessees to recognize leases on their balance sheets. It also requires a dual approach for lessee accounting under which a lessee accounts for leases as finance leases or operating leases with the recognition of a right-of-use asset and a corresponding lease liability. For operating leases, the lessee recognizes straight-line lease expense. The new lease accounting standard along with the clarifying amendments subsequently issued by the FASB, collectively became effective for the Company on January 1, 2019. The Company adopted the new lease accounting standard by applying the new lease guidance at the adoption date on January 1, 2019, and as allowed under the transition relief provided in ASU 2018-11, elected not to restate comparative periods. In addition, we elected the package of practical expedients for our existing leases as permitted under the transition guidance within the new standard and did not reassess (1) lease classification for existing leases, (2) whether existing contracts contained leases, (3) if any indirect costs were incurred, and (4) whether existing land easements should be accounted for as leases . As of January 1, 2019, in connection with the adoption of the new lease accounting standard, the Company recorded a right-of-use lease asset totaling $595,870 with a corresponding lease liability totaling $599,596.

        The right-of-use asset represents our right to use an underlying asset for the lease term and the lease liability represents our obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term using a discount rate of 9.5%. This rate is the Company's current estimated incremental borrowing rate.

        The Company has operating leases for corporate offices, storage space and equipment. The leases have remaining lease terms of 1 to 5 years, one of which includes an option to extend the corporate office lease for 3 years. Under our corporate office lease, we are required to reimburse the lessor each month for common use expenses such as maintenance and security services. Because these amounts are variable from year to year and not specifically set in the lease terms, they are not included in the

14. LEASES (Continued)

measurement of the right-of-use asset and related lease liability, but rather expensed in the period incurred.

        The Company is party to several leases that are for under one year in length. The majority of these leases are for office equipment, machinery, office space and storage. The Company has elected the short-term lease exemption allowed under the new leasing standards, whereby leases with initial terms of one year or less are not capitalized and instead expensed on a straight-line basis over the lease term. In addition, the Company holds numerous leases related to mineral exploration and production to which it has not applied the new leasing standard. Leases to explore or use minerals and similar nonregenerative resources are specifically excluded by ASC 842-10.

The components of lease expense were as follows:

March 31 2019
(thousands of dollars)
Operating lease cost	$40

Supplemental cash flow information related to leases was as follows:

Three Months Ended March 31, 2019
Cash paid for amounts included in lease liabilities:
(thousands of dollars)
Operating cash flows from operating leases	$39
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$569

Supplemental balance sheet information related to leases was as follows:

(thousands of dollars, except lease term and discount rate)	March 31, 2019
Operating Leases
Operating lease right-of-use assets	$569

Current portion of lease liabilities	$151
Operating lease liabilities—long term portion	424

Total operating lease liabilities	$575

		March 31, 2019
Weighted Average Remaining Lease Term	Operating leases	4.4 Years
Discount Rate	Operating leases	9.5%

14. LEASES (Continued)

	Lease payments by year (In thousands)	Operating Leases
	2019	$117
	2020	159
	2021	161
	2022	162
	2023	94

Maturities of lease liabilities are as follows:	Total lease payments	693
	Less imputed interest	(118)

	Total	$575

        As of March 31, 2019, the Company has $0.6 million in right-of-use assets and $0.6 million in related lease liabilities ($0.2 million of which is current). The most significant operating lease is for the Company's corporate office in Centennial, Colorado, with $0.7 million remaining in undiscounted cash payments through the end of the lease term in 2023. The total undiscounted cash payments remaining on operating leases through the end of their respective terms is $0.7 million.

15. GEOGRAPHIC AND SEGMENT INFORMATION

        The Company currently operates in three reportable segments, which are uranium, lithium and graphite mining activities, including exploration, standby operations and restoration and reclamation activities. As a part of these activities, the Company also explores, evaluates and, if warranted, permits uranium, lithium and graphite properties. The Company's long-term assets were $24.4 million and $25.8 million as of March 31, 2019 and December 31, 2018, respectively. 100% of the long-term assets are located in the United States. The Company reported no revenues during the three months ended March 31, 2019 and March 31, 2018.

        The reportable segments are those operations whose operating results are reviewed by the Chief Executive Officer to make decisions about resources to be allocated to the segment and assess its performance provided those operations pass certain quantitative thresholds. Operations whose revenues, earnings or losses or assets exceed or are expected to exceed 10% of the total consolidated revenue, earnings or losses or assets are reportable segments. Information about current assets and liabilities of the segments has not been provided because the information is not used to assess performance.

        The table below provides a breakdown of the long-term assets by reportable segments as of March 31, 2019 and December 31, 2018:

	March 31, 2019
(thousands of dollars)	Corporate	Uranium	Lithium	Graphite	Total
Net property, plant and equipment	$150	$11,407	$—	$8,972	$20,529
Restricted cash	—	3,740	—	10	3,750
Operating lease right of use assets, non-current	543	26	—	—	569

Total long-term assets	$693	$15,173	$—	$8,982	$24,848

15. GEOGRAPHIC AND SEGMENT INFORMATION (Continued)

	December 31, 2018
(thousands of dollars)	Corporate	Uranium	Lithium	Graphite	Total
Net property, plant and equipment	$162	$11,418	$—	$8,973	$20,553
Restricted cash	—	3,722	—	10	3,732
Notes receivable, non-current	—	1,493	—	—	1,493

Total long-term assets	$162	$16,633	$—	$8,983	$25,778

        The table below provides a breakdown of the reportable segments for the three months ended March 31, 2019 and March 31, 2018. Non-mining activities and other administrative operations are reported in the Corporate column.

	Three Months Ended March 31, 2019
(thousands of dollars)	Corporate	Uranium	Lithium	Graphite	Total
Statement of Operations
Mineral property expenses	$—	$553	$1	$80	$634
General and administrative expenses	1,279	392	—	147	1,818
Sales and marketing expenses	—	—	—	18	18
Accretion of asset retirement costs	—	126	—	—	126
Depreciation and amortization	1	22	—	—	23

Loss from operations	1,280	1,093	1	245	2,619

Other (expense) income	(555)	—	—	—	(555)

Loss before taxes	$(1,835)	$(1,093)	$(1)	$(245)	$(3,174)

	Three Months Ended March 31, 2018
(thousands of dollars)	Corporate	Uranium	Lithium	Graphite	Total
Statement of Operations
Mineral property expenses	$—	$774	$8	$—	$782
General and administrative	1,353	452	—	—	1,805
Acquisition related expenses	755	—	—	—	755
Accretion of asset retirement costs	—	134	—	—	134
Depreciation and amortization	1	33	—	—	34

Loss from operations	2,109	1,393	8	—	3,510

Other income	81	10	—	—	91

Loss before taxes	$(2,028)	$(1,383)	$(8)	$—	$(3,419)

Up to 2,433,090 Units (each consisting of one share of common stock and one warrant to purchase one share of common stock)

Up to 2,433,090 Pre-funded Units (each consisting of one pre-funded warrant to purchase one share of common stock and one warrant to purchase one share of common stock)

Shares of Common Stock Underlying the Warrants
and
Shares of Common Stock Underlying the Pre-Funded Warrants

PROSPECTUS

Dawson James Securities, Inc.

                    , 2019

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses payable by the Company in connection with the registration and sale of the securities being registered. All amounts are estimated except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee	$4,924
FINRA filing fee	$6,594
Printing expense	$20,000
Accounting fees and expenses	$40,000
Legal fees and expenses	$160,000
Transfer agent warrant agent, and registrar fees	$50,000
Miscellaneous fees and expenses	$20,000

Total	$301,518

Item 14.

Indemnification of Directors and Officers

        We are incorporated under the laws of the State of Delaware. Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his or her service as a director or officer of the corporation, or his or her service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him or her, in connection with the defense or settlement of such action, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The Delaware General Corporation Law (the "DGCL") also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the DGCL provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

        Our restated and restated bylaws and restated certificate of incorporation provide for indemnification of our directors and officers and for advancement of litigation expenses to the fullest extent permitted by current Delaware law. In addition, the Company has entered into indemnification agreements with certain directors and officers that provide for indemnification and advancement of litigation expenses to fullest extent permitted by the DCGL.

        We maintain a policy of directors and officers liability insurance which reimburses us for expenses which we may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where we are unable to do so.

        Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to the above, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.

Recent Sales of Unregistered Securities

Acquisition of Alabama Graphite

        On April 23, 2018, the Company completed its acquisition of 100% of the outstanding securities of Alabama Graphite Corp. ("Alabama Graphite"). Each Alabama Graphite ordinary share was exchanged for 0.0016 common share of Westwater. Each warrant and option of Alabama Graphite was also exchanged for warrants and options exercisable for common shares of Westwater on the same terms and conditions as were applicable prior to the Alabama Graphite transaction, except that the exercise price was converted for the 0.0016 share exchange ratio and for the USD exchange rate on the agreement date which was $0.77809 (CAD to USD) on December 13, 2017. The Company issued 232,504 new shares, 7,280 options and 42,888 warrants upon completion of the acquisition in reliance upon an exemption from registration under federal securities laws provided by Section 3(a)(10) of the Securities Act of 1933, as amended (the "Securities Act"), for the issuance and exchange of securities approved after a public hearing on the fairness of the terms and conditions of the exchange by a court of competent jurisdiction at which all persons to whom the securities were issued had the right to appear. The arrangement received approval by the Supreme Court of British Columbia.

Master Exchange Agreement

        On December 5, 2016, the Company entered into a Master Exchange Agreement (as amended, the "Esousa MEA") with Esousa Holdings LLC ("Esousa"). Pursuant to the Esousa MEA, Esousa obtained the unilateral right to acquire shares of the Company's common stock in exchange for one or more convertible promissory notes issued pursuant to that certain loan agreement dated November 13, 2013 (the "RCF Loan") by and among the Company, certain of its subsidiaries and Resource Capital Fund V L.P. ("RCF"), which RCF Loan evidenced $8.0 million of indebtedness of the Company. On December 5, 2016, Esousa acquired $2.5 million of the RCF Loan from RCF and exchanged such amount for 49,751 shares of the Company's common stock. On February 9, 2017, the Company repaid the remaining $5.5 million principal and accrued unpaid interest in cash to retire all of the obligations remaining under the RCF Loan.

        The shares issued under the Esousa MEA were issued pursuant to the exemption from registration set forth in Section 3(a)(9) of the Securities Act, which permits an issuer to exchange new securities for existing securities exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

Issuance Related to the Acquisition of Anatolia Energy Limited

        On June 30, 2016, the Company issued 945 shares of its common stock to Cantor Fitzgerald & Co. in satisfaction of amounts due for financial advisory services in connection with the Company's acquisition of Anatolia Energy Limited. On August 2, 2016, the Company issued 1,013 shares of common stock to a former consultant of Anatolia Energy Limited in satisfaction of amounts due under a consultancy agreement.

        The Westwater shares issued to third parties for services rendered in connection with the Anatolia Energy Limited transaction and under the consultancy agreement were issued pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act.

Aspire Capital Transactions

        On April 8, 2016, the Company entered into a Common Stock Purchase Agreement ("CSPA") with Aspire Capital Fund LLC ("Aspire Capital") to place up to $12.0 million in the aggregate of the Company's common stock on an ongoing basis when required by the Company over a term of 30 months. As consideration for Aspire Capital entering into the CSPA, the Company issued 4,800 shares of its common stock to Aspire Capital upon the Company's receipt of shareholder approval at its Annual General Meeting of Stockholders which was held on June 7, 2016. The Company sold 95,200 shares of common stock for net proceeds of $6.7 million under the April 8, 2016 CSPA. The parties terminated the April 8, 2016 CSPA upon entering into the September 25, 2017 CSPA described below.

        On September 25, 2017, the Company entered into another CSPA with Aspire Capital to place up to $22.0 million in the aggregate of the Company's common stock on an ongoing basis when required by the Company over a term of 30 months. As consideration for Aspire Capital entering into the September 25, 2017 CSPA, the Company issued 17,600 shares of its common stock to Aspire Capital. On September 27, 2017, pursuant to the September 25, 2017 CSPA and after satisfaction of certain commencement conditions, Aspire Capital made an initial purchase of 28,571 shares of common stock for which the Company received net proceeds of $2.0 million. Through its termination on June 14, 2018, Aspire Capital purchased an additional 54,502 shares of common stock for which the Company received net proceeds of $1.5 million.

        The issuance of the commitment shares and other shares of common stock to Aspire Capital under the CSPAs was exempt from registration under the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

Other Acquisitions and Consulting Arrangements

        On April 18, 2018, the Company issued 4,000 shares of common stock, with a fair value on the date of issuance of $114,000 for an option agreement to purchase a block of unpatented placer mining claims covering an area of approximately 3,000 acres within the Columbus Salt Marsh area of Esmeralda County, Nevada. All such shares were issued pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act.

        On May 3, 2018, the Company issued 3,455 shares of common stock, with a fair value on the date of issuance of $95,000, for consideration of consulting services that were provided to the Company over the ensuing twelve months. All such shares were issued pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act.

        On February 28, 2017, the Company issued 3,000 shares of its common stock to an investor relations consulting firm as consideration for 12 months of investor relations consulting. All such shares were issued pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act.

Item 16.

Exhibits and Financial Statement Schedules

Exhibit Number		Description
1.1	†	Form of Placement Agency Agreement, dated as of , 2019, between the Company and Dawson James Securities, Inc.
1.2
Controlled Equity OfferingSM Sales Agreement, dated April 14, 2017, between the Company and Cantor Fitzgerald & Co. (incorporated by reference to Exhibit 1.1 to the Company's Current Report on Form 8-K filed on April 17, 2017).
2.1
Asset Purchase Agreement, dated March 5, 2019, among the Company, Uranium Royalty (USA) Corp., and Uranium Royalty Corp. (incorporated by reference to Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019).
3.1
Restated Certificate of Incorporation of the Company, as amended through August 21, 2017 (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017).
3.2
Amended and Restated Bylaws of the Company, as amended August 21, 2017 (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017).
4.1	†	Form of warrant.
4.2	†	Form of warrant agency agreement.
4.3	†	Form of pre-funded warrant.
4.4	†	Form of placement agent warrant.
4.5		Form of options expiring October 8, 2019 (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K filed on November 13, 2015).
4.6		Form of options expiring January 20, 2020 (incorporated by reference to Exhibit 4.7 to the Company's Current Report on Form 8-K filed on November 13, 2015).
4.7		Form of options expiring June 30, 2019 (incorporated by reference to Exhibit 4.11 to the Company's Current Report on Form 8-K filed on November 13, 2015).
5.1	‡	Opinion of Hogan Lovells US LLP as to the legality of the securities being registered.
10.1		Westwater Resources, Inc. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.35 to the Company's Quarterly Report on Form 10-QSB/A for the quarterly period ended September 30, 2005).
10.2
Amended and Restated 2004 Directors' Stock Option Plan dated April 10, 2007 (incorporated by reference to Exhibit 10.43 to the Company's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed April 11, 2007, SEC File No. 333-133960)
10.3
Amended and Restated 2004 Directors' Stock Option and Restricted Stock Plan dated April 1, 2010 (incorporated by reference to Exhibit 10.43.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010).

Exhibit Number		Description
10.4		Westwater Resources, Inc. 2013 Omnibus Incentive Plan, as amended (incorporated by reference to Appendix C to the Company's Definitive Proxy Statement on Schedule 14A filed on February 25, 2019).
10.5		Form of Restricted Stock Agreement under the Company's 2013 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed on June 7, 2013).
10.6
Form of Non-Qualified Stock Option Agreement under the Company's 2013 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed on June 7, 2013).
10.7		Form of Restricted Stock Unit Agreement under the Company's 2013 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed on June 7, 2013).
10.8
Form of Deferred Stock Unit Agreement For Non-Employee Directors under the Company's 2013 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017).
10.9
Employment Agreement, dated March 12, 2013, between the Company and Christopher M. Jones (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013).
10.10
Employment Agreement, effective June 14, 2013, between the Company and Jeffrey L. Vigil (incorporated by reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013).
10.11
First Amendment to Employment Agreement, effective May 22, 2017, between the Company and Jeffrey L. Vigil (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017).
21.1		Subsidiaries of Registrant (incorporated by reference to Exhibit 21.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2018).
23.1	‡	Consent of Hogan Lovells (included in Exhibit 5.1).
23.2	‡	Consent of Moss Adams LLP.
24		Power of Attorney (included on signature page to Registration Statement on Form S-1 filed April 24, 2019, SEC File No. 333-231015).
101.INS	‡	XBRL Instance Document
101.SCH	‡	XBRL Taxonomy Extension Schema Document
101.CAL	‡	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	‡	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	‡	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	‡	XBRL Taxonomy Extension Presentation Linkbase Document

†
Filed herewith.

‡
Previously filed.

Item 17.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

  2.
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  4.
  That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  5.
  That, for purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  6.
  That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(e)
The undersigned registrant hereby undertakes that: (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective. (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Centennial, State of Colorado, on May 16, 2019.

WESTWATER RESOURCES, INC.

By:	/s/ JEFFREY L. VIGIL
	Name:	Jeffrey L. Vigil
	Title:	Vice President—Finance and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ CHRISTOPHER M. JONES Christopher M. Jones		President and Chief Executive Officer and Director	May 16, 2019
/s/ JEFFREY L. VIGIL Jeffrey L. Vigil		Vice President—Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	May 16, 2019
* Terence J. Cryan		Chairman	May 16, 2019
* Marvin K. Kaiser		Director	May 16, 2019
* Tracy D. Pagliara		Director	May 16, 2019
* Karli S. Anderson		Director	May 16, 2019
*By:	/s/ JEFFREY L. VIGIL Jeffrey L. Vigil, Attorney-in-Fact